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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222659

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor does it solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 4, 2019.

Prospectus Supplement
(to Prospectus dated January 23, 2018)

US$250,000,000

GDS Holdings Limited

         We are offering American depositary shares, or ADSs, in this offering, each ADS representing eight of our Class A ordinary shares, par value US$0.00005 per share with an aggregate total public offering price of approximately US$250.0 million. Based on an assumed public offering price of US$46.30 per ADS, the closing price of our ADSs on the Nasdaq Global Market on December 3, 2019, we would expect to issue and sell 5,399,568 ADSs. We will receive all of the net proceeds from this offering.

         Our ADSs are listed on the Nasdaq Global Market under the symbol "GDS."

         Our outstanding share capital consists of Class A ordinary shares, Class B ordinary shares and preferred shares. The rights of the holders of our Class A ordinary shares and our Class B ordinary shares are virtually identical other than with respect to voting, conversion and director nomination rights. Each of our Class A and Class B ordinary shares is entitled to one vote per share except that each Class B ordinary share is entitled to 20 votes with respect to (i) the election of a simple majority of our directors and (ii) any change to our articles of association that would adversely affect the rights of the holders of Class B ordinary shares at general meetings of our shareholders. Each Class B ordinary share is convertible at any time into one Class A ordinary share. For so long as there are Class B ordinary shares outstanding, the holders of Class B ordinary shares will also have the right to nominate one less than a simple majority, or five, of the directors to our board of directors, which directors shall be subject to the voting arrangements described above. See "Description of Share Capital" in the accompanying prospectus.

         Investing in the ADSs involves a high degree of risk. See the "Risk Factors" beginning on page S-22 of this prospectus supplement.

         Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE US$            PER ADS

	Per ADS	Total

Public offering price	US$	US$

Underwriting discounts and commissions(1)	US$	US$

Proceeds to us (before expenses)	US$	US$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

         We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase additional ADSs, representing an aggregate total public offering price of approximately US$37.5 million from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

         STT GDC Pte Ltd., or STT GDC, one of our major shareholders which is affiliated with, and has the right to appoint, certain of our directors, has indicated an interest in purchasing up to approximately US$103.5 million of ADSs in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no ADSs to STT GDC, and STT GDC could determine to purchase more, less or no ADSs in this offering. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by STT GDC as they will on any other ADSs sold to the public in this offering.

         The underwriters expect to deliver the ADSs against payment in New York, New York on or about                  , 2019.

Joint Book-Running Managers

J.P. Morgan	RBC Capital Markets	BofA Securities	Haitong International

Prospectus Supplement dated                  , 2019.

PROSPECTUS SUPPLEMENT

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the United States Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. Neither we nor the underwriters are making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference

i

in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated January 23, 2018 included in the registration statement on Form F-3 (No. 333-222659), which provides more general information.

        To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, references to:

  •
  "ADSs" are to our American depositary shares, each of which represents eight Class A ordinary shares, and "ADRs" are to the American depositary receipts that evidence our ADSs;

  •
  "area committed" are to the net floor area of data centers in service for which agreements from customers remain in effect;

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  "area held for future development" are to the estimated data center net floor area that we expect to be able to develop on land, at buildings and pursuant to development or lease agreements which we have secured, but which are not under construction;

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  "area in service" are to the net floor area of data centers in service for which one or more modules have been equipped and fitted out ready for utilization by customers;

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  "area pre-committed" are to the net floor area of data centers under construction for which agreements from customers remain in effect;

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  "area utilized" are to the net floor area of data centers in service that is also revenue generating pursuant to customer agreements in effect;

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  "area under construction" are to the net floor area of data centers which are under construction and are not yet ready for service;

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  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus supplement only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

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  "commitment rate" are to the ratio of area committed to area in service;

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  "GIC" are to GIC Private Limited, Singapore's sovereign wealth fund;

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  "joint venture data centers" are to self-developed data centers in which we intend to sell an equity interest on completion to our joint venture partner, GIC;

  •
  "ordinary shares" are to, collectively, our Class A ordinary shares and Class B ordinary shares, par value US$0.00005 per share;

  •
  "pre-commitment rate" are to the ratio of area pre-committed to area under construction;

  •
  "RMB" or "Renminbi" are to the legal currency of China;

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  "self-developed data centers" are to data centers that we have either purpose-built, acquired while under construction and completed, or converted from existing buildings to fit our standards;

  •
  "sqm" are to square meters;

  •
  "third-party data centers" are to data center net floor area that we lease on a wholesale basis from other data center providers and use to provide data center services to our customers;

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  "Tier 1 markets" are to the areas in and around the cities of Shanghai, Beijing, Shenzhen, Guangzhou, Hong Kong and Chengdu;

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  "total area committed" are to the sum of area committed and area pre-committed;

  •
  "US$," "U.S. dollars," or "dollars" are to the legal currency of the United States;

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  "utilization rate" are to the ratio of area utilized to area in service; and

  •
  "we," "us," "our company" and "our" are to GDS Holdings Limited and its subsidiaries and consolidated affiliated entities, as the context requires.

        Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares exclude Class A ordinary shares issuable upon (i) the exercise of options outstanding under our share incentive plans, (ii) conversion of our convertible senior notes and (iii) conversion of our convertible preferred shares.

        We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Prospectus Supplement Summary", "Risk Factors", "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein or included in our Annual Report on Form 20-F for the year ended December 31, 2018 incorporated by reference in this prospectus supplement and the accompanying prospectus. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included in this prospectus supplement relate to, among others:

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  our goals and strategies;

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  our expansion plans;

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  our future business development, financial condition and results of operations;

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  the expected growth of the data center and cloud services market;

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  our expectations regarding demand for, and market acceptance of, our services;

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  our expectations regarding keeping and strengthening our relationships with customers;

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  the completion of our proposed acquisition transactions, including the regulatory approvals and other conditions that must be satisfied or waived in order to complete the acquisition transactions;

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  the completion of the process of enhancing the structure of our variable interest entities, or the VIE Enhancement;

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  international trade policies, protectionist policies and other policies that could place restrictions on economic and commercial activity;

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  general economic and business conditions in the regions where we operate; and

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  assumptions underlying or related to any of the foregoing.

        In addition, any projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus supplement. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus supplement relate only to events or information as of the date on which the statements are made in this prospectus supplement. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement and the documents that we have referred to in this prospectus supplement and have filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the ADSs. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section titled "Risk Factors" and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other financial information appearing elsewhere in or incorporated by reference in this prospectus supplement.

Overview

        We are a leading developer and operator of high-performance data centers in China. Our facilities are strategically located in China's primary economic hubs where demand for high-performance data center services is concentrated. We also build-to-suit and operate data centers at non-core locations selected by our customers in order to fulfill their broader requirements. Our data centers have large net floor area, high power capacity, density and efficiency, and multiple redundancy across all critical systems. We are carrier and cloud-neutral, which enables our customers to connect to all major PRC telecommunications carriers, and to access a number of the largest PRC cloud service providers, whom we host in our facilities. We offer colocation and managed services, including direct private connection to major public cloud platforms and cloud infrastructure and solutions. We have a 19-year track record of service delivery, successfully fulfilling the requirements of some of the largest and most demanding customers for outsourced data center services in China. Our base of approximately 615 customers consists predominantly of cloud service providers, large internet companies, financial institutions, telecommunications and IT service providers, and large domestic private sector and multinational corporations. As of September 30, 2019, we had an aggregate net floor area of 198,097 sqm in service, 91.7% of which was committed, and an aggregate net floor area of 84,765 sqm under construction, 71.6% of which was pre-committed. As of the same date, we had a further aggregate net floor area of approximately 8,000 sqm under construction, 100.0% of which was pre-committed, at joint venture data centers which we are building-to-suit for one of our largest customers.

        We believe the market for high-performance data center services in China is experiencing strong growth. Demand is driven by the confluence of several secular technological, economic and industry trends, including: rapid growth of the internet, e-commerce, e-payments, cloud computing and big data; rising adoption of new technologies such as 5G, virtual and augmented reality, artificial intelligence, blockchain and the internet of things; increasing criticality of information technology and data in the enterprise environment; and growing reliance by enterprises on outsourcing as a solution to the increasing complexity and cost of managing mission-critical IT infrastructure. To satisfy this demand requires data centers which are large-scale, both in terms of net floor area and power capacity, and highly reliable and efficient. We believe that, as a result of this strong demand and the challenges of sourcing, developing and operating new facilities that meet the required standard, there is a relative scarcity of high-performance data center capacity in China.

        Our portfolio of data centers and secured expansion capacity are strategically located to address this growing demand. We develop and operate our data centers to service our customers predominantly in and around Shanghai, Beijing, Shenzhen, Guangzhou, Hong Kong and Chengdu, the primary financial, commercial, industrial and communications hubs in each region of China. We refer to the areas in and around these hubs as Tier 1 markets. Our data centers are located in close proximity to the corporate headquarters and key operation centers of many large enterprises, providing convenient access for our customers. Furthermore, the extensive multi-carrier telecommunications networks in these markets enable our customers to enhance the performance and lower the cost of connectivity to our facilities. In addition to our presence in core markets, we build-to-suit and operate our own data centers and joint venture data centers at campuses in Hebei and Jiangsu provinces and Inner Mongolia autonomous region for one of our largest customers.

        Our data centers are large-scale, highly reliable and highly efficient facilities that provide a flexible, modular and secure operating environment in which our customers can house, power and cool the computer systems and networking equipment that support their mission-critical IT infrastructure. We install large power capacity and optimize power usage efficiency, which enables our customers to deploy their IT infrastructure more efficiently and reduce their operating and capital costs. As a result of our advanced data center design, high technical specifications and robust operating procedures, we are able to make service level commitments related to service availability and other key metrics that meet our customers' required standards.

        We currently serve approximately 615 customers, including cloud service providers and large internet companies, a diverse community of financial institutions, telecommunications and IT service providers and large domestic private sector and multinational corporations, many of which are leaders in their respective industries. We host a number of the largest cloud service providers operating in China, which are present in several of our data centers. Contracts with our cloud service provider and large internet customers generally have terms of three to ten years, while contracts with our financial institution and enterprise customers typically have terms of one to five years.

        As of September 30, 2019, we operated thirty self-developed data centers with an aggregate net floor area of 188,392 sqm in service. We also operated capacity at approximately nineteen third-party data centers with an aggregate net floor area of 9,705 sqm in service, which we lease on a wholesale basis and use to provide colocation and managed services to our customers. As of the same date, we had a further thirteen new self-developed data centers with an aggregate net floor area of 84,765 sqm under construction. As of the same date, we also had a further two joint venture data centers with an aggregate net floor area of approximately 8,000 sqm under construction. In addition, we had an estimated aggregate developable net floor area of approximately 160,000 sqm held for future development and had entered into a memorandum of understanding for leasing of three data center shell buildings that we expect to provide us with additional net floor area of approximately 30,000 sqm. Our net revenue and results of operations are largely determined by the degree to which data center space is committed or pre-committed as well as its utilization. We had commitment rates of 91.8% and 94.9% as of December 31, 2017 and 2018, respectively. Our commitment rate of area in service was 91.7% at the end of the third quarter of 2019, compared with 96.3% at the end of the third quarter of 2018. We had utilization rates of 60.9% and 67.6% as of December 31, 2017 and 2018, respectively. Our utilization rate of area in service was 69.6% at the end of the third quarter of 2019, compared with 68.3% at the end of the third quarter of 2018. The difference between commitment rate and utilization rate is primarily attributable to customers who have entered into agreements but have not yet started to use revenue generating services.

        We have experienced significant growth in recent years. Our net revenue grew from RMB1,616.2 million in 2017 to RMB2,792.1 million (US$390.6 million) in 2018, representing an increase of 72.8%, and increased from RMB1,962.6 million in the nine months ended September 30, 2018 to RMB2,943.2 million (US$411.8 million) in the same period in 2019, representing an increase of 50.0%. Our net loss increased from RMB326.9 million in 2017 to RMB430.3 million (US$60.2 million) in 2018, and increased from RMB307.4 million in the nine months ended September 30, 2018 to RMB338.4 million (US$47.3 million) in same period in 2019. Our adjusted EBITDA increased from RMB512.3 million in 2017 to RMB1,046.5 million (US$146.4 million) in 2018, and increased from RMB714.7 million in the nine months ended September 30, 2018 to RMB1,295.3 million (US$181.2 million) in the same period in 2019. Our net loss decreased from RMB119.4 million in the three months ended September 30, 2018 to RMB108.6 million (US$15.2 million) in the same period in 2019. Our adjusted EBITDA also increased from RMB301.2 million in the three months ended September 30, 2018 to RMB483.7 million (US$67.7 million) in the same period in 2019. As of

December 31, 2017, 2018 and September 30, 2019, our accumulated deficit was RMB1,185.6 million, RMB1,615.1 million (US$226.0 million) and RMB1,953.5 million (US$273.3 million), respectively. For a discussion of adjusted EBITDA, a non-GAAP financial metric, and a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP metric, see "Summary Historical Consolidated Financial Data—Non-GAAP Measures."

Our Strengths

        We believe that the following strengths contribute to our success and differentiate us from our competitors:

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  large-scale, high-performance data centers strategically located in our Tier 1 markets;

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  unique partnership with GIC for build-to-suit data centers at non-core locations selected by customers;

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  first-mover with a proven track record and reputation for operational excellence;

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  well-established and rapidly expanding relationships with large and fast-growing customers;

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  large secured expansion capacity and proven ability to source and develop additional data centers;

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  unique value proposition in managed cloud services that complements our core colocation services; and

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  visionary and experienced management team supported by sophisticated strategic investors.

Our Strategies

        We aim to be the hub for cloud computing in China and to capitalize on the attractive growth opportunities in China's data center services market. We intend to achieve our goal through the following strategies:

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  expand our unique portfolio of strategically located high-performance data centers in Tier 1 markets;

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  pursue balanced sourcing strategy to maintain continuous competitive supply;

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  capitalize on rising adoption of cloud computing and the digital economy in China;

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  increase market share by attracting new large and fast-growing customers, while expanding with existing customers;

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  leverage the presence of cloud and enterprise customers within our data centers to build interconnected ecosystems;

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  deepen relationships with strategic customers by fulfilling their broader requirement for build-to-suit data centers at non-core locations selected by them;

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  continue to seek talents to further strengthen our management; and

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  continue to focus relentlessly on operational excellence and capital efficiency.

Our Challenges

        Our business and successful execution of our strategies are subject to certain challenges, risks and uncertainties including:

  •
  a potential slowdown in the demand for data center resources or managed services;

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  our ability to manage the growth of our operations and successfully implement our expansion plan;

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  having a long selling and implementation cycle for our services that requires us to make significant capital expenditures and resource commitments prior to recognizing revenue for those services;

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  our ability to expand our service offerings;

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  we have a long selling cycle for our services, which typically requires significant investment of capital, human resources and time by both our customers and us;

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  the data center business is capital-intensive, and we expect our capacity to generate capital will be insufficient to meet our anticipated capital requirements;

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  our substantial level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness;

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  the possibility that we will continue to incur net losses;

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  the potential for a significant or prolonged failure in the data center facilities we operate or services we provide;

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  our ability to attract new customers and retain existing customers; and

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  our ability to compete effectively.

        In addition, we face risks and uncertainties related to our corporate structure and regulatory environment in China, including:

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  regulations on foreign investment restriction and value-added telecommunications services, according to which we have been non-compliant in the past;

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  risks associated with our control over our consolidated variable interest entities, or VIEs, in China, which is based on contractual arrangements rather than equity ownership;

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  the increasingly stringent requirements under PRC laws and regulations with respect to the regulatory approvals for the development and operation of data centers in certain cities of the Tier 1 markets; and

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  changes in the political and economic policies of the PRC government.

        We also face other risks and uncertainties that may materially affect our business, financial conditions, results of operations and prospects. You should consider the risks discussed in "Risk Factors" and elsewhere in this prospectus supplement before investing in our ADSs.

Quarterly Key Performance Indicators

        Our net revenue and results of operations are largely determined by the amount of data center area in service, the degree to which data center space is committed or pre-committed as well as its utilization. The following table sets forth our key performance indicators on a quarterly basis in 2017,

2018 and 2019, starting from the three months ended December 31, 2017 and ending with the three months ended September 30, 2019.

(Sqm, %)	As of December 31, 2017		As of March 31, 2018		As of June 30, 2018		As of September 30, 2018		As of December 31, 2018		As of March 31, 2019		As of June 30, 2019		As of September 30, 2019
Area in service	101,258		103,475		127,984		147,342		160,356		171,515		180,441		198,097
Area under construction	24,505		40,357		41,023		43,718		65,201		65,736		78,373		84,765	(2)
Area committed	92,961	(1)	97,068	(1)	122,306	(1)	141,931	(1)	152,163	(1)	164,747	(1)	169,010	(1)	181,745	(1)
Area pre-committed	9,567	(1)	25,751	(1)	20,759	(1)	19,868	(1)	31,580	(1)	35,084	(1)	51,808	(1)	60,690	(1)(2)
Total area committed	102,528	(1)	122,819	(1)	143,065	(1)	161,799	(1)	183,743	(1)	199,831	(1)	220,818	(1)	242,435	(1)(2)
Commitment rate	91.8%		93.8%		95.6%		96.3%		94.9%		96.1%		93.7%		91.7%
Pre-commitment rate	39.0%		63.8%		50.6%		45.4%		48.4%		53.4%		66.1%		71.6%	(2)
Area utilized	61,713		66,905		86,665		100,679		108,326		118,050		127,107		137,820
Utilization rate	60.9%		64.7%		67.7%		68.3%		67.6%		68.8%		70.4%		69.6%

(1)
Includes data center area for which we have entered into non-binding agreements or letters of intent with, or have received other confirmations from, certain customers.

(2)
Excludes approximately 8,000 sqm relating to joint venture data centers which were under construction and 100% pre-committed as of September 30, 2019.

Recent Developments

Acquisition of BJ10, BJ11 and BJ12

        In December 2019, we entered in to an equity purchase agreement to acquire all of the equity interests in Lanting (Beijing) Information Science and Technology Co., Ltd. and its subsidiary, Lanting Xuntong (Beijing) Science and Technology Co., Ltd. (collectively, the "Lanting Entities"), from third parties (the "Acquisition"). The total enterprise value of the Lanting Entities is approximately RMB2,490.0 million (US$348.4 million), including a portion which is contingent upon future performance. We have agreed to pay a purchase price equal to the total enterprise value, plus assumed certain receivables and less assumed liabilities at closing, pursuant to the terms and conditions of the equity purchase agreement. The total cash consideration we expect to pay based on the foregoing is approximately RMB785.1 million (US$109.8 million), including approximately RMB185.0 million (US$25.9 million) which is contingent upon future performance. We intend to fund the total cash consideration and assumed liabilities of the Acquisition with a portion of the net proceeds from this offering. See "Use of Proceeds." The Lanting Entities own three data centers on a campus in the Shunyi district of Beijing, around 8 kilometers away from our existing Beijing 5 data center, with a total area in service and under construction of approximately 19,700 sqm, which is 100% committed or pre-committed by two of our current largest customers. The total enterprise value as noted above was calculated assuming that the three data centers are complete, fully fitted and equipped in accordance with the specifications required under the existing customer contracts. We expect to complete the Acquisition in the first half of 2020, subject to customary closing conditions.

        The first data center, which we refer to as Beijing 10, or BJ10, has a net floor area of approximately 6,400 sqm. It entered service in late 2017 and is currently approximately 95% utilized. The second data center, which we refer to as Beijing 11, or BJ11, has a net floor area of approximately 6,500 sqm. It entered service in late 2018 and is currently over 60% utilized. The third data center, which we refer to as Beijing 12, or BJ12 has a net floor area of approximately 6,800 sqm. It is under construction and is expected to enter service in the first half of 2020. We expect the three data centers to be fully utilized and billable no later than June 30, 2022.

        Around 67% of the aggregate capacity of BJ10, BJ11, and BJ12 is committed or pre-committed by a leading short video streaming company, an existing hyperscale customer of GDS since earlier 2019, and around 33% by one of China's largest internet companies, a top five customer by net revenue of GDS for several years.

        As part of our evaluation of the Acquisition, we calculated an estimate of the annualized net revenue of BJ10, BJ11, and BJ12 by multiplying the total amount of capacity committed and pre-committed under the existing customer contracts by the unit selling prices for such capacity as stated in the contracts. Furthermore, in the case of one existing customer contract where power usage is metered and charged separately, we estimated the additional annualized net revenue from power usage by multiplying the unit power tariff stated in the contract by an assumed average power utilization rate of 60% of total power committed under the contract. The assumed average power utilization rate is in line with the same customer's actual power utilization rate in other similar GDS data centers where the customer has a presence. Our estimate of the annualized net revenue of BJ10, BJ11, and BJ12 assumes that all of the capacity committed or pre-committed under the existing customers contracts is delivered and fully billable in accordance with the terms of such contracts. On the basis of the foregoing, our estimate of the annualized net revenue of BJ10, BJ11, and BJ12 is approximately RMB550 million in aggregate. Furthermore, we believe that over the long term we will be able to operate BJ10, BJ11, and BJ12 to achieve a similar level of Net Operating Income margin, or NOI margin, as we currently achieve on average across our portfolio.

        We caution you not to place undue reliance on our estimate of annualized net revenue because it is based on data made available to us during the diligence process in connection with the Acquisition and includes a number of assumptions, including that all of the existing customer contracts remain in full force and effect and that the capacity committed or pre-committed under the existing customers contracts is delivered and fully billable in accordance with the terms of such contracts. Annualized net revenue may differ from our expectations based on numerous factors, including customer defaults and early terminations, difficulties in operating BJ10, BJ11, and BJ12 or in collecting anticipated revenue, and penalties as result of our failure to adhere to service level parameters in the existing customer contracts, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein.

        We cannot assure you that we will complete the Acquisition on the terms described herein or at all. The completion of this offering is not contingent upon the completion of the Acquisition, and the completion of the Acquisition is not contingent upon the completion of this offering. See "Risk Factors" elsewhere in this prospectus supplement.

Other Acquisitions

Acquisition of greenfield land in Kunshan for data center development

        In November 2019, we entered into an equity purchase agreement to acquire all of the equity interests in a target company, Suzhou Xin Wei Chuang Ye Science and Technology Development Management Co., Ltd., which, together with its subsidiary, owns the land use right of two parcels of greenfield land of approximately 33,000 sqm in Kunshan, Jiangsu province, China, from a third party for a consideration of RMB70.0 million (US$9.8 million), subject to adjustment depending on the target company's financial position on the closing date. The completion of the acquisition is subject to customary closing conditions. As of the date of this prospectus supplement, the acquisition has not been completed.

Acquisition of buildings in Shanghai for data center development

        In November 2019, we entered into a non-binding memorandum of understanding to acquire all of the equity interests in a target company whose PRC subsidiary owns industrial buildings which have a gross floor area of approximately 37,000 sqm in Shanghai, China, from a third party for a consideration of RMB330.0 million (US$46.2 million), subject to adjustment depending on the target company's financial position on the closing date. We are in the process of finalizing the definitive legal agreement for this acquisition as of the date of this prospectus supplement.

        In November 2019, we entered into a binding memorandum of understanding, to purchase from a third party certain buildings with a total gross floor area of approximately 100,000 sqm located in Pujiang Area, Minhang District of Shanghai, for a consideration of approximately RMB 650.0 million (US$90.9 million). As of the date of this prospectus supplement, we are in the process of negotiating the definitive legal agreement for this transaction.

Acquisition of greenfield land in Changshu for data center development

        In November 2019, we won the bid to purchase a parcel of greenfield land of approximately 67,000 sqm in the city of Changshu, Jiangsu province, located approximately 70 kilometers from Shanghai, China, from the local government for a consideration of RMB19.9 million (US$2.8 million) which is the first portion of the parcel of land of approximately 140,000 sqm that we plan to acquire pursuant to the framework agreement that we entered into with the local government in November 2018. As of the date of this prospectus supplement, we are in the process of entering into a land use right grant contract for the foregoing land parcel with the local government.

Acquisition of a data center project company in Huizhou

        In November 2019, we consummated the acquisition of all equity interests in a project company, Huizhou Jiacheng Information Communications & Technology Co., Ltd., or Huizhou Jiacheng, from third parties for a consideration of RMB18.0 million (US$2.5 million), including contingent considerations of RMB6.0 million (US$0.8 million). The project company holds a leased property to be converted into a data center we refer to as Huizhou 1 data center or HZ1 in Huizhou, Guangdong Province, China, which is approximately 50 kilometers from Shenzhen.

Acquisition of GZ6 data center

        In October 2019, we consummated the acquisition of all equity interests in a target company, Guangzhou Yinwu Data Science & Technology Co., Ltd., or Guangzhou Yinwu, from a third party for a consideration of RMB436.3 million (US$61.0 million), including contingent consideration of RMB246.3 million (US$34.5 million). The target company owns a data center which we refer to as Guangzhou 6 or GZ6 in Guangzhou, Guangdong Province, China. GZ6 has a net floor area of approximately 6,700 sqm. The data center recently entered into service.

Acquisition of brownfield site in Hong Kong for data center development

        In September 2019, we entered into a property purchase agreement to acquire a brownfield site located in Kwai Chung, New Territories, Hong Kong, nearby our existing Hong Kong 1 data center development, for a purchase price of RMB793.8 million (US$111.1 million). As of the date of this prospectus supplement, the acquisition has not been completed.

Acquisition of BJ9 data center

        In August 2019, we entered into an equity purchase agreement to acquire all of the equity interests in a target company, Beijing Ruiwei Cloud Computing Science & Technology Co., Ltd., from a third party for a consideration of RMB797.3 million (US$111.5 million), subject to adjustment pursuant to the terms and conditions of the equity purchase agreement. The target company owns a data center which we refer to as Beijing 9 or BJ9 in Beijing, China. BJ9 has a net floor area of approximately 8,000 sqm and is in service. The completion of the acquisition is subject to customary closing conditions. As of the date of this prospectus supplement, the acquisition has not been completed.

Acquisition of greenfield land in Langfang for data center development

        In July 2019, we entered into a land use right grant contract to purchase the land use right of a parcel of greenfield land of approximately 20,000 square meters in the city of Langfang, Hebei Province, located approximately 50 kilometers from Beijing, China, from the local government, for a consideration of RMB14.3 million (US$2.0 million), which is the first part of two parcels of land of approximately 127,000 sqm in the aggregate that we plan to acquire pursuant to the framework agreement that we entered into with the local government in February 2019. The developable net floor area estimates are subject to a number of contingencies and uncertainties. We are currently developing a data center which we refer to as Langfang 3 or LF3 on this land and plan to develop additional data centers on the same site.

        Except for the acquisition of the data center target company in Huizhou and GZ6, the above acquisitions may not be consummated on the terms described herein or at all. We cannot assure you that, if the above acquisitions are consummated, we will be able to develop and/or operate the acquired properties on terms described herein or at all.

VIE Enhancement

        Due to PRC regulations that limit foreign equity ownership of entities providing value-added telecommunication services, or VATS, to no more than 50%, and the inclusion of IDC services within the scope of VATS, we conduct a substantial part of our business in China through contractual arrangements among GDS (Shanghai) Investment Co., Ltd. (formerly known as "Shanghai Free Trade Zone GDS Management Co., Ltd."), or GDS Investment Company and two variable interest entities, or VIEs, namely Beijing Wanguo Chang'an Science & Technology Co., Ltd., or GDS Beijing, and Shanghai Shu'an Data Services Co., Ltd., or GDS Shanghai, and their shareholders. The contractual arrangements provide us with effective control over the VIEs and their subsidiaries, and enable us to receive substantially all of the economic benefits of the VIEs and their subsidiaries in consideration for the services provided to the VIEs by our wholly-owned PRC subsidiaries. Under the contractual arrangements, we have the right to replace the directors and shareholders of the VIEs with our own nominees at any time and an exclusive option to purchase all of the equity interest in the VIEs when permissible under PRC laws. Currently, GDS Beijing and GDS Shanghai are wholly owned by our chairman and chief executive officer, Mr. William Wei Huang, and one of his relatives.

        In order to enhance corporate governance and facilitate administration of the VIEs, our board of directors, or the board, has decided to approve the transfer of ownership of the 100% equity interest of GDS Beijing and GDS Shanghai from Mr. William Wei Huang and his relative to a newly established holding company, Shanghai Xinwan Enterprise Management Co., Ltd., or Management HoldCo, 100% of the equity interest in which will in turn be owned by a number of management personnel designated by the board.

        Initially, there will be five individual management shareholders, each holding a 20% equity interest in Management HoldCo, namely Yilin Chen (senior vice president, product and service), Yan Liang (senior vice president, operation and delivery), Liang Chen (senior vice president, data center design), Andy Wenfeng Li (general counsel, compliance officer, and company secretary) and Qi Wang (head of cloud and network business). In conjunction with the transfer of ownership, we will, through GDS Investment Company, enter into a set of contractual arrangements with Management HoldCo, its shareholders, GDS Beijing and GDS Shanghai which mirror the existing contractual arrangements with GDS Beijing and GDS Shanghai. We will also replace the sole director of GDS Shanghai and certain subsidiaries of GDS Beijing with a board of three directors. Mr. William Wei Huang will act as the chairman of the board of directors of Management HoldCo, GDS Investment Company, GDS Beijing and GDS Shanghai and their subsidiaries, respectively.

        We believe that the proposed restructuring plan reduces risk by allocating ownership of the VIEs among a larger number of management shareholders, strengthens corporate governance with the establishment of the board of directors in the VIEs and its subsidiaries, and creates a more stable and self-sustaining ownership structure by removing reliance on a single or small number of natural persons, and placing the ownership of the VIEs within a larger number of people related to us with additional layer of legal entities, creating an institutional structure that is tied to our management and culture.

        We have been advised by our PRC legal counsel, King & Wood Mallesons, that the proposed restructuring plan does not violate any current applicable PRC laws or regulations. We believe such restructuring would not give rise to any material tax charges and the consolidation of the VIEs will not be affected under the relevant accounting rules.

        The board has approved the proposed restructuring plan. We have obtained all requisite consents from our lenders for the above restructuring pursuant to the relevant facility agreements and are currently proceeding with the required PRC regulatory filings and registrations for the proposed restructuring plan. The entire process is expected to be completed within approximately three months.

Other Recent Developments

        In August 2019, we entered into a strategic cooperation framework agreement with GIC, Singapore's sovereign wealth fund, to develop and operate hyperscale build-to-suit, or BTS, data centers at locations in China selected by our customers outside of Tier 1 markets. We and GIC will focus initially on a BTS data center program for a leading internet and cloud service provider, which is our strategic customer. In parallel with the framework agreement, we also signed a memorandum of understanding with the same strategic customer to develop seven BTS data centers at several of its campuses serving different regions of China.

        According to the requirements of Shanghai's Energy Saving Target Completion Plan for the 13th five-year plan period (2016-2020), it is planned to support the construction of IDC projects in batches to ensure the total energy consumption control of the city. According to the Guideline Opinion on Coordinated Construction of Internet Data Center in Shanghai, within the period from 2019 to 2020, one of its main goals is to control the aggregate number of newly increased IDC racks to no more than 60,000. The first batch of IDC projects supported under the Guideline Opinion on Coordinated Construction of Internet Data Center in Shanghai this year totaled about 25,000 racks, and we successfully procured 5,000 racks from such allocation of 25,000 racks in November 2019.

Corporate Information

        Our principal executive offices are located at 2/F Tower 2, Youyou Century Place, 428 South Yanggao Road, Pudong, Shanghai 200127, People's Republic of China. Our telephone number at this address is +86-21-2033-0303. Our registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our telephone number at this address is +1 (345) 949 1040. We also have six regional offices in Suzhou, Beijing, Chengdu, Shenzhen, Guangzhou and Hong Kong. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

        Our main website is www.gds-services.com, and the information contained on this website is not a part of this prospectus supplement. Our agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 801 2nd Avenue, Suite 403, New York, NY 10017.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

 THE OFFERING

Offering price	US$ per ADS.
ADSs offered by us

US$250.0 million of ADSs (or US$287.5 million of ADSs if the underwriters' option to purchase additional ADSs is exercised in full). Based on an assumed public offering price of US$46.30 per ADS, the closing price of our ADSs on the Nasdaq Global Market on December 3, 2019, we would expect to issue and sell 5,399,568 ADSs (or 6,209,503 ADSs if the underwriters' option to purchase additional ADSs is exercised in full). We will receive all of the net proceeds from this offering.

ADSs outstanding immediately after this offering

95,604,762 ADSs (or 96,414,697 ADSs if the underwriters' option to purchase additional ADSs is exercised in full), based on an assumed public offering price of US$46.30 per ADS, the closing price of our ADSs on the Nasdaq Global Market on December 3, 2019.

The ADSs	Each ADS represents eight of our Class A ordinary shares. See "Description of American Depositary Shares" in the accompanying prospectus.
Depositary for the ADSs	JPMorgan Chase Bank, N.A.
Ordinary shares outstanding immediately after this offering

1,141,489,483 Class A ordinary shares (or 1,147,968,963 Class A ordinary shares if the underwriters' option to purchase additional ADSs is exercised in full) based on an assumed public offering price of US$46.30 per ADS, the closing price of our ADSs on the Nasdaq Global Market on December 3, 2019 and 67,590,336 Class B ordinary shares, excluding ordinary shares issuable upon (i) the exercise of options outstanding under our share incentive plans, (ii) conversion of our convertible senior notes and (iii) conversion of our convertible preferred shares, as of the date of this prospectus supplement.

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately US$240.4 million (or US$276.7 million if the underwriters exercise their option to purchase additional ADSs full), based on an assumed offering price of US$46.30 per ADS, which was the last reported closing price of our ADSs on December 3, 2019, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately US$190 million of the net proceeds from this offering to fund a portion of the total cash consideration and assumed liabilities for the Acquisition, and use the remaining net proceeds from this offering, or all of the net proceeds from this offering if the Acquisition is not consummated, to fund other land, building and data center acquisitions, which may include the acquisitions described under "Prospectus Supplement Summary—Recent Developments—Other Acquisitions," (collectively with the Acquisition, the "Acquisitions") and for general corporate purposes. The completion of this offering is not contingent upon the completion of the Acquisition, and the completion of the Acquisition is not contingent upon the completion of this offering.

See "Prospectus Supplement Summary—Recent Developments—Acquisition of BJ10, BJ11 and BJ12 data centers", "Prospectus Supplement Summary—Recent Developments—Other Acquisitions" and "Use of Proceeds" for more information.

Lock-up

We, our directors, executive officers and certain of our other significant shareholders, namely STT GDC, and EDC Group Limited, have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, Class A ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or Class A ordinary shares for a period of 90 days following the date of this prospectus supplement. See "Shares Eligible for Future Sale" and "Underwriting" for more information.

Potential participation by existing shareholder

STT GDC, one of our major shareholders which is affiliated with, and has the right to appoint, certain of our directors, has indicated an interest in purchasing up to approximately US$103.5 million of ADSs in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no ADSs to STT GDC, and STT GDC could determine to purchase more, less or no ADSs in this offering. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by STT GDC as they will on any other ADSs sold to the public in this offering.

Amendment to Investor Rights Agreement

Upon the closing of this offering, we will enter into an amendment of our investor rights agreement with STT GDC to extend their preemptive rights with respect to future private issuances of equity or equity-linked securities we conduct anytime in the eighteen months from the date of this offering, whereby STT GDC will have the right to subscribe for up to 35% of any such future offerings.

Risk factors

See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq Global Market symbol	GDS
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about December , 2019.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        You should read the following information in conjunction with our annual report on Form 20-F for the fiscal year ended December 31, 2018, including the audited consolidated financial statements included therein, and the other financial information, included elsewhere in or incorporated by reference in this prospectus supplement.

        The following summary consolidated financial information has been derived from our consolidated financial statements included elsewhere in or incorporated by reference in this prospectus supplement. The summary consolidated statements of operations data for the years ended December 31, 2016, 2017 and 2018 and the summary consolidated balance sheet data as of December 31, 2017 and 2018 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our annual report on Form 20-F for the fiscal year ended December 31, 2018. We derived the summary consolidated balance sheet data as of December 31, 2016 from our audited consolidated financial statements that have not been included or incorporated by reference herein.

        Our summary unaudited condensed consolidated statement of operations data for the nine months ended September 30, 2018 and 2019 and our summary unaudited condensed consolidated balance sheet data as of September 30, 2019 have been derived from our unaudited condensed consolidated financial statements incorporated into this prospectus supplement and the accompanying prospectus by reference. Our summary unaudited condensed consolidated statement of operations data for the three months ended September 30, 2018 and 2019 have been derived from management schedules. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, except for the adoption of Accounting Standards Condification ("ASC") 842 Leases (please refer to the note below), and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating result for the periods presented. Our historical results do not necessarily indicate our results expected for any future periods. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

	Year Ended December 31,				Nine Months Ended September 30,			Three Months Ended September 30,
	2016	2017	2018		2018	2019		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for numbers of shares and per share data)
Summary Consolidated Statement of Operations Data
Net revenue	1,055,960	1,616,166	2,792,077	390,626	1,962,556	2,943,218	411,771	762,821	1,066,188	149,165
Cost of revenue	(790,286)	(1,207,694)	(2,169,636)	(303,543)	(1,530,253)	(2,195,215)	(307,122)	(590,956)	(791,963)	(110,800)
Gross profit	265,674	408,472	622,441	87,083	432,303	748,003	104,649	171,865	274,225	38,365
Operating expenses
Selling and marketing expenses	(71,578)	(90,118)	(110,570)	(15,469)	(78,301)	(90,233)	(12,624)	(29,320)	(32,596)	(4,560)
General and administrative expenses	(227,370)	(228,864)	(329,601)	(46,113)	(238,940)	(290,527)	(40,646)	(89,267)	(105,524)	(14,763)
Research and development expenses	(9,100)	(7,261)	(13,915)	(1,947)	(9,191)	(15,032)	(2,103)	(3,318)	(6,193)	(866)
(Loss) Income from operations	(42,374)	82,229	168,355	23,554	105,871	352,211	49,276	49,960	129,912	18,176
Other income (expenses):
Net interest expense	(263,164)	(406,403)	(636,973)	(89,116)	(434,480)	(682,061)	(95,424)	(182,152)	(241,038)	(33,722)
Foreign currency exchange gain (loss), net	18,310	(12,299)	20,306	2,841	19,979	(5,554)	(777)	13,420	(2,796)	(391)
Others, net	2,501	3,497	8,653	1,211	5,709	9,122	1,276	3,197	4,602	644
Loss before income taxes	(284,727)	(332,976)	(439,659)	(61,510)	(302,921)	(326,282)	(45,649)	(115,575)	(109,320)	(15,293)
Income tax benefits (expenses)	8,315	6,076	9,391	1,314	(4,436)	(12,139)	(1,698)	(3,779)	678	95
Net loss	(276,412)	(326,900)	(430,268)	(60,196)	(307,357)	(338,421)	(47,347)	(119,354)	(108,642)	(15,198)
Change in redemption value of redeemable preferred shares	205,670	—	—	—	—	(17,760)	(2,485)	—	—	—
Cumulative dividends on preferred shares	(332,660)	—	—	—	—	(26,858)	(3,758)	—	(13,386)	(1,873)
Net loss attributable to ordinary shareholders	(403,402)	(326,900)	(430,268)	(60,196)	(307,357)	(383,039)	(53,590)	(119,354)	(122,028)	(17,071)
Net loss per ordinary share—basic and diluted	(1.35)	(0.42)	(0.43)	(0.06)	(0.31)	(0.35)	(0.05)	(0.12)	(0.11)	(0.02)
Weighted average number of ordinary shares outstanding—basic and diluted	299,093,937	784,566,371	990,255,959	990,255,959	986,825,604	1,089,589,663	1,089,589,663	997,967,316	1,126,969,256	1,126,969,256

	As of December 31,				As of September 30,
	2016	2017	2018		2019
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data
Cash	1,811,319	1,873,446	2,161,622	302,422	5,752,790	804,845
Accounts receivable, net	198,851	364,654	536,842	75,107	952,184	133,215
Total current assets	2,210,313	2,454,028	3,037,396	424,947	7,166,012	1,002,562
Property and equipment, net	4,322,891	8,165,601	13,994,945	1,957,965	16,290,301	2,279,097
Goodwill and intangible assets	1,433,656	1,919,221	2,234,462	312,613	2,146,466	300,302
Total assets	8,203,866	13,144,567	20,885,243	2,921,953	28,003,591	3,917,846
Total current liabilities	1,479,221	2,423,071	3,507,879	490,770	3,578,291	500,621
Total liabilities	5,217,392	8,669,055	15,363,318	2,149,407	18,552,566	2,595,598
Redeemable preferred shares	—	—	—	—	1,063,145	148,739
Total shareholders' equity	2,986,474	4,475,512	5,521,925	772,546	8,387,880	1,173,509

Note:
Effective January 1, 2019, we adopted ASC 842 Leases using a modified retrospective method, under which prior period results were not retrospectively adjusted. Upon adoption, we recognized operating lease liabilities and right-of-use assets of RMB483.6 million and RMB514.0 million, respectively, and derecognized intangible assets of RMB44.6 million for operating leases, and derecognized other financing obligations and construction in progress of RMB331.9 million and RMB336.7 million, respectively, for assets under construction in build-to-suit lease arrangements on January 1, 2019.

Key Financial Metrics

        We monitor the following key financial metrics to help us evaluate growth trends, establish budgets, measure the effectiveness of our business strategies and assess operational efficiencies:

	Year Ended December 31,			Nine Months Ended September 30,		Three Months Ended September 30,
	2016	2017	2018	2018	2019	2018	2019
Other Consolidated Financial Data
Gross margin(1)	25.2%	25.3%	22.3%	22.0%	25.4%	22.5%	25.7%
Operating margin(2)	(4.0)%	5.1%	6.0%	5.4%	12.0%	6.5%	12.2%
Net margin(3)	(26.2)%	(20.2)%	(15.4)%	(15.7)%	(11.5)%	(15.6)%	(10.2)%

(1)
Gross profit as a percentage of net revenue

(2)
Income (loss) from operations as a percentage of net revenue

(3)
Net income (loss) as a percentage of net revenue

Non-GAAP Measures

        In evaluating our business, we consider and use the following non-GAAP measures as supplemental measures to review and assess our operating performance:

	Year Ended December 31,				Nine Months Ended September 30,			Three Months Ended September 30,
	2016	2017	2018		2018	2019		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except percentages)
Non-GAAP Consolidated Financial Data
Adjusted EBITDA(1)	270,545	512,349	1,046,538	146,416	714,697	1,295,338	181,225	301,165	483,696	67,672
Adjusted EBITDA margin(2)	25.6%	31.7%	37.5%	37.5%	36.4%	44.0%	44.0%	39.5%	45.4%	45.4%
Adjusted net operating income (Adjusted NOI)(3)	475,100	764,726	1,322,585	185,036	909,726	1,550,295	216,895	366,902	571,040	79,892
Adjusted NOI margin(4)	45.0%	47.3%	47.4%	47.4%	46.4%	52.7%	52.7%	48.1%	53.6%	53.6%

(1)
Adjusted EBITDA is defined as net income or net loss excluding net interest expenses, incomes tax expenses (benefits), depreciation and amortization, accretion expenses for asset retirement costs and share-based compensation expenses.

(2)
Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of net revenue.

(3)
Adjusted net operating income (Adjusted NOI) is defined as net loss (computed in accordance with GAAP), excluding: net interest expenses, income tax expenses (benefits), depreciation and amortization, accretion expenses for asset retirement costs, share based compensation expenses, selling and marketing expenses, general and administrative expenses, research and development expenses, foreign currency exchange loss (gain) and others.

(4)
Adjusted NOI margin is defined as adjusted NOI as a percentage of net revenue.

        Our management and board of directors use adjusted EBITDA, adjusted EBITDA margin, adjusted NOI, and adjusted NOI margin, which are non-GAAP financial measures, to evaluate our operating performance, establish budgets and develop operational goals for managing our business. In particular, we believe that the exclusion of the income and expenses eliminated in calculating adjusted EBITDA and adjusted NOI can provide a useful measure of our core operating performance.

        We also present these non-GAAP measures because we believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties as measures of the financial performance of companies in our industry.

        These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, cash flows or our liquidity, investors should not consider them in isolation, or as a substitute for net income (loss), cash flows provided by operating activities or other consolidated statements of operations and cash flow data prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of these non-GAAP financial measures instead of their nearest GAAP equivalent. First, adjusted EBITDA, adjusted EBITDA margin, adjusted NOI, and adjusted NOI margin are not substitutes for gross profit, net income (loss), cash flows provided by operating activities or other consolidated statements of operation and cash flow data prepared in accordance with U.S. GAAP. Second, other companies may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of these non-GAAP financial measures as tools for comparison. Finally, these non-GAAP financial measures do not reflect the impact of net interest expenses, incomes tax benefits, depreciation and amortization, accretion expenses for asset retirement costs, and share-based compensation expenses, each of which have been and may continue to be incurred in our business.

        We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable U.S. GAAP performance measure, all of which should be considered when evaluating our performance.

        The following table reconciles our adjusted EBITDA in the periods presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP , which is net income or net loss:

	Year Ended December 31,				Nine Months Ended September 30,			Three Months Ended September 30,
	2016	2017	2018		2018	2019		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for numbers of shares and per share data)
Net loss	(276,412)	(326,900)	(430,268)	(60,196)	(307,357)	(338,421)	(47,347)	(119,354)	(108,642)	(15,198)
Net interest expenses	263,164	406,403	636,973	89,116	434,480	682,061	95,424	182,152	241,038	33,722
Income tax (benefits) expenses	(8,315)	(6,076)	(9,391)	(1,314)	4,436	12,139	1,698	3,779	(678)	(95)
Depreciation and amortization	227,355	378,130	741,507	103,741	510,908	822,562	115,081	206,661	299,349	41,880
Accretion expenses for asset retirement costs	588	949	1,840	257	1,285	2,177	305	569	743	104
Share-based compensation expenses	64,165	59,843	105,877	14,812	70,945	114,820	16,064	27,358	51,886	7,259
Adjusted EBITDA	270,545	512,349	1,046,538	146,416	714,697	1,295,338	181,225	301,165	483,696	67,672

        The following table reconciles our adjusted NOI in the periods presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net income or net loss:

	Year Ended December 31,				Nine Months Ended September 30,			Three Months Ended September 30,
	2016	2017	2018		2018	2019		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for numbers of shares and per share data)
Net loss	(276,412)	(326,900)	(430,268)	(60,196)	(307,357)	(338,421)	(47,347)	(119,354)	(108,642)	(15,198)
Net interest expenses	263,164	406,403	636,973	89,116	434,480	682,061	95,424	182,152	241,038	33,722
Income tax (benefits) expenses	(8,315)	(6,076)	(9,391)	(1,314)	4,436	12,139	1,698	3,779	(678)	(95)
Depreciation and amortization	227,355	378,130	741,507	103,741	510,908	822,562	115,081	206,661	299,349	41,880
Accretion expenses for asset retirement costs	588	949	1,840	257	1,285	2,177	305	569	743	104
Share-based compensation expenses	64,165	59,843	105,877	14,812	70,945	114,820	16,064	27,358	51,886	7,259
Selling and marketing expenses(1)	64,988	71,728	85,357	11,942	61,860	65,270	9,132	22,206	22,330	3,124
General and administrative expenses(1)	152,054	165,785	207,255	28,996	150,595	180,664	25,275	57,319	61,676	8,629
Research and development expenses(1)	8,324	6,062	12,394	1,734	8,262	12,591	1,762	2,829	5,144	720
Foreign currency exchange loss (gain), net	(18,310)	12,299	(20,306)	(2,841)	(19,979)	5,554	777	(13,420)	2,796	391
Others, net	(2,501)	(3,497)	(8,653)	(1,211)	(5,709)	(9,122)	(1,276)	(3,197)	(4,602)	(644)
Adjusted NOI	475,100	764,726	1,322,585	185,036	909,726	1,550,295	216,895	366,902	571,040	79,892

Note
(1):   Selling and marketing expenses, general and administrative expenses and research and development expenses exclude depreciation, amortization and share-based compensation expenses.

Currency Translation and Exchange Rates

        This prospectus supplement contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement were made at the rate of RMB7.1477 to US$1.00, the noon buying rate in effect on September 30, 2019 in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

RISK FACTORS

        Any investment in the ADSs involves a high degree of risk. You should carefully consider the risk factors set forth below together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, before deciding whether to purchase the ADSs. In addition, you should carefully consider the matters discussed under "Risk Factors" in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement. Any of the following risks and the risks described in the annual report, and additional risks and uncertainties not currently known to us or those we currently view to be immaterial, may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to Our Business

         A slowdown in the demand for data center resources or managed services could have a material adverse effect on us.

        Adverse developments in the data center market, in the industries in which our customers operate, or in demand for cloud computing could lead to a decrease in the demand for data center resources or managed services, which could have a material adverse effect on us. We face risks including:

  •
  a decline in the technology industry, such as a decrease in the use of mobile or web-based commerce, business layoffs or downsizing, relocation of businesses, increased costs of complying with existing or new government regulations and other factors;

  •
  a slowdown in the growth of the internet generally as a medium for commerce and communication and the use of cloud-based platforms and services in particular;

  •
  a downturn in the market for data center space generally, which could be caused by an oversupply of or reduced demand for space, and a downturn in cloud-based data center demand in particular; and

  •
  the rapid development of new technologies or the adoption of new industry standards that render our or our customers' current products and services obsolete or unmarketable and, in the case of our customers, that contribute to a downturn in their businesses, increasing the likelihood of a default under their service agreements or that they become insolvent.

        To the extent that any of these or other adverse conditions occurs, they are likely to impact market demand and pricing for our services.

         Any inability to manage the growth of our operations could disrupt our business and reduce our profitability.

        We have experienced significant growth in recent years. Our net revenue grew from RMB1,616.2 million in 2017 to RMB2,792.1 million (US$390.6 million) in 2018, representing an increase of 72.8%, and increased from RMB1,962.6 million in the nine months ended September 30, 2018 to RMB2,943.2 million (US$411.8 million) in the same period in 2019, representing an increase of 50.0%. We derive net revenue primarily from colocation services and, to a lesser extent, managed services. In addition, we also sell IT equipment either on a stand-alone basis or bundled in a managed service contract arrangement and provide consulting services. Our net revenues from colocation services were RMB1,219.1 million, RMB2,104.3 million (US$294.4 million) and RMB2,366.2 million (US$331.0 million) in 2017, 2018 and the nine months ended September 30, 2019, representing 75.4%, 75.4% and 80.4% of total net revenue over the same periods, respectively. Our net revenues from managed services and other services were RMB372.8 million, RMB655.2 million (US$91.7 million) and RMB568.7 million (US$79.6 million) in 2017, 2018 and the nine months ended September 30, 2019, representing 23.1%, 23.4% and 19.3% of total net revenue over the same periods, respectively. Our net revenue from IT equipment sales were RMB24.3 million, RMB32.6 million (US$4.5 million) and RMB8.3 million (US$1.2 million) in 2017, 2018 and the nine months ended September 30, 2019, representing 1.5%, 1.2% and 0.3% of total net revenue, respectively.

        Our operations have also expanded in recent years through increases in the number and size of the data center facilities we operate, which we expect will continue to grow. Our rapid growth has placed, and will continue to place, significant demands on our management and our administrative, operational and financial systems. Continued expansion increases the challenges we face in:

  •
  obtaining suitable sites or land to build new data centers;

  •
  establishing new operations at additional data centers and maintaining efficient use of the data center facilities we operate;

  •
  managing a large and growing customer base with increasingly diverse requirements;

  •
  expanding our service portfolio to cover a wider range of services, including managed cloud services;

  •
  creating and capitalizing on economies of scale;

  •
  obtaining additional capital to meet our future capital needs;

  •
  recruiting, training and retaining a sufficient number of skilled technical, sales and management personnel;

  •
  maintaining effective oversight over personnel and multiple data center locations;

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  coordinating work among sites and project teams; and

  •
  developing and improving our internal systems, particularly for managing our continually expanding business operations.

        In addition, we have grown our business through acquisitions in the past and intend to continue selectively pursuing strategic partnerships and acquisitions to expand our business. From time to time, we may have a number of pending investments and acquisitions that are subject to closing conditions, including the Acquisition. See "Item 4. Information on the Company—A. History and Development of the Company" of our annual report on Form 20-F for the fiscal year ended December 31, 2018 and "Prospectus Supplement Summary—Recent Developments" in this prospectus supplement for more information. There can be no assurance that we will be able to identify, acquire and successfully integrate other businesses and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. See "—We have expanded in the past and expect to continue to expand in the future through acquisitions of other companies, each of which may divert our management's attention, result in additional dilution to stockholders or use resources that are necessary to operate our business."

        If we fail to manage the growth of our operations effectively, our businesses and prospects may be materially and adversely affected.

         If we are not successful in expanding our service offerings, we may not achieve our financial goals and our results of operations may be adversely affected.

        We have been expanding, and plan to continue to expand, the nature and scope of our service offerings, particularly into the area of managed cloud services, including direct private connection to major cloud platforms and the provision of cloud infrastructure and solutions to assist customers in managing their hybrid clouds. The success of our expanded service offerings depends, in part, upon demand for such services by new and existing customers and our ability to meet their demand in a cost-effective manner. We may face a number of challenges expanding our service offerings, including:

  •
  acquiring or developing the necessary expertise in IT;

  •
  maintaining high-quality control and process execution standards;

  •
  maintaining productivity levels and implementing necessary process improvements;

  •
  controlling costs; and

  •
  successfully attracting existing and new customers for new services we develop.

        A failure by us to effectively manage the growth of our service portfolio could damage our reputation, cause us to lose business and adversely affect our results of operations. In addition, because managed cloud services may require significant upfront investment, we expect that continued expansion into these services will reduce our profit margins. In the event that we are unable to successfully grow our service portfolio, we could lose our competitive edge in providing our existing colocation and managed services, since significant time and resources that are devoted to such growth could have been utilized instead to improve and expand our existing colocation and managed services.

         We face risks associated with having a long selling and implementation cycle for our services that requires us to make significant capital expenditures and resource commitments prior to recognizing revenue for those services.

        We have a long selling cycle for our services, which typically requires significant investment of capital, human resources and time by both our customers and us. Constructing, developing and operating our data centers require significant capital expenditures. A customer's decision to utilize our colocation services, our managed solutions or our other services typically involves time-consuming contract negotiations regarding the service level commitments and other terms, and substantial due diligence on the part of the customer regarding the adequacy of our infrastructure and attractiveness of our resources and services. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer, and we do not recognize revenue for our services until such time as the services are provided under the terms of the applicable contract. Our efforts in pursuing a particular sale or customer may not be successful, and we may not always have sufficient capital on hand to satisfy our working capital needs between the date on which we sign an agreement with a new customer and when we first receive revenue for services delivered to the customer. If our efforts in pursuing sales and customers are unsuccessful, or our cash on hand is insufficient to cover our working capital needs over the course of our long selling cycle, our financial condition could be negatively affected.

         The data center business is capital-intensive, and we expect our capacity to generate capital in the short term will be insufficient to meet our anticipated capital requirements.

        The costs of constructing, developing and operating data centers are substantial. Further, we may encounter development delays, excess development costs, or delays in developing space for our customers to utilize. We also may not be able to identify suitable land or facilities for new data centers or at a cost on terms acceptable to us. We are required to fund the costs of constructing, developing and operating our data centers with cash retained from operations, as well as from financings from bank and other borrowings. Moreover, the costs of constructing, developing and operating data centers have increased in recent years, and may further increase in the future, which may make it more difficult for us to expand our business and to operate our data centers profitably. Based on our current expansion plans, we do not expect that our net revenue in the short term will be sufficient to offset increases in these costs, or that our business operations in the short term will generate capital sufficient to meet our anticipated capital requirements. If we cannot generate sufficient capital to meet our anticipated capital requirements, our financial condition, business expansion and future prospects could be materially and adversely affected.

         Our substantial level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness.

        We have substantial indebtedness. As of September 30, 2019, we had total consolidated indebtedness of RMB15,117.6 million (US$2,115.0 million), including borrowings, finance lease and other financing obligations and convertible bonds. Based on our current expansion plans, we expect to continue to finance our operations through the incurrence of debt. Our indebtedness could, among other consequences:

  •
  make it more difficult for us to satisfy our obligations under our indebtedness, exposing us to the risk of default, which, in turn, would negatively affect our ability to operate as a going concern;

  •
  require us to dedicate a substantial portion of our cash flows from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flows for other purposes, such as capital expenditures, acquisitions and working capital;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  place us at a disadvantage compared to our competitors that have less debt;

  •
  expose us to fluctuations in the interest rate environment because the interest rates on borrowings under our project financing agreements are variable;

  •
  increase our cost of borrowing;

  •
  limit our ability to borrow additional funds; and

  •
  require us to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes.

        As a result of covenants and restrictions, we are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. Our current or future borrowings could increase the level of financial risk to us and, to the extent that the interest rates are not fixed and rise, or that borrowings are refinanced at higher rates, our available cash flow and results of operations could be adversely affected.

        We have financing arrangements in place with various lenders to support specific data center construction projects. Certain of these financing arrangements are secured by share pledge over equity interests of our subsidiaries, our accounts receivable, property and equipment and land use rights. The terms of these financing arrangements may impose covenants and obligations on the part of our borrowing subsidiary and/or our consolidated VIEs, namely GDS Shanghai, GDS Beijing and its subsidiaries, and our company as guarantor. For example, some of these agreements contain requirements to maintain a specified minimum cash balance at all times or require that the borrower's outstanding loans stay within a "borrowing range." A subsidiary of ours in the past failed to meet the borrowing range requirement and although the subsidiary obtained a waiver letter from the creditor that waived the covenant violations, we cannot provide any assurances that we will always be able to meet any covenant tests under our financing arrangements. Other loan facility agreements of ours require that STT GDC, one of our major shareholders, maintain an ownership percentage in our company of at least 25%. If STT GDC's ownership in our company were to decrease below either of this percentage, pursuant to the terms of relevant facility agreements we could be obligated to notify the lender or repay any loans outstanding immediately or on an accelerated repayment schedule. In addition, other loan facility agreements of ours require that the IDC license of GDS Beijing or the borrowing subsidiaries, or the authorization by GDS Beijing to one such subsidiary to operate the data center business and provide IDC services under the auspices of the IDC license held by GDS Beijing, be maintained and renewed on or before the expiry date of the IDC license or authorization thereunder, as applicable. However, recently we have learned that the MIIT will not allow subsidiaries authorized to provide IDC services by an IDC license holder to renew its current authorization in the future; instead, the MIIT will require subsidiaries of IDC license holders to apply for their own IDC licenses. See "—Risks Related to Doing Business in the People's Republic of China—We may be regarded as being non-compliant with the regulations on VATS due to the lack of IDC licenses for which penalties may be assessed that may materially and adversely affect our business, financial condition, growth strategies and prospects." If the subsidiaries of GDS Beijing cannot renew their authorizations to provide IDC services under the auspices of GDS Beijing's IDC license timely, and such subsidiaries cannot apply for and obtain their own IDC licenses timely, we also could be obligated to notify the lender or repay any loans outstanding immediately or on an accelerated repayment schedule. In May 2019, one of GDS Beijing's subsidiaries, GDS Suzhou, has already obtained its own IDC license. Other subsidiaries of our VIEs plan to apply for their own IDC licenses in order to continue to maintain authorizations to provide IDC services.

        The terms of any future indebtedness we may incur could include more restrictive covenants. A breach of any of these covenants could result in a default with respect to the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be due and payable immediately. This, in turn, could cause our other debt, to become due and payable as a result of cross-default or acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

        In mid-August 2019, the PBOC decided to reform the formation mechanism of the Loan Prime Rate ("LPR") and authorized the National Interbank Funding Center to release LPR monthly, which may have indirect impact on the interest rate. The LPR reform would contribute to the decline of the loan rate for enterprises and the reduction of the financing cost for the substantial economy. High quality enterprises may get cheaper loans from the bank due to this more market-oriented interest rate mechanism. However, there is still uncertainty over the long-term effect of the LPR reform and its impact on our indebtedness.

         We will likely require additional capital to meet our future capital needs, which may adversely affect our financial position and result in additional shareholder dilution.

        To grow our operations, we will be required to commit a substantial amount of operating and financial resources. Our planned capital expenditures, together with our ongoing operating expenses, will cause substantial cash outflows. In the near term, we will likely be unable to fund our expansion plans solely through our operating cash flows. Accordingly, we will likely need to raise additional funds through equity, equity-linked or debt financings in the future in order to meet our operating and capital needs. In this regard, at our annual general meeting, or AGM, held on August 6, 2019, our shareholders passed ordinary resolutions authorizing our board of directors to approve the allotment or issuance, in the 12-month period from the date of the AGM, of ordinary shares or other equity or equity-linked securities of our company up to an aggregate twenty percent (20%) of our existing issued share capital at the date of the AGM, whether in a single transaction or a series of transactions (other than any allotment or issues of shares on the exercise of any options that have been granted by our company). Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain additional debt and/or equity financing or to generate sufficient cash from operations may require us to prioritize projects or curtail capital expenditures and could adversely affect our results of operations.

        If we raise additional funds through further issuances of equity or equity-linked securities, our existing shareholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our ordinary shares. In addition, any debt financing that we may obtain in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

         Increased power costs and limited availability of power resources may adversely affect our results of operations.

        We are a large consumer of power and costs of power account for a significant portion of our cost of revenue. We require power supply to provide many services we offer, such as powering and cooling our customers' servers and network equipment and operating critical data center plant and equipment infrastructure. Since we rely on two centralized power utility suppliers, State Grid and Southern Grid, to provide our data centers with power, our data centers could have limited or inadequate access to power.

        More stringent requirements or restrictions imposed by local authorities in certain cities in the Tier 1 markets, including Beijing, Shanghai, Shenzhen and Guangzhou, as to energy conversation or industrial policies may also limit our ability to obtain the regulatory approvals for the development and operation of data centers, which are essential for us to obtain power supply and expand our business. For example, the Development and Reform Commission of Shenzhen Municipality, or Shenzhen DRC, issued regulations in the first half of 2017 to tighten the requirements for energy conservation review of fixed-asset investment projects for data centers by requiring all such projects to obtain an energy conservation review opinion from Shenzhen DRC regardless of the amount of their energy consumption and conditioning its approval of power supply applications on the receipt of such energy conservation review opinion. Beijing, Shanghai and Guangzhou also have similar regulations which may limit our ability to obtain power supply and expand our business. While we endeavor to obtain the regulatory approvals for the development and operation of our data centers (including conducting relevant energy conservation examinations of our data center construction projects to meet the requirements under relevant laws and regulations (including requirements of local authorities), we may incur additional costs in order to fulfill such requirements, and we cannot assure you that our data centers will meet all the requirements and that we will obtain all relevant approvals, the lack of which could have a material and adverse effect on our business and expected growth.

        The amount of power required by our customers may increase as they adopt new technologies, for example, for virtualization of hardware resources. As a result, the average amount of power utilized per server is increasing, which in turn increases power consumption required to cool the data center facilities. Pursuant to our colocation service contracts, we provide our customers with a committed level of power supply availability. Although we aim to improve the energy efficiency of the data center facilities that we operate, there can be no assurance such data center facilities will be able to provide sufficient power to meet the growing needs of our customers. Our customers' demand for power may exceed the power capacity in our older data centers, which may limit our ability to fully utilize the net floor area of these data centers. We may lose customers or our customers may reduce the services purchased from us due to increased power costs, and limited availability of power resources, or we may incur costs for data center space which we cannot utilize, which would reduce our net revenue and have a material and adverse effect on our cost of revenue and results of operations.

        We attempt to manage our power resources and limit exposure to system downtime due to power outages from the electric grid by having redundant power feeds from the grid and by using backup generators and battery power. However, these protections may not limit our exposure to power shortages or outages entirely. Any system downtime resulting from insufficient power resources or power outages could damage our reputation and lead us to lose current and potential customers, which would harm our financial condition and results of operations.

         We have a history of net losses and may continue to incur losses in the future.

        We incurred net losses RMB326.9 million and RMB430.3 million (US$60.2 million) and RMB338.4 million (US$47.3 million) in 2017, 2018 and the nine months ended September 30, 2019, respectively, and we may incur losses in the future. We expect our costs and expenses to increase as we expand our operations, primarily including costs and expenses associated with owning and leasing data center space, increasing our headcount and utility expenses. Our ability to achieve and maintain profitability depends on the continued growth and maintenance of our customer base, our ability to control our costs and expenses, the expansion of our service offerings and our ability to provide our services at the level needed to satisfy the stringent demands of our customers. In addition, our ability to achieve profitability is affected by many factors which are beyond our control, such as the overall demand for data center services in China and general economic conditions. If we cannot efficiently manage the data center facilities we operate, our financial condition and results of operations could be materially and adversely affected. We may continue to incur losses in the future due to our continued investments in leasing data center space, increased headcount and increased utility expenses.

         Any significant or prolonged failure in the data center facilities we operate or services we provide would lead to significant costs and disruptions and would reduce our net revenue, harm our business reputation and have a material adverse effect on our results of operation.

        The data center facilities we operate are subject to failure. Any significant or prolonged failure in any data center facility we operate or services that we provide, including a breakdown in critical plant, equipment or services, such as the cooling equipment, generators, backup batteries, routers, switches, or other equipment, power supplies, or network connectivity, whether or not within our control, could result in service interruptions and data losses for our customers as well as equipment damage, which could significantly disrupt the normal business operations of our customers and harm our reputation and reduce our net revenue. Any failure or downtime in one of the data center facilities that we operate could affect many of our customers. The total destruction or severe impairment of any of the data center facilities we operate could result in significant downtime of our services and catastrophic loss of customer data. Since our ability to attract and retain customers depends on our ability to provide highly reliable service, even minor interruptions in our service could harm our reputation and cause us to incur financial penalties. The services we provide are subject to failures resulting from numerous factors, including:

  •
  power loss;

  •
  equipment failure;

  •
  human error or accidents;

  •
  theft, sabotage and vandalism;

  •
  failure by us or our suppliers to provide adequate service or maintenance to our equipment;

  •
  network connectivity downtime and fiber cuts;

  •
  security breaches to our infrastructure;

  •
  improper building maintenance by us or the landlords of the buildings in which our leased facilities are located;

  •
  physical, electronic and cyber security breaches;

  •
  fire, earthquake, hurricane, tornado, flood and other natural disasters;

  •
  extreme temperatures;

  •
  water damage;

  •
  public health emergencies; and

  •
  terrorism.

        We have in the past experienced, and may in the future experience, interruptions in service due to power outages or other technical failures or for reasons outside of our control, including a service interruption that caused system downtime to certain banking and financial institution customers and other customers. These interruptions in service, regardless of whether they result in breaches of the service level agreements we have with customers, may negatively affect our relationships with customers, including resulting in customers terminating their agreements with us or seeking damages from us or other compensatory actions. Interruptions in service may also have consequences for customers, such as banking and financial institutions, that are under the oversight of industry regulators, including the China Banking and Insurance Regulatory Commission, or CBRC, and other PRC regulatory agencies. In response to such interruptions in service, industry regulators have taken, and may in the future take, various regulatory actions, including notifications or citations to our customers, over which they have oversight. Such regulatory actions with respect to our customers, including banking and financial institutions, could negatively impact our relationships with such customers, lead to audits of our services, inspections of our facilities, place restrictions or prohibitions upon the ability of such institutions to use our services, and thereby negatively affect our business operations and results of operations. We have taken and continue to take steps to improve our infrastructure to prevent service interruptions, including upgrading our electrical and mechanical infrastructure and sourcing, designing the best facilities possible and implementing rigorous operational procedures to maintenance programs to manage risk. However, we cannot assure you that such interruptions in service will not occur again in the future, or that such incidents will not result in the loss of customers and revenue, our paying compensation to customers, reputational damage to us, penalties or fines against us, and would not have a material and adverse effect on our business and results of operations. See "Item 4. Information on the Company—B. Business Overview—Regulatory Matters—Regulations Related to Information Technology Outsourcing Services Provided to Banking Financial Institutions" in our annual report on Form 20-F for the fiscal year ended December 31, 2018. Service interruptions continue to be a significant risk for us and could affect our reputation, damage our relationships with customers and materially and adversely affect our business.

         Delays in the construction of new data centers or the expansion of existing data centers could involve significant risks to our business.

        In order to meet customer demand and the continued growth of our business, we need to expand existing data centers, lease new facilities or obtain suitable land to build new data centers. Expansion of existing data centers and/or construction of new data centers are currently underway, or being contemplated and such expansion and/or construction require us to carefully select and rely on the experience of one or more designers, general contractors, and subcontractors during the design and construction process. If a designer or contractor experiences financial or other problems during the design or construction process, we could experience significant delays and/or incur increased costs to complete the projects, resulting in negative impacts on our results of operations.

        In addition, we need to work closely with the local power suppliers, and sometimes local governments, where our proposed data centers are located. Delays in actions that require the assistance of such third-parties, or delays in receiving required permits and approvals from such parties, may also affect the speed with which we complete data center projects or result in their not being completed at all. We have experienced such delays in receiving approvals and permits or in actions to be taken by third parties in the past and may experience them again in the future.

        If we experience significant delays in the supply of power required to support the data center expansion or new construction, either during the design or construction phases, the progress of the data center expansion and/or construction could deviate from our original plans, which could cause material and negative effect to our revenue growth, profitability and results of operations.

         The occurrence of a catastrophic event or a prolonged disruption may exceed our insurance coverage by significant amounts.

        Our operations are subject to hazards and risks normally associated with the daily operations of our data center facilities. Currently, we maintain insurance policies in four categories: business interruption for lost profits, property and casualty, public liability, and commercial employee insurance. Our business interruption insurance for lost profits includes coverage for business interruptions, our property and casualty insurance includes coverage for equipment breakdowns and our commercial employee insurance includes employee group insurance and senior management medical insurance. We believe our insurance coverage adequately covers the risks of our daily business operations. However, our current insurance policies may be insufficient in the event of a prolonged or catastrophic event. The occurrence of any such event that is not entirely covered by our insurance policies may result in interruption of our operations and subject us to significant losses or liabilities and damage our reputation as a provider of business continuity services. In addition, any losses or liabilities that are not covered by our current insurance policies may have a material adverse effect on our business, financial condition and results of operations.

         We may be vulnerable to security breaches which could disrupt our operations and have a material adverse effect on our financial condition and results of operations.

        A party who is able to compromise the security measures protecting the data center facilities we operate or any of the data stored in such data center facilities could misappropriate our or our customers' proprietary information or cause interruptions or malfunctions in our operations. As we provide assurances to our customers that we provide the highest level of security, such a compromise could be particularly harmful to our brand and reputation. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. In addition, as we continue expanding our service offerings in managed cloud services, including direct private connection to major cloud platforms and the provision of cloud infrastructure, we will face greater risks from potential attacks because the provision of cloud-related services will increase the flow of internet user data through the data center facilities we operate and create broader public access to our system. As techniques used to breach security change frequently and are often not recognized until launched against a target, we may not be able to implement new security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial condition and results of operations.

        Security risks and deficiencies may also be identified in the course of government inspections, which could subject us to fines and other sanctions. During construction of certain of our facilities, government inspectors have cited security risks at our construction sites and subjected us and our legal representative to fines for such risks. We cannot assure you that similar fines and sanctions will not occur in the future, or that such fines and sanctions will not result in damage to our business and reputation, which could have a material and adverse effect on our results of operations.

        In addition, any assertions of alleged security breaches or systems failure made against us, whether true or not, could harm our reputation, cause us to incur substantial legal fees and have a material adverse effect on our business, reputation, financial condition and results of operations.

         Our ability to provide data center services depends on the major telecommunications carriers in China providing sufficient network services to our customers in the data center facilities that we operate on commercially acceptable terms.

        Our ability to provide data center services depends on the major telecommunications carriers in China, namely China Telecom, China Unicom and China Mobile, providing sufficient network connectivity and capacity to enable our customers to transfer data to and from equipment that they locate in the data center facilities that we operate. Furthermore, given the limited competition among basic service providers in the telecommunications market in China, we depend on the dominant carrier in each location to provide such services to our customers on commercially acceptable terms. Although we believe we have maintained good relationships with China Telecom, China Unicom and China Mobile in the past, there can be no assurance that they will continue to provide the network services that our customers require on commercially acceptable terms at each of the data centers where we operate, if at all. In addition, if China Telecom, China Unicom or China Mobile increases the price of their network services, it would have a negative impact on the overall cost-effectiveness of data center services in China, which could cause our customers' demand for our services to decline and would materially and adversely affect our business and results of operations.

         Our leases for self-developed data centers or our agreements for third-party data centers could be terminated early and we may not be able to renew our existing leases and agreements on commercially acceptable terms or our rent or payment under the agreements could increase substantially in the future, which could materially and adversely affect our operations.

        Most of our self-developed data centers are located in properties that we have entered into long-term leases. Such leases generally have fifteen to twenty year terms from inception. In some instances, we may negotiate an option to purchase the leased premises and facilities or a right of first refusal for the renewal of the existing leases according to the terms and conditions under the relevant lease agreements. However, upon the expiration of such leases, we may not be able to renew these leases on commercially reasonable terms, if at all. Under certain lease agreements, the lessor may terminate the agreement by giving prior notice and paying default penalties to us. However, such default penalties may not be sufficient to cover our losses. Even though the lessors for most of our data centers generally do not have the right of unilateral early termination unless they provide the required notice, the lease may nonetheless be terminated early if we are in material breach of the lease agreements. We may assert claims for compensation against the landlords if they elect to terminate a lease agreement early and without due cause. If the leases for our data centers were terminated early prior to their expiration date, notwithstanding any compensation we may receive for early termination of such leases, or if we are not able to renew such leases, we may have to incur significant cost related to relocation. In addition, we have entered into six agreements in respect of data centers in operation with parties who have not produced evidence of proper legal title of the premises, and although we may seek damages from such parties, such leases may be void and we may be forced to relocate. Six of our data centers are located in properties that were already mortgaged to third parties before the commencement of the lease. If such third parties claim their rights on the mortgaged properties in case of default or breach under the principal debt by the lessors or other relevant parties, we may not be able to protect our leasehold interest and may be ordered to vacate the affected premises. Any relocation could also affect our ability to provide continuous uninterrupted services to our customers and harm our reputation. As a result, our business and results of operations could be materially and adversely affected.

        Furthermore, certain portions of our data center operations are located in third-party data centers that we lease from wholesale data center providers. Our agreements with third parties are typically five years but may also be up to ten years. Under some of such agreements, we have the right of first refusal to renew the agreements subject to mutual agreement with the third parties. Some of such agreements allow the third parties to terminate the agreements early, subject to a notification period requirement and the payment of a pre-determined termination fee, which in some cases may not be sufficient to cover any direct and indirect losses we might incur as a result. Although historically we have successfully renewed all agreements we wanted to renew, and we do not believe that any of our agreements will be terminated early in the future, there can be no assurance that the counterparties will not terminate any of our agreements prior to its expiration date. We plan to renew our existing agreements with third parties upon expiration or migrate our operations to the data centers leased or owned by our company. However, we may not be able to renew these agreements on commercially acceptable terms, if at all, or the space in data centers that we lease or own may not be adequate for us to relocate such operations, and we may experience an increase in our payments under such agreements. Any adverse change to our ability to exert operational control over any of the data center facilities we operate could have a material adverse effect on our ability to operate these data center facilities at the standards required for us to meet our service level commitments to our customers.

         We generate significant revenue from data centers located in only a few locations and a significant disruption to any location could materially and adversely affect our operations.

        We generate significant revenue from data centers located in only a few locations and a significant disruption to any single location could materially and adversely affect our operations. As of the date of this prospectus supplement, almost all of our data centers (self-developed and third-party) are located in our Tier 1 markets. Furthermore, several of our data centers are located on campuses or clusters in close proximity to each other in specific districts within our Tier 1 markets. The occurrence of a catastrophic event, or a prolonged disruption in any of these regions, could materially and adversely affect our operations.

         Our net revenue is highly dependent on a limited number of customers, and the loss of, or any significant decrease in business from, any one or more of our major customers could adversely affect our financial condition and results of operations.

        We consider our customers to be the end users of our data center services. We may enter into contracts directly with our end user customers or through intermediate contracting parties. See "Item 4. Information on the Company—B. Business Overview—Our Customers" of our annual report on Form 20-F for the fiscal year ended December 31, 2018. We have in the past derived, and believe that we will continue to derive, a significant portion of our net revenue from a limited number of customers. We had one end user customer that generated 25.2% of our total net revenue in 2017 and two end user customers that generated 27.0% and 17.4% of our total net revenue, respectively, in 2018. We had three end user customers that generated 28.0%, 18.9% and 11.3% of our net revenue in the nine months ended September 30, 2019. No other end user customer accounted for 10% or more of our total net revenue during those periods. We expect our net revenue will continue to be highly dependent on a limited number of end user customers who account for a large percentage of our total area committed. As of September 30, 2019, we had three end user customers who accounted for 29.5%, 22.5% and 11.4%, respectively, of our total area committed. No other end user customer accounted for 10% or more of our total area committed. Moreover, for several of our data centers, including the three data centers we intend to acquire as a result of the Acquisition, a limited number of end user customers accounted for or are expected to account for a substantial majority of area committed or area utilized, including some cases where a single end user customer accounted for all area committed or area utilized. If there are delays in the move in, whereby the net floor area they are committed to is not utilized as expected, or there is contract termination in relation to these customers, then our net revenue and results of operations would be materially and adversely affected. In addition, there is uncertainty as to our estimate of the revenue of the three data centers we intend to acquire as a result of the Acquisition. There can be no guarantee that the revenue of these three data centers will meet or exceed our estimate, and their actual revenue may differ materially from our expectations based on numerous factors, including customer defaults and early terminations, difficulties in operating BJ10, BJ11, and BJ12 or in collecting anticipated revenue, and penalties as result of our failure to adhere to service level parameters in the existing customer contracts. See "Prospectus Supplement Summary—Recent Developments" in this prospectus supplement.

        There are a number of factors that could cause us to lose major customers. Because many of our contracts involve services that are mission-critical to our customers, any failure by us to meet a customer's expectations could result in cancellation or non-renewal of the contract. Our service agreements usually allow our customers to terminate their agreements with us before the end of the contract period under certain specified circumstances, including our failure to deliver services as required under such agreements, and in some cases without cause as long as sufficient notice is given. In addition, our customers may decide to reduce spending on our services due to a challenging economic environment or other factors, both internal and external, relating to their business such as corporate restructuring or changing their outsourcing strategy by moving more facilities in-house or outsourcing to other service providers. Furthermore, our customers, some of who have experienced rapid changes in their business, substantial price competition and pressures on their profitability, may demand price reductions or reduce the scope of services to be provided by us, any of which could reduce our profitability. In addition, our reliance on any individual customer for a significant portion of our net revenue may give that customer a degree of pricing leverage against us when negotiating contracts and terms of services with us.

        The loss of any of our major customers, or a significant decrease in the extent of the services that they outsource to us or the price at which we sell our services to them, could materially and adversely affect our financial condition and results of operations.

         If we are unable to meet our service level commitments, including commitments and pre-commitments of data centers we acquire or are in the process of acquiring, our reputation and results of operation could suffer.

        Most of our customer contracts provide that we maintain certain service level commitments to our customers. If we fail to meet our service level commitments, including commitments and pre-commitments of data centers we acquire or are in the process of acquiring, we may be contractually obligated to pay the affected customer a financial penalty, which varies by contract, and the customer may in some cases be able to terminate its contract. Although we have not had to pay any material financial penalties for failing to meet our service level commitments in the past, there is no assurance that we will be able to meet all of our service level commitments in the future and that no material financial penalties may be imposed. In addition, if such a failure were to occur, there can be no assurance that our customers will not seek other legal remedies that may be available to them, including:

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  requiring us to provide free services;

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  seeking damages for losses incurred; and

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  cancelling or electing not to renew their contracts.

        Any of these events could materially increase our expenses or reduce our net revenue, which would have a material adverse effect on our reputation and results of operations. Our failure to meet our commitments could also result in substantial customer dissatisfaction or loss. As a result of such customer loss and other potential liabilities, our net revenue and results of operations could be materially and adversely affected.

         Our customer base may decline if our customers or potential customers develop their own data centers or expand their own existing data centers.

        Some of our customers may develop their own data center facilities. Other customers with their own existing data centers may choose to expand their data center operations in the future. In the event that any of our key customers were to develop or expand their data centers, we may lose business or face pressure as to the pricing of our services. Although we believe that the trend is for companies in China to outsource their data center facilities and operations to colocation data center service providers, there can be no assurance that this trend will continue. In addition, if we fail to offer services that are cost-competitive and operationally advantageous as compared with services provided in-house by our customers, we may lose customers or fail to attract new customers. If we lose a customer, there is no assurance that we would be able to replace that customer at the same or a higher rate, or at all, and our business and results of operations would suffer.

         We may be unable to achieve high contract renewal rates, including for data centers we acquire or are in the process of acquiring.

        We seek to renew customer contracts when those contracts are due for renewal. We endeavor to provide high levels of customer service, support, and satisfaction to maintain long-term customer relationships and to secure high rates of contract renewals for our services. Nevertheless, we cannot assure you that we will be able to renew service contracts with our existing customers or re-commit space relating to expired service contracts to new customers if our current customers do not renew their contracts, including for data centers we acquire or are in the process of acquiring. In the event of a customer's termination or non-renewal of expired contracts, or a renewal of an expired contract for fewer services or less area than it had previously utilized, our ability to enter into services contracts so that new or other existing customers utilize the expired existing space in a timely manner will impact our results of operations. If such expired existing space is not utilized by new or other existing customers in a timely manner, our service revenue and results of operations may be negatively impacted. Our quarterly churn rate, which we define as the ratio of quarterly service revenue from contracts which terminated or expired without renewal during the quarter to the total quarterly service revenue for the preceding quarter, averaged 2.1%,0.9% and 0.3% in 2017, 2018 and the nine months ended September 30, 2019, respectively. Between September 30, 2019 and December 31, 2019 and during full year 2020, data center service agreements with our customers with respect to 4.0% and 9.5% of our total area committed as of September 30, 2019 will become due for renewal, respectively.

         If we do not succeed in attracting new customers for our services and/or growing revenue from existing customers, we may not achieve our revenue growth goals.

        We have been expanding our customer base to cover a range of industry verticals, particularly cloud service providers. Our ability to attract new customers, as well as our ability to grow revenue from our existing customers, depends on a number of factors, including our ability to offer high-quality services at competitive prices, the strength of our competitors and the capabilities of our marketing and sales teams to attract new customers. If we fail to attract new customers, we may not be able to grow our net revenue as quickly as we anticipate or at all.

        As our customer base grows and diversifies into other industries, we may be unable to provide customers with services that meet the specific demand of such customers or their industries, or with quality customer support, which could result in customer dissatisfaction, decreased overall demand for our services and loss of expected revenue. In addition, our inability to meet customer service expectations may damage our reputation and could consequently limit our ability to retain existing customers and attract new customers, which would adversely affect our ability to generate revenue and negatively impact our results of operations.

         Customers who rely on us for the colocation of their servers, the infrastructure of their cloud systems, and management of their IT and cloud operations could potentially sue us for their lost profits or damages if there are disruptions in our services, which could impair our financial condition.

        As our services are critical to many of our customers' business operations, any significant disruption in our services could result in lost profits or other indirect or consequential damages to our customers. Although our customer contracts typically contain provisions attempting to limit our liability for breach of the agreement, including failing to meet our service level commitments, there can be no assurance that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as the result of a service interruption that they may ascribe to us. The outcome of any such lawsuit would depend on the specific facts of the case and any legal and policy considerations that we may not be able to mitigate. In such cases, we could be liable for substantial damage awards. Since we do not carry liability insurance coverage, such damage awards could seriously impair our financial condition.

         Our customers operate in a limited number of industries, particularly in the cloud services, internet and financial services industries. Factors that adversely affect these industries or information technology spending in these industries may adversely affect our business.

        Our customers operate in a limited number of industries, particularly in the cloud services, internet and financial services industries. As of September 30, 2019, end user customers from the cloud services, internet and financial services industries accounted for 73.0%, 14.3% and 7.7% of our total area committed, respectively. Our business and growth depend on continued demand for our services from our current and potential customers in the cloud services, internet and financial services industries. Demand for our services, and technology services in general, in any particular industry could be affected by multiple factors outside of our control, including a decrease in growth or growth prospects of the industry, a slowdown or reversal of the trend to outsource information technology operations, or consolidation in the industry. In addition, serving a major customer within a particular industry may effectively preclude us from seeking or obtaining engagements with direct competitors of that customer if there is a perceived conflict of interest. Any significant decrease in demand for our services by customers in these industries, or other industries from which we derive significant net revenue in the future, may reduce the demand for our services.

         We enter into fixed-price contracts with many customers, and our failure to accurately estimate the resources and time required for the fulfillment of our obligations under these contracts could negatively affect our results of operations.

        Our data center services are generally provided on a fixed-price basis that requires us to undertake significant projections and planning related to resource utilization and costs. Although our past project experience helps to reduce the risks associated with estimating, planning and performing fixed-price contracts, we bear the risk of failing to accurately estimate our projected costs, including power costs as we may not accurately predict our customer's ultimate power usage once the contract is implemented, and failing to efficiently utilize our resources to deliver our services, and there can be no assurance that we will be able to reduce the risk of estimating, planning and performing our contracts. Any failure to accurately estimate the resources and time required for a project, or any other factors that may impact our costs, could adversely affect our profitability and results of operations.

         Our customer contract commitments are subject to reduction and potential cancellation, including with respect to data centers we acquire or are in the process of acquiring.

        Many of our customer contracts allow for early termination, subject to payment of specified costs and penalties, which are usually less than the revenues we would expect to receive under such contracts. Our customer contract commitments could significantly decrease if any of the customer contracts is terminated either pursuant to, or in violation of, the terms of such contract. In addition, our customer contract commitments during a particular future period may be reduced for reasons outside of our customers' control, such as general current economic conditions. It is difficult to predict how market forces, or PRC or U.S. government policy, in particular, the outbreak of a trade war between the PRC and the United States and the imposition of additional tariffs on bilateral imports in 2018 and 2019, may continue to impact the PRC economy as well as related demand for our data center resources, managed services and solutions going forward. If our customer contract commitments are significantly reduced, including with respect to data centers we acquire or are in the process of acquiring, our results of operations and the price of our ADSs could be materially and adversely affected.

        Even if our current and future customers have entered into a binding contract with us, they may choose to terminate such contract prior to the expiration of its terms. Any penalty for early termination may not adequately compensate us for the time and resources we have expended in connection with such contract, or at all, which could have a material adverse effect on our results of operations and cash flows.

         We may not be able to compete effectively against our current and future competitors.

        We offer a broad range of data center services and, as a result, we may compete with a wide range of data center service providers for some or all of the services we offer.

        We face competition from the state-owned telecommunications carriers, namely China Telecom, China Unicom and China Mobile, as well as other domestic and international carrier-neutral data center service providers. Our current and future competitors may vary by size and service offerings and geographic presence. See "Item 4. Information on the Company—B. Business Overview—Competition" of our annual report on Form 20-F for the fiscal year ended December 31, 2018.

        Competition is primarily centered on reputation and track record, quality and availability of data center space, quality of service, technical expertise, security, reliability, functionality, breadth and depth of services offered, geographic coverage, financial strength and price. Some of our current and future competitors may have greater brand recognition, marketing, technical and financial resources than we do. As a result, some of our competitors may be able to:

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  bundle colocation services with other services or equipment they provide at reduced prices;

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  develop superior products or services, gain greater market acceptance, and expand their service offerings more efficiently or rapidly;

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  adapt to new or emerging technologies and changes in customer requirements more quickly;

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  take advantage of acquisition and other opportunities more readily; and

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  adopt more aggressive pricing policies and devote greater resources to the promotion, marketing and sales of their services.

        We operate in a competitive market, and we face pricing pressure for our services. Prices for our services are affected by a variety of factors, including supply and demand conditions and pricing pressures from our competitors. Although we offer a broad range of data center services, our competitors that specialize in only one of our services offerings may have competitive advantages in that offering. With respect to all of our colocation services, our competitors may offer such services at rates below current market rates or below the rates we currently charge our customers. With respect to both our colocation and managed services offerings, our competitors may offer services in a greater variety that are more sophisticated or that are more competitively priced than the services we offer. We may be required to lower our prices to remain competitive, which may decrease our margins and adversely affect our business prospects, financial condition and results of operations.

         An oversupply of data center capacity could have a material adverse effect on us.

        A buildup of new data centers or reduced demand for data center services could result in an oversupply of data center space in China's large commercial centers. Excess data center capacity could lower the value of data center services and limit the number of economically attractive markets that are available to us for expansion, which could negatively impact our business and results of operations.

         Our failure to comply with regulations applicable to our leased data centers may materially and adversely affect our ability to use such data centers.

        Among the data centers that we lease, including those under construction, a majority of the lease agreements have not been registered or filed with relevant authorities in accordance with the applicable PRC laws and regulations. The enforcement of this legal requirement varies depending on local practices. In case of failure to register or file a lease, the parties to the unregistered lease may be ordered to make rectifications (which would involve registering such leases with the relevant authority) before being subject to penalties. The penalty ranges from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority. The law is not clear as to which of the parties, the lessor or the lessee, is liable for the failure to register the lease, and the lease agreements of several of our data centers provide that the lessor is responsible for processing the registration and must compensate us for losses caused by any breach of the obligation. Although we have proactively requested that the applicable lessors complete or cooperate with us to complete the registration in a timely manner, we are unable to control whether and when such lessors will do so. In the event that a fine is imposed on both the lessor and lessee, and if we are unable to recover from the lessor any fine paid by us in accordance with the terms of the lease agreement, such fine will be borne by us. In respect to one data center in Beijing, a portion of the property has been constructed without obtaining the building ownership certificate, and the part of the lease in relation to such portion may be deemed invalid if the construction has not been duly approved by the government, in which event we would not be able to use that portion of property. In respect of some data centers, the usage of leased properties for data center purposes may be deemed to be inconsistent with the designated usage as stated under the building ownership certificates. If the owners fail to obtain the necessary consents and/or to comply with the applicable legal requirements for the change of usage of these premises, and the relevant authority or the court orders us to use the relevant leased properties for the designated usage only, we may not be able to continue to use these properties for data center purposes and we may need relocate our operation there to other suitable premises. We may also be subject to administrative penalties for lack of fire safety approvals for renovation of the leased premises, and we may be ordered to suspend operations at applicable premises if we fail to timely cure any such defect. Construction or renovation of certain other of our data centers was carried out without obtaining construction (including zoning) related permits, and certain leased premises were put into use without fulfillment of construction inspection and acceptance procedures, which may cause administrative penalties to be imposed on us in the case of renovation, and may cause the use of the leased premises to be deemed illegal, and we may be forced to suspend our operations as a result. See also "—Risks Related to Doing Business in the People's Republic of China—Our business operations are extensively impacted by the policies and regulations of the PRC government. Any policy or regulatory change may cause us to incur significant compliance costs."

        We cannot assure you that we will be able to relocate such operations to suitable alternative premises, and any such relocation may result in disruption to our business operations and thereby result in loss of earnings. We may also need to incur additional costs for the relocation of our operation. There is also no assurance that we will be able to effectively mitigate the possible adverse effects that may be caused by such disruption, loss or costs. Any of such disruption, loss or costs could materially and adversely affect our financial condition and results of operations.

         Our failure to maintain our relationships with various cloud service providers may adversely affect our cloud-related services, and as a result, our business, operating results and financial condition.

        Our managed cloud services involve providing services to the customers of cloud service providers. If we do not maintain good relationships with cloud service providers, our business could be negatively affected. If these cloud service providers fail to perform as required under our agreements for any reason or suffer service level interruptions or other performance issues, or if our customers are less satisfied than expected with the services provided or results obtained, we may not realize the anticipated benefits of these relationships.

        Since our agreements with key cloud service providers in China are non-exclusive, these companies may decide in the future to partner with more of our competitors or they may decide to terminate their agreements with us, any of which could adversely and materially affect our business expansion plan and expected growth.

         Our data center infrastructure may become obsolete or unmarketable and we may not be able to upgrade our power, cooling, security or connectivity systems cost-effectively or at all.

        The markets for the data centers we own and operate, as well as certain of the industries in which our customers operate, are characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels and changing customer demands. As a result, the infrastructure at our data centers may become obsolete or unmarketable due to demand for new processes and/or technologies, including, without limitation: (i) new processes to deliver power to, or eliminate heat from, computer systems; (ii) customer demand for additional redundancy capacity; (iii) new technology that permits higher levels of critical load and heat removal than our data centers are currently designed to provide; and (iv) an inability of the power supply to support new, updated or upgraded technology. In addition, the systems that connect our self-developed data centers, and in particular, our third-party data centers, to the internet and other external networks may become outdated, including with respect to latency, reliability and diversity of connectivity. When customers demand new processes or technologies, we may not be able to upgrade our data centers on a cost-effective basis, or at all, due to, among other things, increased expenses to us that cannot be passed on to customers or insufficient revenue to fund the necessary capital expenditures. The obsolescence of our power and cooling systems and/or our inability to upgrade our data centers, including associated connectivity, could reduce revenue at our data centers and could have a material adverse effect on us. Furthermore, potential future regulations that apply to industries we serve may require customers in those industries to seek specific requirements from their data centers that we are unable to provide. If such regulations were adopted, we could lose customers or be unable to attract new customers in certain industries, which could have a material adverse effect on us.

         If we are unable to adapt to evolving technologies and customer demands in a timely and cost-effective manner, our ability to sustain and grow our business may suffer.

        To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services and modifying our business strategies accordingly, which could cause us to incur substantial costs. We may not be able to adapt to changing technologies in a timely and cost-effective manner, if at all, which would adversely impact our ability to sustain and grow our business.

        In addition, new technologies have the potential to replace or provide lower cost alternatives to our services. The adoption of such new technologies could render some or all of our services obsolete or unmarketable. We cannot guarantee that we will be able to identify the emergence of all of these new service alternatives successfully, modify our services accordingly, or develop and bring new services to market in a timely and cost-effective manner to address these changes. If and when we do identify the emergence of new service alternatives and introduce new services to market, those new services may need to be made available at lower profit margins than our then-current services. Failure to provide services to compete with new technologies or the obsolescence of our services could lead us to lose current and potential customers or could cause us to incur substantial costs, which would harm our operating results and financial condition. Our introduction of new alternative services that have lower price points than our current offerings may also result in our existing customers switching to the lower cost products, which could reduce our net revenue and have a material adverse effect on our results of operation.

         We have limited ability to protect our intellectual property rights, and unauthorized parties may infringe upon or misappropriate our intellectual property.

        Our success depends in part upon our proprietary intellectual property rights, including certain methodologies, practices, tools and technical expertise we utilize in designing, developing, implementing and maintaining applications and processes used in providing our services. We rely on a combination of copyright, trademark, trade secrets and other intellectual property laws, non-disclosure agreements with our employees, customers and other relevant persons and other measures to protect our intellectual property, including our brand identity. Nevertheless, it may be possible for third parties to obtain and use our intellectual property without authorization. The unauthorized use of intellectual property is common in China and enforcement of intellectual property rights by PRC regulatory agencies is inconsistent. As a result, litigation may be necessary to enforce our intellectual property rights. Litigation could result in substantial costs and diversion of our management's attention and resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of China's legal system and potential difficulties in enforcing a court judgment in China, there is no guarantee that we would be able to halt any unauthorized use of our intellectual property in China through litigation.

         We may be subject to third-party claims of intellectual property infringement.

        We derive most our revenues in China and use , our figure trademark, in a majority of our services. We have registered the figure trademark in China in several categories that cover our services areas and we plan to register the figure trademark in China in certain additional categories. We have also registered the pure text of "GDS" as a trademark in several categories that cover our services areas, however, a third party has also registered the pure text of "GDS" as a trademark in certain IT-related services. As the services for which the third-party trademark is registered are also IT-related and could be construed as similar to ours in some respects, infringement claims may be asserted against us, and we cannot assure you that a government authority or a court will hold the view that such similarity will not cause confusion in the market. In this case, if we use the pure text of GDS (which we have not registered as a trademark with respect to all services we provide) as our trademark, we may be required to explore the possibility of acquiring this trademark, or entering into an exclusive licensing agreement with the third party, which will cause us to incur additional costs. In addition, we may be unaware of intellectual property registrations or applications that purport to relate to our services, which could give rise to potential infringement claims against us. Parties making infringement claims may be able to obtain an injunction to prevent us from delivering our services or using trademark or technology containing the allegedly intellectual property. If we become liable to third parties for infringing upon their intellectual property rights, we could be required to pay a substantial damage award. We may also be subject to injunctions that require us to alter our processes or methodologies so as not to infringe upon a third party's intellectual property, which may not be technically or commercially feasible and may cause us to expend significant resources. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, could cause the diversion of management's attention and resources away from the operations of our business and could damage our reputation.

         If our customers' proprietary intellectual property or confidential information is misappropriated or disclosed by us or our employees in violation of applicable laws and contractual agreements, we could be exposed to protracted and costly legal proceedings and lose clients.

        We and our employees are in some cases provided with access to our customers' proprietary intellectual property and confidential information, including technology, software products, business policies and plans, trade secrets and personal data. Many of our customer contracts require that we do not engage in the unauthorized use or disclosure of such intellectual property or information and that we will be required to indemnify our customers for any loss they may suffer as a result. We use security technologies and other methods to prevent employees from making unauthorized copies, or engaging in unauthorized use or unauthorized disclosure, of such intellectual property and confidential information. We also require our employees to enter into non-disclosure arrangements to limit access to and distribution of our customers' intellectual property and other confidential information as well as our own. However, the steps taken by us in this regard may not be adequate to safeguard our customers' intellectual property and confidential information. Moreover, most of our customer contracts do not include any limitation on our liability with respect to breaches of our obligation to keep the intellectual property or confidential information we receive from them confidential. In addition, we may not always be aware of intellectual property registrations or applications relating to source codes, software products or other intellectual property belonging to our customers. As a result, if our customers' proprietary rights are misappropriated by us or our employees, our customers may consider us liable for such act and seek damages and compensation from us.

        Assertions of infringement of intellectual property or misappropriation of confidential information against us, if successful, could have a material adverse effect on our business, financial condition and results of operations. Protracted litigation could also result in existing or potential customers deferring or limiting their purchase or use of our services until resolution of such litigation. Even if such assertions against us are unsuccessful, they may cause us to lose existing and future business and incur reputational harm and substantial legal fees.

         We rely on third-party suppliers for key elements of our network infrastructure and software.

        We contract with third parties for the supply of hardware, such as servers and other equipment, that we use in the provision of our services to our customers and that we sell to our customers in some cases. The loss of a significant supplier could delay expansion of the data center facilities that we operate, impact our ability to sell our services and hardware and increase our costs. If we are unable to purchase the hardware or obtain a license for the software that our services depend on, our business could be significantly and adversely affected. In addition, if our suppliers are unable to provide products that meet evolving industry standards or that are unable to effectively interoperate with other products or services that we use, then we may be unable to meet all or a portion of our customer service commitments, which could materially and adversely affect our results of operations.

         We engage third-party contractors to carry out various services relating to our data center facilities, including security services.

        We engage third-party contractors to carry out various services relating to our data center facilities, including security services. We endeavor to engage third-party companies with a strong reputation and proven track record, high-performance reliability and adequate financial resources. However, any such third-party contractor may still fail to provide satisfactory security services at the level of quality required by us, resulting in inappropriate access to our facilities.

         We have expanded in the past and expect to continue to expand in the future through acquisitions of other companies, each of which may divert our management's attention, result in additional dilution to stockholders or use resources that are necessary to operate our business.

        In the past, we have grown our business through acquisitions and we expect to continue to evaluate and enter into discussions regarding potential strategic acquisition transactions and alliances to further expand our business, and, from time to time, we may have a number of pending investments and acquisitions that are subject to closing conditions, including the Acquisition. See "Item 4. Information on the Company—A. History and Development of the Company" of our annual report on Form 20-F for the fiscal year ended December 31, 2018 and "Prospectus Supplement Summary—Recent Developments" in this prospectus supplement for more information. If we are presented with appropriate opportunities, we may acquire additional businesses, services, resources, or assets, including data centers, that are complementary to our core business. Our integration of the acquired entities or assets, including the three data centers that are pending as part of the Acquisition, into our business may not be successful and may not enable us to generate the expected revenues or expand into new services, customer segments or operating locations as well as we expect. This would significantly affect the expected benefits of these acquisitions. Moreover, the integration of any acquired entities or assets into our operations could require significant attention from our management. The diversion of our management's attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. In addition, we may face challenges trying to integrate new operations, services and personnel with our existing operations. Our possible future acquisitions may also expose us to other potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, our inability to generate sufficient revenue to offset the costs, expenses of acquisitions and potential loss of, or harm to, relationships with employees and customers as a result of our integration of new businesses.

        Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments, including the Acquisition, could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business generally. Future acquisitions, including the Acquisition, could also result in the use of substantial amounts of our cash and cash equivalents, dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize, may be less beneficial, or may develop more slowly, than we expect. If we do not receive the benefits anticipated from these acquisitions and investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected and our stock price could decline.

         The uncertain economic environment may have an adverse impact on our business and financial condition.

        The uncertain economic environment could have an adverse effect on our liquidity. While we believe we have a strong customer base, if the current market conditions were to worsen, some of our customers may have difficulty paying us and we may experience increased churn in our customer base and reductions in their commitments to us. We may also be required to make allowances for doubtful accounts and our results would be negatively impacted. Our sales cycle could also be lengthened if customers reduce spending on, or delay decision-making with respect to, our services, which could adversely affect our revenue growth and our ability to recognize net revenue. We could also experience pricing pressure as a result of economic conditions if our competitors lower prices and attempt to lure away our customers with lower cost solutions. Finally, our ability to access the equity and debt capital markets may be severely restricted at a time when we would like, or need, to do so, especially during times of increased volatility in global financial markets and stock markets, which could limit our ability to raise funds through additional equity sales. Any inability to raise funds from capital markets generally, and equity capital markets in particular, could adversely affect our liquidity as well as hinder our ability to pursue additional strategic expansion opportunities, execute our business plans and maintain our desired level of revenue growth in the future.

         A downturn in the PRC or global economy could reduce the demand for our services, which could materially and adversely affect our business and financial condition.

        The global financial markets have experienced significant disruptions between 2008 and 2009 and the United States, Europe and other economies have experienced periods of recessions. The recovery from the economic downturns of 2008 and 2009 has been uneven and is facing new challenges. These include the anticipation of the United Kingdom's exit from the European Union, the outbreak of a trade war between the PRC and the United States and the imposition of additional tariffs on bilateral imports in 2018 and 2019, as well as the slower growth of the PRC economy since 2012, all of which have contributed to uncertainty about the global economy. It is unclear whether the PRC economy will accelerate and resume a faster pace of growth. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world's leading economies, including those of the United States and the PRC. There have been concerns over unrest in the Middle East, Africa and Hong Kong, which have contributed to volatility in financial and other markets. In particular, actual or perceived social unrest in Hong Kong, one of our Tier 1 markets, could result in service interruptions and data losses for our customers as well as equipment damage, which could significantly disrupt the normal business operations of our customers and reduce our net revenue. Furthermore, prolonged social unrest in Hong Kong could have material and negative impact on the demand in Hong Kong for data center resources or managed services, which in turn would materially and adversely affect our business and financial condition.

        There also have been concerns about the economic effects of rising tensions between the PRC and surrounding Asian countries. Economic conditions in the PRC are sensitive to global economic conditions. Any prolonged slowdown in the global or the PRC economy may lead to decreased demand for data center resources or managed services and have a negative impact on our business, financial condition and results of operations. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet our liquidity needs. Any periods of increased or heightened volatility in financial, equity and other markets could limit our ability to raise funds, pursue further business expansion and maintain revenue growth. See "The uncertain economic environment may have an adverse impact on our business and financial condition" above.

         Changes in international trade or investment policies and barriers to trade or investment, and the ongoing trade conflict, may have an adverse effect on our business and expansion plans.

        In recent years, international market conditions and the international regulatory environment have been increasingly affected by competition among countries and geopolitical frictions. Changes to national trade or investment policies, treaties and tariffs, fluctuations in exchange rates or the perception that these changes could occur, could adversely affect the financial and economic conditions in the jurisdictions in which we operate, as well as our international and cross-border operations, our financial condition and results of operations. The U.S. administration under President Donald Trump has advocated for and taken steps toward restricting trade in certain goods, particularly from China. For example, in 2018 the United States announced tariffs that applied to products imported from China, totaling approximately US$250 billion, and in May 2019 the United States increased the rate of certain tariffs previously levied on Chinese products from 10% to 25%. In August 2019, the United States announced that it would apply an additional tariff of 10% on the remaining US$300 billion of goods and products coming from China. After several rounds of trade talks between China and the United States, the United States temporarily delayed an increase in tariffs on US$250 billion of products imported from China, and in September and October 2019, the United States announced several tariff exemptions for certain Chinese products. However, there remains uncertainty as to whether the Unites States will maintain these exemptions or impose additional tariffs on Chinese products in the near future. Furthermore, in August 2019, the U.S. Treasury labelled China a currency manipulator, as a result of which the United States may take further actions to eliminate perceived unfair competitive advantages created by alleged manipulating actions. In addition, the United States is reported to be considering ways to limit U.S. investment portfolio flows into China, though no details in such regard have been officially announced. Trade tension between China and the United States may intensify and the United States may adopt even more drastic measures in the future.

        China and other countries have retaliated and may further retaliate in response to new trade policies, treaties and tariffs implemented by the United States. For instance, in response to the tariffs announced by the United States in May 2018, China imposed retaliatory tariffs on U.S. goods of a similar value, and in response to the tariff announcements by the United States in August 2019, China announced it would stop buying U.S. agricultural products and would not rule out import tariffs on newly purchased U.S. agricultural products. In September 2019, China unveiled several tariff exemptions for U.S. products, including various agricultural products. Any further actions to increase existing tariffs or impose additional tariffs could result in an escalation of the trade conflict, may have tremendous negative impact on the economies of not merely the two countries concerned, but the global economy as a whole. If these measures and tariffs affect any of our customers and their business results and prospects, their demand for, or ability to pay for, our data center services may decrease, which would materially and adversely affect our results of operations. In addition, if China were to increase the tariff on any of the items imported by our suppliers and contract manufacturers from the U.S., they might not be able to find substitutes with the same quality and price in China or from other countries. As a result, our costs would increase and our business, financial condition and results of operations would be adversely affected.

         Export control and economic or trade sanctions could subject us to regulatory investigations or other actions, which could materially and adversely affect our competitiveness and business operations.

        Recent economic and trade sanctions threatened and/or imposed by the U.S. government on a number of China-based technology companies, including ZTE Corporation, Huawei Technologies Co., Ltd., or Huawei, and certain of their respective affiliates and other China-based technology companies, as well as actions brought against Huawei and related persons by the U.S. and the Canadian governments, have raised further concerns as to whether, in the future, there may be additional regulatory challenges or enhanced restrictions involving other China-based technology companies including us in a wide range of areas such as data security, artificial intelligence, technologies deployed for surveillance purposes, import/export of technology or other business activities. For instance, the U.S. government recently announced several orders effectively barring sales of components and software subject to U.S. export controls to, among others, Huawei and certain other China-based technology companies and their respective affiliates. These restrictions, and similar or more expansive restrictions that may be imposed by the U.S. or other jurisdictions in the future, may materially and adversely affect certain of our customers' abilities to acquire technologies, systems, devices or components that may be critical to their technology infrastructure, service offerings and business operations, and further cause a turmoil to or industries including telecommunications, information technology infrastructure and consumer electronics, which may, in turn, materially and adversely affect their demand for our services and affect our business, financial condition and results of operations. These restrictions or sanctions, even targeting specific entities unrelated to us, could nevertheless also negatively affect our and our technology partners' abilities to recruit research and development talent or conduct technological collaboration with scientists and research institutes in the U.S., Europe or other countries, which could significantly harm our competitiveness. There can be no assurance that we will not be affected by current or future export controls or economic and trade sanctions regulations.

        Such potential restrictions, as well as any associated inquiries or investigations or any other government actions, may be difficult or costly to comply with and may, among other things, delay or impede the development of the technology, products and solutions of our customers, hinder the stability of our customers' supply chain, and may result in negative publicity, any of which may have a material and adverse effect on our business, financial condition and results of operations.

         Our success depends to a substantial degree upon our senior management, including Mr. William Wei Huang, and key personnel, and our business operations may be negatively affected if we fail to attract and retain highly competent senior management.

        We depend to a significant degree on the continuous service of Mr. William Wei Huang, our founder, chairman and chief executive officer, and our experienced senior management team and other key personnel such as project managers and other middle management. If one or more members of our senior management team or key personnel resigns, it could disrupt our business operations and create uncertainty as we search for and integrate a replacement. If any member of our senior management leaves us to join a competitor or to form a competing company, any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. We have entered into employment agreements with our senior management and key personnel. We have also entered into confidentiality agreements with our personnel which contain nondisclosure covenants that survive indefinitely as to our trade secrets. Additionally, pursuant to these confidentiality agreements, any inventions and creations of our employees relating to the company's business that are completed within twelve months after termination of employment shall be transferred to the company without payment of consideration, and the employees shall assist the company in applying for corresponding patents or other rights. However, these employment agreements do not ensure the continued service of these senior management and key personnel, and we may not be able to enforce the confidentiality agreements we have with our personnel. In addition, we do not maintain key man life insurance for any of the senior members of our management team or our key personnel.

         Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

        We believe our success depends on the efforts and talent of our employees, including data center design, construction management, operations, engineering, IT, risk management, and sales and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

        In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect to our business.

         Our operating results may fluctuate, which could make our future results difficult to predict, and may fall below investor or analyst expectations.

        Our operating results may fluctuate due to a variety of factors, including many of the risks described in this section, which are outside of our control. You should not rely on our operating results for any prior periods as an indication of our future operating performance. Fluctuations in our net revenue can lead to even greater fluctuations in our operating results. Our budgeted expense levels depend in part on our expectations of long-term future net revenue. Given relatively large fixed cost of revenue for services, other than utility costs, any substantial adjustment to our costs to account for lower than expected levels of net revenue will be difficult. Consequently, if our net revenue does not meet projected levels, our operating performance will be negatively affected. If our net revenue or operating results do not meet or exceed the expectations of investors or securities analysts, the price of our ADSs may decline.

         Declining fixed asset valuations could result in impairment charges, the determination of which involves a significant amount of judgment on our part. Any impairment charge could have a material adverse effect on us.

        We review our fixed assets for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Indicators of impairment include, but are not limited to, a sustained significant decrease in the market price of or the cash flows expected to be derived from a property. A significant amount of judgment is involved in determining the presence of an indicator of impairment. If the total of the expected undiscounted future cash flows is less than the carrying amount of a property on our balance sheet, a loss is recognized for the difference between the fair value and carrying value of the asset. The evaluation of anticipated cash flows requires a significant amount of judgment regarding assumptions that could differ materially from actual results in future periods, including assumptions regarding future occupancy, contract rates and estimated costs to service the contracts. Any impairment charge could have a material adverse effect on us.

         Failure to commence or resume development of land that we have been granted right to use within the required timeframe or to fulfill the investment commitments under the land use right grant contracts and/or investment/framework agreements may cause us to lose such land use rights and subject us to liabilities under land use right grant contracts and investment/framework agreements.

        The land use right grant contracts and some of the investment/framework agreements that we have entered into with the local governments as well as PRC regulations provide for the timeframe within which we are obligated to carry out the construction projects on the land parcels under these contracts and/or agreements. According to the relevant PRC regulations, the PRC government may impose an "idle land fee" equal to 20% of the land premium on land use if the relevant construction land has been identified as "idle land". The construction land may be identified as "idle land" under any of the following circumstances: (i) where development of and construction on the land fails to commence for more than one year from the construction commencement date prescribed in the land grant contract; or (ii) the development and construction on the land have commenced but have been suspended when the area of the developed land is less than one-third of the total area to be developed or the invested amount is less than 25% of the total amount of investment, and the suspension of development attains for one year. Furthermore, the PRC government has the authority to confiscate any land without compensation if the construction does not commence within two years after the construction commencement date specified in the land grant contract, unless the delay is caused by force majeure, governmental action or preliminary work necessary for the commencement of construction. In addition, these contracts and agreements usually provide for certain investment commitments (such as total investment amount and amount of revenues and taxes generated by the investment projects on the land parcels). We may lose the land use rights and be subject to other liabilities under the land use right grant contracts and the investment/framework agreements if we fail to commence or resume development of land that we have been granted right to use within the required timeframe or to fulfill the investment commitments under the land use right grant contracts and/or investment/framework agreements.

        We have two parcels of land, one in Chengdu and one in Kunshan, over which we have obtained land use rights, but which may be treated as "idle land" by the respective local government authorities. We suspended the development of one parcel of land in Chengdu after completion of the construction of the then existing buildings thereon in November 2010, and upon such suspension, the area of the developed land was less than one third of the total land area. The development of one parcel of land in Kunshan was not timely commenced before the December 2012 deadline. As of the date of this prospectus supplement, we have received approval from the local government authorities to commence construction on the rest of such land parcel in Chengdu and the parcel of land in Kunshan, respectively, and we have commenced construction after receiving such approval. Nonetheless, the local government may treat both the land parcel in Kunshan and the land parcel in Chengdu as being formerly idle land, in which case we may be required to pay idle land fees or penalties, change the planned use of the land, find another parcel of land, or even be required to forfeit the land to PRC government. We may further be subject to penalties for breach of relevant land use right grant contracts and be required to pay damages.

        We have not been subject to any penalties or required to forfeit any land as a result of failing to commence or resume development or fulfill the relevant investment commitments we made pursuant to the relevant land grant contracts and/or the investment/framework agreements. However, we cannot assure you that we will not be subject to penalties as a result of any failure to commence development or fulfill our investment commitments in accordance with the relevant land grant contracts and/or the investment/framework agreements. If this occurs, our financial condition and results of operations could be materially and adversely affected.

         We may experience impairment of goodwill in connection with our acquisition of entities or other assets.

        We are required to perform an annual goodwill impairment test. As of September 30, 2019, we carried RMB1,752.0 million (US$245.1 million) of goodwill on our balance sheet. However, goodwill can become impaired. We test goodwill for impairment annually or more frequently if events or changes in circumstances indicate possible impairment, but the fair value estimates involved require a significant amount of difficult judgment and assumptions. We may not achieve the anticipated benefits of the acquisitions, which may result in the need to recognize impairment of some or all of the goodwill we recorded.

         We are subject to anti-corruption laws of China and Hong Kong as well as the U.S. Foreign Corrupt Practices Act. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, financial condition and results of operations.

        We operate our business in China and Hong Kong and are thus subject to PRC and Hong Kong laws and regulations related to anti-corruption, which prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. We are also subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits companies and any individuals or entities acting on their behalf from offering or making improper payments or providing benefits to foreign officials for the purpose of obtaining or keeping business, along with various other anti-corruption laws. Our existing policies prohibit any such conduct and we have implemented and conducted additional policies and procedures designed, and providing training, to ensure that we, our employees, business partners and other third parties comply with PRC anti-corruption laws and regulations, the FCPA and other anti-corruption laws to which we are subject. There is, however, no assurance that such policies or procedures will work effectively all the time or protect us against liability under the FCPA or other anti-corruption laws. There is no assurance that our employees, business partners and other third parties would always obey our policies and procedures. Further, there is discretion and interpretation in connection with the implementation of PRC anti-corruption laws. We could be held liable for actions taken by our employees, business partners and other third parties with respect to our business or any businesses that we may acquire. We operate in the data center services industry in China and generally purchase our colocation facilities and telecommunications resources from state or government-owned enterprises and sell our services domestically to customers that include state or government-owned enterprises or government ministries, departments and agencies. This puts us in frequent contact with persons who may be considered "foreign officials" under the FCPA, resulting in an elevated risk of potential FCPA violations. If we are found not to be in compliance with PRC anti-corruption laws, the FCPA and other applicable anti-corruption laws governing the conduct of business with government entities, officials or other business counterparties, we may be subject to criminal, administrative, and civil penalties and other remedial measures, which could have an adverse impact on our business, financial condition and results of operations. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S., Chinese or Hong Kong authorities or the authorities of any other foreign jurisdictions, could adversely impact our reputation, cause us to lose customer sales and access to colocation facilities and telecommunications resources, and lead to other adverse impacts on our business, financial condition and results of operations.

         We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

        On May 12, 2008 and April 14, 2010, severe earthquakes hit part of Sichuan province in southeastern China and part of Qinghai province in western China, respectively, resulting in significant casualties and property damage. While we did not suffer any loss or experience any significant increase in cost resulting from these earthquakes, if a similar disaster were to occur in the future that affected our Tier 1 markets or another city where we have data centers or are in the process of developing data centers, our operations could be materially and adversely affected due to loss of personnel and damages to property. In addition, a similar disaster affecting a larger, more developed area could also cause an increase in our costs resulting from the efforts to resurvey the affected area. Even if we are not directly affected, such a disaster could affect the operations or financial condition of our customers and suppliers, which could harm our results of operations.

        In addition, our business could be materially and adversely affected by other natural disasters, such as snowstorms, typhoon, fires or floods, the outbreak of a widespread health epidemic, such as swine flu, avian influenza, severe acute respiratory syndrome, or SARS, Ebola, Zika, or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. If any of our employees is suspected of having contracted any contagious disease, we may under certain circumstances be required to quarantine such employees and the affected areas of our premises. Therefore, we may have to temporarily suspend part of or all of our operations. Furthermore, any future outbreak may restrict economic activities in affected regions, resulting in temporary closure of our offices or prevent us and our customers from traveling. Such closures could severely disrupt our business operations and adversely affect our results of operations.

         If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

        We are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our year ended December 31, 2017, we have been obligated to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. In addition, as of December 31, 2018, we have ceased to be an "emerging growth company" as the term is defined in the JOBS Act, and our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. We continue to enhance our accounting personnel and other resources to address our internal controls and procedures. We also continuously enhance our accounting procedures and internal controls.

        In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

        If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our ADSs could decline and we could be subject to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities.

         Compliance with rules and requirements applicable to public companies has caused us to incur increased costs, which may negatively affect our results of operations.

        As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. These rules and regulations have increased our legal, accounting and financial compliance costs and made certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because we may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and U.S. public company reporting requirements, and such personnel may command higher salaries relative to what similarly experienced personnel would command in the United States. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be expensive. In addition, we have incurred additional costs associated with our public company reporting requirements. We continuously evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Corporate Structure

         If the PRC government deems that the contractual arrangements in relation to our consolidated variable interest entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any PRC company engaging in value-added telecommunications businesses, with certain exceptions relating to certain categories which do not apply to us. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas.

        Because we are a Cayman Islands company, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly owned PRC subsidiaries, GDS Investment Company, Shanghai Yungang EDC Technology Co., Ltd., Shanghai Wanshu Data Technology Co., Ltd., Shanghai Shuchang Data Science & Technology Co., Ltd., Shanghai Puchang Data Science & Technology Co., Ltd., Shanghai Shuyao Digital Technology Development Co., Ltd., Shanghai Lingying Data Technology Co., Ltd., Shanghai Shuge Data Technology Co., Ltd., Shanghai Shulan Data Science and Technology Co. Ltd., Shanghai Fengtu Data Science & Technology Co. Ltd., Shanghai Jingyao Network Technology Co., Ltd., Beijing Hengpu' an Data Technology Development Co., Ltd., Beijing Wanguo Shu' an Science & Technology Development Co., Ltd., Beijing Hengchang Data Science & Technology Development Co., Ltd., Shou Xin Yun (Beijing) Science & Technology Co., Ltd., Beijing Wan Qing Teng Science & Technology Co., Ltd., Beijing Wan Teng Yun Science & Technology Co., Ltd., Beijing Hua Wei Yun Science & Technology Co., Ltd., Shou Rong Yun (Beijing) Science & Technology Co., Ltd., GDS Technology (Suzhou) Co., Ltd. (which is currently under dissolution procedure), EDC Technology (Kunshan) Co., Ltd., Guojin Technology (Kunshan) Co., Ltd., Jiangsu Wan Guo Xing Tu Data Services Co., Ltd., Shenzhen Yungang EDC Technology Co., Ltd., Shenzhen Pingshan New Area Global Data Science & Technology Development Co., Ltd., Wan Qing Teng Data (Shenzhen) Co., Ltd., Shenzhen Qian Hai Wan Chang Technology Services Co., Ltd., Guangzhou Shi Wan Guo Yun Lan Data Technology Co., Ltd., Guangzhou Wanxu Technology Services Co., Ltd., Shenzhen Anda Data Science & Technology Development Co., Ltd. (which is currently under dissolution procedure), Heyuan Teng Wei Yun Science & Technology Co., Ltd., EDC (Chengdu) Industry Co., Ltd., Wulanchabu Wanguo Yuntu Data Services Co. Ltd., Zhangjiakou Yunhong Data & Technology Co., Ltd., Guangzhou Wanzhuo Data & Technology Co., Ltd., Shenzhen Miao Chuang Yun Science & Technology Co., Ltd., Shenzhen Zhanfeng Shiye Development Co., Ltd., Langfang Wanguo Yunxin Data Science & Technology Co., Ltd., Langfang Yunchen Data Science & Technology Co., Ltd., Langfang Shucheng Data Science & Technology Co., Ltd., Changshu Wanguo Yunfeng Data Science & Technology Co., Ltd., Shufeng (Shanghai) Data Science & Technology Co., Ltd., Chongqing Wanguo Hongtong Data Science & Technology Co., Ltd., Langfang Yunhan Data Science & Technology Co., Ltd., Nantong Wanguo Yunjin Data Science & Technology Co., Ltd., Nantong Wanguo Yunqi Data Science & Technology Co., Ltd., Wulanchabu Wanguo Lantu Data Science & Technology Co., Ltd., Beijing Hanlin Energy Science & Technology Co., Ltd., Beijing Xingyu Data Science & Technology Co., Ltd., Shanghai Fengqing Data Science & Technology Co., Ltd., Shanghai Ruiqing Data Science & Technology Co., Ltd., Heyuan Wanguo Haitong Data Science & Technology Co., Ltd., Wulanchabu Wanguo Haocheng Data Science & Technology Co., Ltd., Wulanchabu Wanguo Hanjin Data Science & Technology Co., Ltd., Guangzhou Yinwu, Huizhou Jiacheng, Langfang Anyu Data Science & Technology Co., Ltd., Langfang Tianhong Data Science & Technology Co., Ltd., Langfang Yingshan Data Science & Technology Co., Ltd., Chengdu Wanguo Yuntian Data Science & Technology Co., Ltd., Kunshan Shuming Data Science & Technology Co., Ltd.,

Kunshan Bangchen Data Science & Technology Co., Ltd., Beijing Yize Data Science & Technology Co., Ltd. are foreign-invested enterprises, or their subsidiaries. To comply with PRC laws and regulations, we conduct our business in China through contractual arrangements with our consolidated variable interest entities, or VIEs, and their shareholders. These contractual arrangements provide us with effective control over our consolidated VIEs, namely GDS Shanghai, GDS Beijing and its subsidiaries, and enable us to receive substantially all of the economic benefits of our consolidated VIEs in consideration for the services provided by our wholly-owned PRC subsidiaries, and have an exclusive option to purchase all of the equity interest in our consolidated VIEs when permissible under PRC laws. For a description of these contractual arrangements, see "Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our Affiliated Consolidated Entities" of our annual report on Form 20-F for the fiscal year ended December 31, 2018. For an update of our VIE structure, see "Prospectus Supplement Summary—Recent Developments—VIE Enhancement."

        We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, based on its understanding of the relevant laws and regulations, is of the opinion that each of the contracts among our wholly-owned PRC subsidiaries, our consolidated VIEs and their shareholders is valid, binding and enforceable in accordance with its terms. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, the telecommunications circular described above and the Telecommunications Regulations of the People's Republic of China, or the Telecommunications Regulations, and the relevant regulatory measures concerning the telecommunications industry, there can be no assurance that the PRC government, such as the Ministry of Commerce, or the MOFCOM, the MIIT, or other authorities that regulates providers of data center service and other participants in the telecommunications industry would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

        If our corporate and contractual structure is deemed by the MIIT, the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIEs and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate and contractual structure is found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

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  revoking our business and operating licenses;

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  levying fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations;

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  shutting down a portion or all of our networks and servers;

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  discontinuing or restricting our operations in China;

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  imposing conditions or requirements with which we may not be able to comply;

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  requiring us to restructure our corporate and contractual structure;

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  restricting or prohibiting our use of the proceeds from overseas offering to finance our PRC consolidated VIEs' business and operations; and

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  taking other regulatory or enforcement actions that could be harmful to our business.

        Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See "—Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law of the PRC and how it may impact the viability of our current corporate structure, corporate governance and business operations." Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIEs or our right to receive their economic benefits, we would no longer be able to consolidate in our consolidated financial statements such VIEs. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly-owned subsidiaries in China or our consolidated VIEs or their subsidiaries. For the years ended December 31, 2017 and 2018, our consolidated VIEs contributed 91.0% and 97.2%, respectively, of our total net revenue.

         Our contractual arrangements with our consolidated VIEs may result in adverse tax consequences to us.

        We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with our consolidated VIEs were not made on an arm's length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of our consolidated VIEs without reducing the tax liability of our subsidiaries, which could further result in late payment fees and other penalties to our consolidated VIEs for underpaid taxes; or (ii) limiting the ability of our consolidated VIEs to obtain or maintain preferential tax treatments and other financial incentives.

         We rely on contractual arrangements with our consolidated VIEs and their shareholders for our China operations, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

        We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate our business in China. For a description of these contractual arrangements, see "Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our Affiliated Consolidated Entities" of our annual report on Form 20-F for the fiscal year ended December 31, 2018. In 2017 and 2018, 91.0% and 97.2%, of our total net revenue, respectively, were attributed to our consolidated VIEs. These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIEs. If our consolidated VIEs or their shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our consolidated VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our consolidated VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

        All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our consolidated VIEs, and our ability to conduct our business and our financial conditions and results of operation may be materially and adversely affected. See "—Risks Related to Doing Business in the People's Republic of China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations."

         The shareholders of our consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        In connection with our operations in China, we rely on the shareholders of our consolidated VIEs to abide by the obligations under such contractual arrangements. In particular, GDS Shanghai, is 99.90% owned by Mr. William Wei Huang, our chairman and chief executive officer, and 0.10% owned by Ms. Qiuping Huang, a relative of Mr. William Wei Huang, and GDS Beijing, is approximately 99.97% owned by Mr. William Wei Huang, and approximately 0.03% owned by Ms. Qiuping Huang. GDS Beijing and GDS Shanghai will be wholly-owned by Management Holdco (which is in turn owned by certain GDS senior management personnel designated by our board) upon the completion of the VIE Enhancement. The interests of Mr. William Wei Huang, Ms. Qiuping Huang and such senior management personnel of us in their individual capacities as the shareholders of GDS Shanghai and GDS Beijing and Management Holdco (as applicable) may differ from the interests of our company as a whole, as what is in the best interests of GDS Shanghai and GDS Beijing, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our consolidated VIEs and their subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

        Currently, we do not have arrangements to address potential conflicts of interest the shareholders of GDS Shanghai and GDS Beijing may encounter, on one hand, and as a beneficial owner of our company, on the other hand; provided that we could, at all times, exercise our option under the exclusive call option agreements to cause them to transfer all of their equity ownership in GDS Shanghai and GDS Beijing to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of GDS Shanghai and GDS Beijing as provided under the shareholder voting rights proxy agreements, directly appoint new directors of GDS Shanghai and GDS Beijing. We rely on the shareholders of our consolidated VIEs to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

        In order to enhance corporate governance and facilitate administration of its VIEs, the board of directors of us, or the board, has decided to approve the transfer of ownership of the 100% equity interest of GDS Beijing and GDS Shanghai from Mr. William Wei Huang and Ms. Qiuping Huang to a newly established holding company, Shanghai Xinwan Enterprise Management Co., Ltd., or Management HoldCo, 100% of the equity interest in which will in turn be owned by a number of management personnel designated by the board. Initially, there will be five individual management shareholders, each holding 20% equity interest in Management HoldCo, namely Yilin Chen (senior vice president, product and service), Yan Liang (senior vice president, operation and delivery), Liang Chen (senior vice president, data center design), Andy Wenfeng Li (general counsel, compliance officer, and company secretary) and Qi Wang (head of cloud and network Business). We will also replace the sole director of GDS Shanghai and certain subsidiaries of GDS Beijing with a board of three directors. Mr. William Wei Huang will act as the chairman of the board of directors of Management HoldCo, GDS Investment Company, GDS Beijing and GDS Shanghai and their subsidiaries respectively. These proposed enhancements to the corporate governance and management of our VIEs may help to mitigate some of the conflict of interest and other risks detailed above, however we cannot assure you that the proposed enhancements will be implemented as planned or will be effective in preventing or mitigating such risks.

         We are in the process of enhancing the structure of some of our variable interest entities, and its completion is subject to uncertainties.

        In order to further improve our control over our material variable interest entities, reduce key man risks associated with having certain individuals be the equity holders of the material variable interest entities, and address the uncertainty resulting from any potential disputes between us and the individual equity holders of the material variable interest entities that may arise, we are in the process of enhancing the structure of our material variable interest entities and certain other variable interest entities, or the VIE Enhancement.

        Prior to the completion of the VIE Enhancement, the variable interest entities were owned, or are owned, by our chairman and one of his relatives. After completion of the VIE Enhancement, those variable interest entities will be directly owned by a PRC limited liability company that is directly held by selected members of our management who are PRC citizens. We will enter into contractual arrangements, which are substantially similar to the contractual arrangements we have historically used for our VIEs, with the above-mentioned PRC limited liability company and selected members of our management. The contractual arrangements, both before and after the VIE Enhancement, give us effective control over each of those variable interest entities and enable us to obtain substantially all of the economic benefits arising from those variable interest entities as well as consolidate the financial results of those variable interest entities in our results of operations.

        After completion of the VIE Enhancement, the PRC limited liability company will become the variable interest entity equity holders, and the PRC limited liability company and selected members of our management will enter into contractual arrangements with us, including the equity pledge agreements. The VIE Enhancement process is subject to a number of uncertainties, including registration of the transfer of the equity interests, registration of the new equity pledges, and the receipt of required approvals of amendments to certain operating permits, including the Value-added Telecommunication Business Operation Permit. If we are unable to successfully complete these processes involved in the VIE Enhancement, we will be unable to enjoy the expected benefits, including the anticipated enhanced control over those variable interest entities, or reduced key man risks or the uncertainty resulting from any potential disputes among us and the individual equity holders of those variable interest entities as discussed above.

         Our corporate actions are substantially controlled by our principal shareholders, including our founder, chairman and chief executive officer, Mr. William Wei Huang, who have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

        Our amended articles of association provide that Class B ordinary shares are entitled to 20 votes per share at general meetings of our shareholders with respect to the election of a simple majority of our directors. Mr. William Wei Huang beneficially owns 100% of the Class B ordinary shares issued and outstanding, and any additional Class A ordinary shares which are acquired by the Class B shareholders will be converted into Class B ordinary shares. In addition, for so long as there are Class B ordinary shares outstanding, the Class B shareholders are entitled (i) to nominate one less than a simple majority, or five, of our directors, and (ii) to have 20 votes per share with respect to the election and removal of a simple majority, or six, of our directors. In addition, our amended articles of association provide that STT GDC (a wholly owned subsidiary of Singapore Technologies Telemedia Pte Ltd, or ST Telemedia), has the right to appoint up to three directors to our board of directors for so long as they beneficially own certain percentages of our issued share capital. Such appointments will not be subject to a vote by our shareholders. See "Item 6. Directors, Senior Management and Employees—C. Board Practices—Appointment, Nomination and Terms of Directors" of our annual report on Form 20-F for the fiscal year ended December 31, 2018.

        Furthermore, as of September 30, 2019, two of our principal shareholders—STT GDC and Mr. William Wei Huang, our founder, chairman and chief executive officer—beneficially owned approximately 35.1% and 5.8% (excluding ordinary shares underlying share options, and ADSs underlying restricted share units, exercisable within 60 days beneficially owned by Mr. Huang, of which he could not exercise voting power), respectively, of our outstanding voting shares, and approximately 37.0% of our outstanding Class A ordinary shares and 100% of our outstanding Class B ordinary shares, respectively.

        As a result of these appointment rights, nomination rights, dual-class ordinary share structure and ownership concentration, these shareholders have the ability to control or exert significant influence over important corporate matters, investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:

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  the composition of our board of directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

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  any determinations with respect to mergers or other business combinations;

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  our disposition of substantially all of our assets; and

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  any change in control.

        These actions may be taken even if they are opposed by our other shareholders, including the holders of the ADSs.

        Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

         If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

        Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SAIC. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

        We have three major types of chops—corporate chops, contract chops and finance chops. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use contract chops for executing leases and commercial, contracts. We use finance chops generally for making and collecting payments, including, but not limited to issuing invoices. Use of corporate chops and contract chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our subsidiaries and consolidated VIEs are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiaries and consolidated VIEs have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

        In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries and consolidated VIEs, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and consolidated VIEs with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative's misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.

         Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law of the PRC and how it may impact the viability of our current corporate structure, corporate governance and business operations.

        On March 15, 2019, the National People's Congress adopted the Foreign Investment Law of the PRC, which will become effective on January 1, 2020 and replace three existing laws regulating foreign investment in China, namely, the Wholly Foreign-Invested Enterprise Law of the PRC, the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC and the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, together with their implementation rules and ancillary regulations. The Foreign Investment Law of the PRC embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For example, the Foreign Investment Law of the PRC adds a catch-all clause to the definition of "foreign investment" so that foreign investment, by its definition, includes "investments made by foreign investors in China through other means defined by other laws or administrative regulations or provisions promulgated by the State Council" without further elaboration on the meaning of "other means." It leaves leeway for the future legislations to provide for contractual arrangements as a form of foreign investment. It is therefore uncertain whether our corporate structure will be seen as violating the foreign investment rules as we are currently leveraging the contractual arrangements to operate certain businesses in which foreign investors are prohibited from or restricted to investing.

Furthermore, if future legislations mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. If we fail to take appropriate and timely measures to comply with any of these or similar regulatory compliance requirements, our current corporate structure, corporate governance and business operations could be materially and adversely affected.

Risks Related to Doing Business in the People's Republic of China

         We may be regarded as being non-compliant with the regulations on VATS due to the lack of IDC licenses for which penalties may be assessed that may materially and adversely affect our business, financial condition, growth strategies and prospects.

        The laws and regulations regarding value-added telecommunications services, or VATS, licenses in the PRC are relatively new and are still evolving, and their interpretation and enforcement involve significant uncertainties. Investment activities in the PRC by foreign investors were principally governed by the Industry Catalog Relating to Foreign Investment, and currently by the Special Administrative Measures (Negative List) for the Access of Foreign Investment, or the Catalog. Industries not included in the Catalog are permitted industries. Industries such as VATS, including internet data center services, or IDC services, restrict foreign investment. Specifically, the Administrative Regulations on Foreign-Invested Telecommunications Enterprises restrict the ultimate capital contribution percentage held by foreign investor(s) in a foreign-invested VATS enterprise to 50% or less. See "Item 4. Information on the Company—B. Business Overview—Regulatory Matters—Regulation on Foreign Investment Restrictions" of our annual report on Form 20-F for the fiscal year ended December 31, 2018 for additional details. Under the Telecommunications Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Administrative Measures for Telecommunications Business Operating License, which took effect on April 10, 2009 and was amended on September 1, 2017, set forth the types of licenses required to provide telecommunications services in China and the procedures and requirements for obtaining such licenses.

        Before 2013, the definition of the IDC services was subject to interpretation as to whether our services would fall within its scope. In addition, authorities in different localities had different interpretations. According to the Telecom Catalogue publicized in February 2003 by the Ministry of Information Industry, or MII, the predecessor of the MIIT, which took effect in April 2003, and our consultations with the MIIT, IDC services should be rendered through the connection with the internet or other public telecommunications networks.

        On May 6, 2013, the "Q&A on the Application of IDC/ISP Business", the Q&A, was published on the website of China Academy of Telecom Research, an affiliate of the MIIT. The Q&A was issued together with the draft revised Telecom Catalogue of the 2013 version, which although not an official law or regulation, reflected the evolving attitude of the MIIT towards the legal requirements as to applications for IDC licenses. A national consulting body and certain telephone numbers, the Designated Numbers, are provided in the Q&A to answer any questions arising from the application of IDC licenses. Since then, even though the definition of IDC services under the Q&A is identical to that under the Telecom Catalogue, whether a business model should be deemed to be IDC services is subject to the unified clarifications under the Q&A and replies obtained from such Designated Numbers, rather than different replies which may be obtained from different officials from MIIT or its local branches. The draft revised Telecom Catalogue did not come into effect until March 2016, when it was further revised to adapt to developments in the telecommunications industry. During such period, we closely followed legislative developments and conducted feasibility studies for restructuring our business. Based on the Q&A and our consultation with both the Designated Numbers and MIIT officials in 2014 and 2015, IDC services which did not utilize public telecommunication networks would also require an IDC license and that IDC services could only be provided by a holder of an IDC license, or a subsidiary of such holder, with the authorization of the holder.

        GDS Beijing obtained a cross-regional IDC license in November 2013, the scope of which now includes Shanghai, Suzhou, Beijing, Shenzhen, Chengdu, Guangzhou, Zhangjiakou and Tianjin. In order to adapt to the new regulatory requirements and address pre-existing customer contracts, we converted Global Data Solutions Co., Ltd., or GDS Suzhou, into a domestic company wholly owned by GDS Beijing by acquiring all of the equity interests in GDS Suzhou from Further Success Limited, or FSL, a limited liability company established in the British Virgin Islands, in order to enable GDS Suzhou to provide IDC services with the authorization of GDS Beijing, and under the auspices of an IDC license held by GDS Beijing. MIIT approved GDS Beijing's application to expand its IDC license coverage to include GDS Suzhou and Kunshan Wanyu Data Service Co., Ltd., or Kunshan Wanyu, so that they are now authorized to provide IDC services. See "Item 4. Information on the Company—A. History and Development of the Company—2016 VIE Restructuring" of our annual report on Form 20-F for the fiscal year ended December 31, 2018. As part of the VIE restructuring, we converted and changed the shareholding of Shanghai Waigaoqiao EDC Technology Co, Ltd., or EDC Shanghai Waigaoqiao, in the same way as GDS Suzhou, and MIIT approved GDS Beijing's application to expand its IDC license coverage to include EDC Shanghai Waigaoqiao so that EDC Shanghai Waigaoqiao is also authorized to provide IDC services, and MIIT has approved GDS Beijing's application to expand its IDC license coverage to include Shenzhen Yaode Data Services Co., Ltd., or Shenzhen Yaode. In addition, with regard to the other WFOEs that have not contributed substantial revenue, we are deliberating different measures to ensure that any business activity that may have to be conducted by IDC license holders will be conducted by our IDC license holders, which are our consolidated VIEs. See "Item 4. Information on the Company—B. Business Overview—Regulatory Matters—Regulations Related to Value-Added Telecommunications Business" of our annual report on Form 20-F for the fiscal year ended December 31, 2018 for additional details.

        However, there can be no assurance that our contracts signed before the completion of the VIE restructuring with any of our WFOEs as the service provider will not be deemed as historical non-compliance. If the MIIT regards us as existing in a state of non-compliance, penalties could potentially be assessed against us. It is possible that the amount of any such penalties may be several times more than the net revenue generated from these services. Our business, financial condition, expected growth and prospects would be materially and adversely affected if such penalties were to be assessed upon us. It is also possible that the PRC government may prohibit a non-compliant entity from continuing to carry on its business, which would materially and adversely affect our results of operations, expected growth and prospects.

        Recently we have learned that the MIIT will not approve any expansion of authorization by an IDC license holder to its subsidiary, and that it will not allow any such subsidiary of an IDC license holder to renew its current authorization in the future. Instead, the MIIT will require subsidiaries of IDC license holders to apply for their own IDC licenses. Although, to our knowledge, such policy is not supported by any published laws or regulations. GDS Suzhou has already obtained its own IDC license in May 2019. Shenzhen Yaode is applying for its own IDC License. The other subsidiaries of our VIEs currently plan to apply for their own IDC licenses in order to continually maintain authorizations to provide IDC services going forward. However, we cannot assure you that we will be able to obtain approvals from the MIIT for their own IDC Licenses in a timely manner or at all, or obtain approvals from the MIIT for an expansion of authorization from GDS Beijing under its IDC license to allow IDC services to be provided by the other subsidiaries of our VIEs, who rely on such authorizations and expansions to provide IDC services, or that we will be able to renew such authorizations and expansions in due course. If any of these situations occur, our business, financial condition, expected growth and prospects would be materially and adversely affected.

         Some of our consolidated VIEs may be regarded as being non-compliant with the regulations on VATS, due to operating beyond the permitted scope of their IDC licenses.

        One of our consolidated VIEs, GDS Shanghai, obtained a regional IDC license for the Shanghai area in January 2012. Nevertheless, GDS Shanghai provided IDC services in cities outside of Shanghai, which were beyond the scope of its then-effective IDC license. GDS Shanghai upgraded its IDC license to a cross-regional license in April 2016, according to which GDS Shanghai is allowed to provide IDC services in Beijing, Shanghai, Suzhou, Shenzhen and Chengdu. A subsidiary of one of our consolidated VIEs, GDS Suzhou, was historically authorized to provide general IDC services under the auspices of an IDC license held by GDS Beijing but such authorization approved by MIIT did not include internet resources collaboration services. Nevertheless, GDS Suzhou signed contracts with clients to provide internet resources collaboration services. In 2018, we further expanded GDS Beijing's authorization to GDS Suzhou so that GDS Suzhou also was allowed to provide internet resources collaboration services. In addition, in 2016, 2017 and 2018, GDS Beijing and GDS Suzhou entered into IDC service agreements with relevant customers, according to which GDS Beijing and GDS Suzhou have been providing IDC services to their respective customers through third-party data centers in Tianjin. In 2017, GDS Beijing entered into an IDC services agreement with a certain customer, according to which GDS Beijing has been providing IDC services since 2018 in our three data centers located at Zhangjiakou, Hebei province. However, GDS Beijing's IDC license and its authorization granted to GDS Suzhou have not included the Tianjin and Zhangjiakou areas until 2019, when GDS Beijing has upgraded its IDC license to cover the Tianjin and Zhangjiakou areas, and GDS Suzhou has obtained its own IDC license whereby GDS Suzhou is also allowed to provide general IDC services in broad geographic scope including Tianjin and Zhangjiakou. However, although such approvals have been obtained, we cannot assure you that any agreements signed before GDS Beijing and GDS Suzhou obtained such approvals may not be deemed as historical non-compliance. If the MIIT regards GDS Shanghai, GDS Suzhou and GDS Beijing as being historically non-compliant, penalties which could be several times more than the net revenue generated from these services, could potentially be assessed against us, and as a result, our business, financial condition, expected growth and prospects would be materially and adversely affected. It is also possible that the PRC government may prohibit a historically non-compliant entity from continuing to carry on its business, which would materially and adversely affect our results of operations, expected growth and prospects.

         One of our subsidiaries, GDS (HK) Limited, entered into IDC service agreements with customers outside China, which may be regarded as non-compliance with the regulations on foreign investment restriction and value-added telecommunications services, by providing IDC service without qualification.

        In 2015 and 2016, GDS (HK) Limited, or GDS HK, which is one of our Hong Kong—incorporated subsidiaries, entered into IDC service agreements with a few customers outside China, while the actual service provider was intended to be GDS Beijing or EDC Shanghai Waigaoqiao. These IDC service agreements may be regarded as non-compliant, because the law prohibits foreign entities providing IDC services in the PRC.

        As of the date of this prospectus supplement, we have amended all of our IDC service agreements to specify GDS Beijing or its subsidiary as the contracting party for such agreements, so that such agreements are, in our belief, compliant. However, we cannot assure you that our IDC service agreements as amended will not be found to be non-compliant. If the MIIT regards such agreements as non-compliant, penalties could potentially be assessed against us, and as a result, our business, financial condition, expected growth and prospects would be materially and adversely affected.

         We may fail to obtain, maintain and update licenses and permits necessary to conduct our operations in the PRC, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the VATS industry in the PRC.

        There can be no assurance that we will be able to maintain our existing licenses or permits necessary to provide our current IDC services in the PRC, renew any of them when their current term expires, or update existing licenses or obtain additional licenses necessary for our future business expansion. The failure to obtain, retain, renew or update any license or permit generally, and our IDC licenses in particular, could materially and adversely disrupt our business and future expansion plans.

        For example, the revised Telecom Catalogue came into effect in March 2016 in which the definition of the IDC business also covers the internet resources collaboration services business to reflect the developments in the telecommunications industry in China and covers cloud-based services. Also, in January 2017, the MIIT issued Circular of the Ministry of Industry and Information Technology on Clearing up and Regulating the internet Access Service Market, or the 2017 MIIT Circular, according to which an enterprise that obtained its IDC license prior to the implementation of the revised Telecom Catalogue and has actually carried out internet resources collaboration services shall make a written commitment to its original license issuing authority before March 31, 2017 to meet the relevant requirements for business licensing and obtain the corresponding telecommunication business license by the end of 2017. The 2017 MIIT Circular also requires that companies providing IDC services shall not construct communication transmission facilities without permission. Although we have successfully expanded the scope of our IDC licenses to cover internet resources collaboration services, fixed network domestic data transmission services and domestic internet virtual private network services as required under the 2017 MIIT Circular, changes in the regulatory environment of this kind can be disruptive to our business as they may require us to modify the way we conduct our business in order to receive licenses or otherwise comply with such requirements. We may also be deemed in non-compliance for failure to update our operation licenses in a timely manner according to such new regulatory requirements. Any such changes could increase our compliance costs, divert management's attention or interfere with our ability to serve customers, any of which could harm our results of operations and lower the price of our ADSs.

        In addition, if future PRC laws or regulations governing the VATS industry require that we obtain additional licenses or permits or update existing licenses in order to continue to provide our IDC services, there can be no assurance that we would be able to obtain such licenses or permits or update existing licenses in a timely fashion, or at all. If any of these situations occur, our business, financial condition and prospects would be materially and adversely affected.

         Third-party data center providers from whom we lease data center space on a wholesale basis may fail to maintain licenses and permits necessary to conduct their operations in the PRC, and our business may be materially and adversely affected.

        As of September 30, 2019, we operated an aggregate net floor area of 9,705 sqm that we lease on a wholesale basis from other data center providers, and which we refer to as our third-party data centers. There can be no assurance that the wholesale data center providers from whom we lease will be able to maintain their existing licenses or permits necessary to provide our current IDC services in the PRC or renew any of them when their current term expires. Their failure to obtain, retain or renew any license or permit generally, and their IDC licenses in particular, could materially and adversely disrupt our business.

        In addition, if future PRC laws or regulations governing the VATS industry require that the wholesale data center providers from whom we lease obtain additional licenses or permits in order to continue to provide their IDC services, there can be no assurance that they would be able to obtain such licenses or permits in a timely fashion, or at all. If any of these situations occur, our business, financial condition and prospects could be materially and adversely affected.

         Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

        Substantially all of our operations are conducted in the PRC and a substantial majority of our net revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

        The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China's economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

        While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

         There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

        Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries and consolidated VIEs are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

        Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

         Our business operations are extensively impacted by the policies and regulations of the PRC government. Any policy or regulatory change may cause us to incur significant compliance costs.

        We are subject to extensive national, provincial and local governmental regulations, policies and controls. Central governmental authorities and provincial and local authorities and agencies regulate many aspects of Chinese industries, including, among others and in addition to specific industry-related regulations, the following aspects:

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  construction or development of new data centers or rebuilding or expansion of existing data centers;

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  banking regulations, as a result of the colocation services we provide to banks and financial institutions, including regulations governing the use of subcontractors in the management and maintenance of facilities;

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  environment laws and regulations;

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  security laws and regulations;

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  establishment of or changes in shareholder of foreign investment enterprises;

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  foreign exchange;

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  taxes, duties and fees;

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  customs;

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  land planning and land use rights;

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  energy conservation and emission reduction; and

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  cyber security and information protection laws and regulations, including the Cyber Security Law of the People's Republic of China, or the Cyber Security Law, and the Administrative Measures for the Graded Protection of Information Security.

        The liabilities, costs, obligations and requirements associated with these laws and regulations may be material, may delay the commencement of operations at our new data centers or cause interruptions to our operations. Failure to comply with the relevant laws and regulations in our operations may result in various penalties, including, among others the suspension of our operations and thus adversely and materially affect our business, prospects, financial condition and results of operations. Additionally, there can be no assurance that the relevant government agencies will not change such laws or regulations or impose additional or more stringent laws or regulations. For example, see "Item 4. Information on the Company—B. Business Overview—Regulatory Matters—Regulations Related to Information Technology Outsourcing Services Provided to Banking Financial Institutions" of our annual report on Form 20-F for the fiscal year ended December 31, 2018 for information regarding regulations of banking and financial institutions that outsource their data center services to us, and "—Regulations

Related to Land Use Rights" for information regarding restrictions on the new construction or expansion of data centers within the boundaries of the Beijing municipality. Compliance with such laws or regulations may require us to incur material capital expenditures or other obligations or liabilities.

        Additionally, the Cyber Security Law came into effect on June 1, 2017, which provides certain rules and requirements applicable to network service providers in China. The Cyber Security Law requires network operators to perform certain functions related to cyber security protection and the strengthening of network information management through taking technical and other necessary measures as required by laws and regulations to safeguard the operation of networks, responding to network security effectively, preventing illegal and criminal activities, and maintaining the integrity and confidentiality and usability of network data. In addition, the Cyber Security Law imposes certain requirements on network operators of critical information infrastructure, for example, network operators of critical information infrastructure generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of PRC, and shall perform certain security obligations as required under the Cyber Security Law. However, the Cyber Security Law still leaves a series of gaps to be filled due to the complex and sensitive nature of this regulatory area. While the Cyber Security law sets out a broad set of principles, certain key terms and clauses are uncertain and ambiguous, which appear intended to be clarified through a series of implementing regulations and guidelines to be issued by relevant authorities. For example, implementing regulations dealing with "personal information protection", "security assessment of cross-border transfer of personal information and important data" and "protection of critical information infrastructure (CII)" are being formulated. Currently, the Cyber Security Law has not directly impacted our operations, but in light of rapid advances in its implementation, we believe the implementation of the Cyber Security Law involves potential risks to our business because we may be deemed as the network operator of critical information infrastructure thereunder. We are in the process of formulating internal rules to comply with the requirements under the Cyber Security Law, including without limitation, the appointment of designated personnel in charge of data protection, the formation of cyber security committee, the release of privacy protection polices and trainings in relation to the transferring of confidential documentation. However, we cannot assure you that the measures we have taken or will take are adequate under the Cyber Security Law. If further changes in our business practices are required under China's evolving regulatory framework for the protection of information in cyberspace, our business, financial condition and results of operations may be adversely affected.

         The approval of the China Securities Regulatory Commission, or the CSRC, may be required under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

        On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, the State Administration for Industry and Commerce, or the SAIC, the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

        While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, King & Wood Mallesons, that the CSRC approval was not required in the context of our initial public offering or follow-on public offerings (including this offering) because we had not acquired any equity interests or assets of a PRC company owned by its controlling shareholders or beneficial owners who are PRC companies or individuals, as such terms are defined under the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or another PRC regulatory body subsequently determines that its approval was needed for our initial public offering or follow-on public offerings (including this offering) or such approval is needed for any future offerings, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our initial public offering or this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

        The regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See "Item 4. Information on the Company—B. Business Overview—Regulatory Matters—Regulations Related to M&A and Overseas Listings" of our annual report on Form 20-F for the fiscal year ended December 31, 2018.

         PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries' ability to increase their registered capital or distribute profits.

        SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as "SAFE Circular 75" promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

        Mr. William Wei Huang has completed the initial SAFE registration pursuant to SAFE Circular 75 in 2012, and is in the process of applying for amendment of such registration. We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. Nevertheless, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

         Any failure to comply with PRC regulations regarding our employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who were granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company became an overseas listed company. Since our company became an overseas listed company upon completion of our initial public offering, we and directors, executive officers and other employees of our PRC subsidiaries and consolidated VIEs and who have been granted options have been subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, or SAFE Circular 7, according to which, among others, employees, directors, supervisors and other management members of PRC companies participating in any stock incentive plan of an overseas publicly listed company who are domestic individuals as defined therein are required to register and make regular periodic filings with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. One of our subsidiaries, as the domestic qualified agent, has completed the registration under SAFE Circular 7 for our share incentive plans and we are making efforts to comply with these requirements stipulated in SAFE Circular 7. Failure to complete the SAFE registrations or meet other requirements may subject relevant participants in our share incentive plans to fines and legal sanctions and may also limit the ability to make payment under our share incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

         The enforcement of the Labor Contract Law of the People's Republic of China, or the PRC Labor Contract Law, and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and adversely affect our business and our results of operations.

        On June 29, 2007, the Standing Committee of the National People's Congress of China enacted the PRC Labor Contract Law, which became effective on January 1, 2008 and was amended on

December 28, 2012. The PRC Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations which are specifically regulated. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from five to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions. In the event that we decide to change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may also limit our ability to effect those changes in a manner that we believe to be cost-effective. In addition, as the interpretation and implementation of these new regulations are still evolving, our employment practices may not be at all times deemed in compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be adversely affected.

         We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements.

        We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries and on remittances from the consolidated VIEs, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiaries or the consolidated VIEs incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

        Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances. As of September 30, 2019, the restricted assets was RMB6,748.4 million (US$944.1 million), which mainly consisted of registered capital. Our subsidiaries did not have any significant retained earnings available for distribution in the form of dividends as of September 30, 2019. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

        Limitations on the ability of VIEs to make remittance to the wholly-foreign owned enterprise and on the ability of our subsidiaries to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

        In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transactions, banks shall check board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting any profits. Moreover, pursuant to Circular 3, domestic entities shall make detailed explanations of their sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with any outbound investment.

         We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

        Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with "de facto management bodies" located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. "De facto management body" refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

         We may not be able to obtain certain benefits under the relevant tax treaty on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary.

        We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiary to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC "resident enterprise" to a foreign enterprise investor, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong enterprise must directly hold no less than 25% share ownership in the PRC enterprise during the 12 consecutive months preceding its receipt of the dividends.

         Dividends payable to our foreign investors and gains on the sale of our ADSs or Class A ordinary shares by our foreign investors may become subject to PRC tax.

        Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares or ADSs, and any gain realized from the transfer of our Class A ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or Class A ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our ADSs or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our ADSs or Class A ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in our ADSs or Class A ordinary shares may decline significantly.

         We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

        On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced or supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to Bulletin 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, "PRC taxable assets" include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a "reasonable commercial purpose" of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

        On October 17, 2017, the State Administration of Taxation issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Circular 37. SAT Circular 37 supersedes Circular 698 in its entirety, and amends certain provisions in Bulletin 7, but does not touch upon other provisions of Bulletin 7, which remain in full force. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definitions of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amounts and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at its source is derived by a non-PRC resident enterprise by way of instalments, the instalments may first be treated as recovery of costs of previous investments; upon recovery of all costs, the tax amount to be withheld shall then be computed and withheld.

        There is uncertainty as to the application of Bulletin 7 and SAT Circular 37. Bulletin 7 and SAT Circular 37 may be determined by the tax authorities to be applicable to our historical or future offshore restructuring transactions or sale of our shares or ADSs or those of our offshore subsidiaries, with non-resident enterprises being the transferors. We may be subject to filing obligations or taxed as the transferor, or subject to withholding obligations as the transferee, in such transactions. For transfers of our shares or ADSs by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist with filings under Bulletin 7 and SAT Circular 37. For example, in the past, we acquired EDC Holding by issuing shares of GDS Holdings Limited, or GDS Holdings, to its shareholders in exchange for all of the outstanding shares of EDC Holding that were not held by us then. In addition, certain of our direct and indirect shareholders transferred some or all of their equity interest in us through indirect transfers conducted by their respective overseas holding companies which held shares in us. As a result, the transferors and transferees in these transactions, including us may be subject to the tax filing and withholding or tax payment obligation, while our PRC subsidiaries may be requested to assist in the filing. Furthermore, we, our non-resident enterprises and PRC subsidiaries may be required to spend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to establish that we and our non-resident enterprises should not be taxed under Bulletin 7 and SAT Circular 37, for our previous and future restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

         Restrictions on currency exchange may limit our ability to utilize our net revenue effectively.

        Substantially all of our net revenue is denominated in Renminbi. The Renminbi is currently convertible under the "current account," which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account," which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries or consolidated VIEs. Currently, certain of our PRC subsidiaries, may purchase foreign currency for settlement of "current account transactions," including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. Since a significant amount of our future net revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize net revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ADSs, and may limit our ability to obtain foreign currency through debt or equity financing for our subsidiaries and consolidated VIEs.

         Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. From December 31, 2015 to December 31, 2016, the Renminbi depreciated approximately 6.7% against the U.S. dollar. In 2017, however, the RMB appreciated approximately 6.7% against the U.S. dollar; and in 2018, the RMB depreciated approximately 5.7% against the U.S. dollar. Starting from the beginning of 2019, the Renminbi has depreciated significantly against the U.S. dollar again. In early August 2019, The People's Bank of China, or the PBOC, set the Renminbi's daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of Renminbi to U.S. dollar exceeded 7.0 since 2008. It remains unclear what further fluctuations may occur or what impact this will have on our results of operations.

        Substantially all of our net revenue and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the Renminbi may materially reduce any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we received from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

         The audit report incorporated by reference in this prospectus supplement is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit report incorporated by reference in this prospectus supplement filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the Peoples' Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

         If additional remedial measures are imposed on the "big four" PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

        Starting in 2011 the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

        In late 2012 this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge reached an initial decision to impose penalties on the firms including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms. Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. It is uncertain whether the SEC will further challenge the four PRC-based accounting firms' compliance with U.S. laws in connection with U.S. regulatory requests for audit work papers or if the results of such challenge would result in the SEC imposing penalties such as suspensions. If additional remedial measures are imposed on the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

        In addition, recently proposed legislation, including the Equitable Act (Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges) and certain other newly introduced bills, also seek to impose requirements that, among other things, foreign issuers that do not make their audit reports subject to PCAOB review within three years would be delisted from American stock exchanges.

        If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our Class A ordinary shares from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our ADSs and This Offering

         The trading price of our ADSs may be volatile, which could result in substantial losses to you.

        The trading prices of our ADSs have been, and are likely to continue to be, volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies' securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011 and in 2015, which may have a material and adverse effect on the trading price of our ADSs.

        In addition to the above factors, the price and trading volume of our ADSs may be highly volatile due to multiple factors, including the following:

  •
  regulatory developments affecting us or our industry, customers or suppliers;

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  announcements of studies and reports relating to the quality of our service offerings or those of our competitors;

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  changes in the economic performance or market valuations of other data center services companies;

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  actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

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  changes in financial estimates by securities research analysts;

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  conditions in the market for data center services;

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  announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

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  additions to or departures of our senior management;

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  fluctuations of exchange rates between the RMB and the U.S. dollar;

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  release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs;

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  sales or perceived potential sales of additional Class A ordinary shares or ADSs and;

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  attacks by short sellers, including the publication of negative opinions regarding us and our business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short. See "—Techniques employed by short sellers may drive down the market price of our ADSs.".

         If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

         Techniques employed by short sellers may drive down the market price of our ADSs.

        Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's best interests for the price of the stock to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short. These short attacks have, in the past, led to selling of shares in the market.

        Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

        We have in the past been, and may in the future be, the subject of unfavorable allegations made by a short seller, which allegations were followed by periods of instability in the market price of our ADSs. If we again were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, it is not clear what effect such negative publicity could have on us, and we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which it can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact its business operations and stockholders equity, and any investment in our ADSs could be greatly reduced or rendered worthless.

         Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy." Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

         Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly. Upon completion of this offering, we will have 1,209,079,819 ordinary shares outstanding, comprising 1,141,489,483 Class A ordinary shares (including 41,594,272 Class A ordinary shares held by JPMorgan Chase Bank, N.A., as depositary, which are reserved for future delivery upon exercise or vesting of share awards granted under our share incentive plans) and 67,590,336 Class B ordinary shares based on an assumed public offering price of US$46.30 per ADS, the closing price of our ADSs on the Nasdaq Global Market on December 3, 2019. These figures exclude any Class A ordinary shares issuable upon conversion of our convertible senior notes and convertible preferred shares. We have outstanding convertible senior notes in the aggregate principal amount of US$300 million due June 1, 2025. Holders may, at their option, convert their notes into our ADSs at an initial conversion rate of 19.3865 of our ADSs per US$1,000 principal amount of notes, or an aggregate of approximately 5,815,950 ADSs, representing 46,527,600 Class A ordinary shares, assuming conversion of the entire US$300 million aggregate principal amount of notes at such initial conversion rate. We have US$150 million aggregate principal amount of convertible preferred shares outstanding. Holders may, at their option, convert their convertible preferred shares into our Class A ordinary shares at a conversion rate corresponding to a conversion price of US$35.60 per ADS, for an aggregate of approximately 4,213,483 ADSs, representing 33,707,864 Class A ordinary shares, assuming conversion of the entire US$150 million aggregate principal amount of convertible preferred shares at such conversion rate. All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable without restriction or further registration under the Securities Act, except for (i) any ADSs held by our "affiliates", and (ii) any ADSs purchased by STT GDC to the extent it is allocated all or a portion of the approximately US$103.5 million of ADSs that it has indicated an interest in purchasing in this offering, which will be subject to a 90-day lock-up agreement described below. Approximately 38.8% of our Class A ordinary shares and all of our Class B ordinary shares beneficially owned by persons or entities who are subject to the lock-up agreement after this offering will be restricted as a result of lock-up agreements described elsewhere in this prospectus supplement but will become eligible to be sold at various times beginning 90 days after this offering. Our other Class A ordinary shares may be available for sale immediately after the date of this prospectus supplement, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these ordinary shares may be released prior to the expiration of the applicable lock-up period or market stand-off period at the discretion of J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Haitong International Securities Company Limited or our board of directors, respectively. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of our ADSs could decline significantly. See "Shares Eligible for Future Sale."

        Certain major holders of our Class A ordinary shares have the right to cause us to register under the Securities Act the sale of their shares, subject, in some cases, to applicable lock-up periods in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline significantly. See "Shares Eligible for Future Sale."

        We have adopted share incentive plans, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See "Item 6. Directors, Senior Management and Employees—B. Compensation—Share Incentive Plans" in our annual report on Form 20-F for the fiscal year ended December 31, 2018. We intend to register all ordinary shares that we may issue under these share incentive plans. Once we register these ordinary shares, they can be freely sold in the public market in the form of ADSs upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section of this prospectus supplement. If a large number of our ordinary shares or securities convertible into our ordinary shares are sold in the public market in the form of ADSs after they become eligible for sale, the sales could reduce the trading price of our ADSs and impede our ability to raise future capital. In addition, any ordinary shares that we issue under our share incentive plans would dilute the percentage ownership held by the investors who purchase ADSs in this offering.

         The ADSs are equity and are subordinate to our existing and future indebtedness, the convertible preferred stock and any preferred stock we may issue in the future.

        The ADSs are our equity interests and do not constitute indebtedness. As such, ADSs will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in a liquidation of us. Additionally, holders of our ADSs may be subject to prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

        Our ADSs will rank junior to our convertible preferred stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid on all our convertible preferred stock through the most recently completed dividend period, no dividends may be declared or paid on our ADSs and we will not be permitted to repurchase any of our ADSs, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our ADSs until we have paid to holders of our preferred stock a liquidation preference equal to the greater of (i) the stated value per convertible preferred share, plus an amount equal to any dividends accumulated but unpaid thereon (whether or not declared), and (ii) the payment such holders would have received had such holders, immediately prior to such liquidation, converted their convertible preferred shares into Class A ordinary shares (at the then applicable conversion rate).

        Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders. The board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our ADSs with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our ADSs with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our ADSs, the rights of holders of our ADSs or the market price of our ADSs could be adversely affected.

         Participation in this offering by one of our existing shareholders could reduce the available public float for our ADSs.

        STT GDC, one of our major shareholders which is affiliated with, and has the right to appoint, certain of our directors, has indicated an interest in purchasing up to approximately US$103.5 million of ADSs in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to STT GDC and STT GDC could determine to purchase more, less or no ADSs in this offering. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by STT GDC as they will on any other ADSs sold to the public in this offering. If STT GDC was to purchase all of these ADSs, it would own approximately 35.1% of our outstanding ordinary shares after this offering, based on the number of ordinary shares outstanding as of November 28, 2019 and based on an assumed public offering price of US$46.30 per ADS, the closing price of our ADSs on the Nasdaq Global Market on December 3, 2019.

        If STT GDC is allocated all or a portion of the ADSs for which it has indicated an interest in purchasing in this offering and has in fact purchased such ADSs, such purchases would reduce the available public float for our Class A ordinary shares because STT GDC would be restricted from selling the ADSs that it has so acquired in this offering by a lock-up agreement STT GDC entered into with the underwriters and by restrictions under applicable securities laws. As a result, any purchase of ADSs by STT GDC in this offering may reduce the liquidity of our ADSs relative to what it would have been had these ADSs been purchased by investors that were not affiliated with us.

         Our dual-class voting structure and concentrated ownership limits your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        As discussed under "—Risks Related to Our Corporate Structure—Our corporate actions are substantially controlled by our principal shareholders, including our founder, chairman and chief executive officer, Mr. William Wei Huang, who have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment" above, Mr. William Wei Huang, our founder, chairman and chief executive officer and our other principal shareholders have considerable influence over matters requiring shareholder approval. To the extent that their interests differ from yours, you may be disadvantaged by any action that they may seek to pursue. This concentrated control could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

         You, as holders of ADSs, may have fewer rights than holders of our ordinary shares and must act through the depositary to exercise those rights.

        Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under our amended articles of association, the minimum notice period required to convene a general meeting will be 10 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw your Class A ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but there can be no assurance that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

         Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

         You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

        The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. See "Dividend Policy." To the extent that there is a distribution, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

         You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our ADS.

        We intend to use approximately US$190 million of the net proceeds from this offering to fund a portion of the total cash consideration and assumed liabilities for the Acquisition, and use the remaining net proceeds from this offering, or all of the net proceeds from this offering if the Acquisition is not consummated, to fund other land, building and data center acquisitions, which may include the acquisitions described under "Prospectus Supplement Summary—Recent Developments—Other Acquisitions," and for general corporate purposes. The completion of this offering is not contingent upon the completion of the Acquisition, and the completion of the Acquisition is not contingent upon the completion of this offering. See "Prospectus Supplement Summary—Recent Developments—Acquisition of BJ10, BJ11 and BJ12 data centers", "Prospectus Supplement Summary—Recent Developments—Other Acquisitions" and "Use of Proceeds" for more information. Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase the price of our ADS. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

         You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

         Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers and the experts named in this prospectus supplement reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, the PRC or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

         You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the post-offering memorandum and articles of association we expect to adopt, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

         Our articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders' opportunity to sell their shares, including Class A ordinary shares represented by our ADSs, at a premium.

        We have adopted amended and restated articles of association that contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected. In addition, our amended articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control, as defined in our amended articles of association, including: a provision that entitles Class B ordinary shares to 20 votes per share at general meetings of our shareholders with respect to the election of a simple majority of our directors; a provision that entitles Class B shareholders to nominate one less than a simple majority, or five, of our directors; a provision that allows one of our principal shareholders to appoint up to three directors to our board of directors for so long as they beneficially own certain percentages of our issued share capital; and a classified board with staggered terms for our directors, which will prevent the replacement of a majority of directors at one time.

        These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

         We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

         As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

        As a Cayman Islands company listed on the Nasdaq Global Market, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq Stock Market Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards.

        For instance, we are not required to:

  •
  have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

  •
  have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or

  •
  have regularly scheduled executive sessions with only independent directors each year.

        We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

         We may become a passive foreign investment company, or PFIC, which could result in adverse United States federal income tax consequences to United States investors.

        Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year and we do not expect to become one in the future, although there can be no assurance in this regard. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year, we will be classified as a PFIC for United States federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce, or are held for the production of, passive income is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. See "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company."

        In addition, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the stock of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the stock of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

        If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, our PFIC status could result in adverse United States federal income tax consequences to you if you are a United States Holder, as defined under "Taxation—Material United States Federal Income Tax Considerations." For example, if we are or become a PFIC, you may become subject to increased tax liabilities under United States federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company." There can be no assurance that we will not be a PFIC for 2019 or any future taxable year. Simpson Thacher & Bartlett LLP, our United States counsel, does not express any opinion about our status as a PFIC in any taxable year.

         We will continue to incur increased costs as a result of being a public company, particularly since we have ceased to qualify as an "emerging growth company."

        Since the completion of our initial public offering, we have incurred significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. As of December 31, 2018, we were deemed to be a "large accelerated filer" as the term is defined in Rule 12b-2 of the Exchange Act, and we thereby had ceased to be an "emerging growth company" as the term is defined in the JOBS Act.

        These rules and regulations have increased our legal and financial compliance costs and made some corporate activities more time-consuming and costly. Since we have ceased to be an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the other rules and regulations of the SEC. Operating as a public company has also made it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we have incurred additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        Shareholders of our company have in the past brought, and may in the future bring, securities class action lawsuits against our company following periods of instability in the market price of our ADSs. On August 2, 2018, a securities class action lawsuit was filed against GDS Holdings Limited, our chief executive officer William Wei Huang, and our Chief Financial Officer Daniel Newman by Hamza Ramzan, a GDS shareholder. See "Item 4. Information on the Company—B. Business Overview—Legal Proceedings" in our annual report on Form 20-F for the fiscal year ended December 31, 2018. We believe we have meritorious defenses to each of the claims in this lawsuit and we are prepared to vigorously defend against its allegations. On February 22, 2019, GDS, our chief executive officer William Wei Huang and our Chief Financial Officer Daniel Newman, filed a motion to dismiss the amended complaint and, alternatively, to transfer venue to the United States District Court for the Southern District of New York. On September 30, 2019, the United States District Court for the Eastern District of Texas granted the motion by GDS, William Wei Huang and Daniel Newman to transfer the case to the United States District Court for the Southern District of New York. A renewed motion to dismiss will be filed by December 6, 2019. There can be no assurance, however, that we will be successful. As of the date of this prospectus supplement, this lawsuit is in its preliminary stages; at present, we cannot reasonably assess the likelihood of any unfavorable outcome, nor can we reasonably estimate the amount, or range, of potential losses, if any, related to the lawsuit.

        Any class action lawsuit, including the abovementioned lawsuit, could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action lawsuit, including the abovementioned lawsuit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately US$240.4 million (or US$276.7 million if the underwriters exercise their option to purchase additional ADSs in full), based on an assumed offering price of US$46.30 per ADS, which was the last reported closing price of our ADSs on December 3, 2019, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use approximately US$190 million of the net proceeds from this offering to fund a portion of the total cash consideration and assumed liabilities for the Acquisition, and use the remaining net proceeds from this offering, or all of the net proceeds from this offering if the Acquisition is not consummated, to fund other land, building and data center acquisitions, which may include the acquisitions described under "Prospectus Supplement Summary—Recent Developments—Other Acquisitions," and for general corporate purposes. The completion of this offering is not contingent upon the completion of the Acquisition, and the completion of the Acquisition is not contingent upon the completion of this offering. See "Prospectus Supplement Summary—Recent Developments—Acquisition of BJ10, BJ11 and BJ12 data centers", "Prospectus Supplement Summary—Recent Developments—Other Acquisitions" and "Use of Proceeds" for more information.

        In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to our consolidated VIEs only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2019:

  •
  on an actual basis; and

  •
  on an adjusted basis giving effect to our issuance and sale of 43,196,544 Class A ordinary shares in the form of ADSs pursuant to this prospectus supplement, resulting in estimated net proceeds of US$240.4 million, based on an assumed offering price of US$46.30 per ADS, which was the last reported closing price of our ADSs on December 3, 2019, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming the underwriters do not exercise their option to purchase additional ADSs.

        The as adjusted information below is illustrative only. You should read this table in conjunction with, and this table is qualified in its entirety by reference to our consolidated financial statements and the related notes included in our annual report on Form 20-F for the fiscal year ended December 31, 2018 and unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 4, 2019, which are incorporated by reference herein.

	As of September 30, 2019
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands)
Long-term borrowings, excluding current portion	7,442,030	1,041,178	7,442,030	1,041,178
Convertible bonds payable	2,075,014	290,305	2,075,014	290,305
Finance lease and other financing obligations, non-current	4,565,929	638,797	4,565,929	638,797
Redeemable preferred shares (US$0.00005 par value; 150,000 shares authorized, issued and outstanding as of September 30, 2019; Redemption value of RMB1,063,145 as of September 30, 2019; Liquidation value of RMB1,196,656 as of September 30, 2019)	1,063,145	148,739	1,063,145	148,739
Shareholders' equity:
Ordinary shares(US$0.00005 par value; 2,002,000,000 shares authorized; 1,165,883,277 shares issued and outstanding as of September 30, 2019)	394	55	409	57
Additional paid-in capital	10,384,231	1,452,807	12,102,342	1,693,180
Accumulated other comprehensive loss	(43,217)	(6,044)	(43,217)	(6,044)
Accumulated deficit	(1,953,528)	(273,309)	(1,953,528)	(273,309)
Total shareholders' equity	8,387,880	1,173,509	10,106,006	1,413,884
Total capitalization	23,533,998	3,292,528	25,252,124	3,532,903

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our as adjusted net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per Class A ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of September 30, 2019 was approximately RMB7,304.6 million (US$1,021.9 million), or RMB6.4626 (US$0.9042) per ordinary share as of that date, and RMB51.7008 (US$7.2332) per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill and total consolidated liabilities. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the issuance and sale by us of shares in the form of ADSs in this offering at an assumed public offering price of US$46.30 per ADS, which was the last reported closing price of our ADSs on December 3, 2019, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us from the public offering price per Class A ordinary share.

        Without taking into account any other changes in net tangible book value after September 30, 2019, other than to give effect to the issuance and sale by us of Class A ordinary shares in the form of ADSs in this offering at an assumed public offering price of US$46.30 per ADS, which was the last reported closing price of our ADSs on December 3, 2019, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been RMB9,022.7 million (US$1,262.3 million), or RMB7.6888 (US$1.0757) per outstanding ordinary share and RMB61.5107 (US$8.6057) per ADS. This represents an immediate increase in net tangible book value of US$0.1715 per ordinary share and US$1.3725 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$4.7118 per ordinary share and US$37.6943 per ADS to investors purchasing ADSs in this offering.

        The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Actual net tangible book value per share as of September 30, 2019	US$	0.9042	US$	7.2332
As adjusted net tangible book value per share after giving effect to this offering		1.0757		8.6057
Assumed public offering price		5.7875		46.3000
Dilution in net tangible book value per share to new investors in the offering		4.7118		37.6943

        The amount of dilution in net tangible book value to new investors in this offering set forth above is determined after giving effect to this offering from the public offering price per ordinary share.

        A US$1.00 increase (decrease) in the assumed public offering price of US$46.30 per ADS would increase (decrease) our as adjusted net tangible book value after giving effect to this offering by US$1,267.5 million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.0045 per ordinary share and US$0.0356 per ADS and the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.1205 per ordinary share and US$0.9644 per ADS, assuming no change to the number of ADS offered by us as set forth on the front cover page of this prospectus, and after estimated deducting underwriting discounts and commissions.

        The following table summarizes, on an as adjusted basis as of September 30, 2019, the differences between existing shareholders and the new investors purchasing shares in this offering with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the estimated underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

						US$ Average Price per Ordinary Share Equivalent
	Ordinary Shares Total		Total Consideration
								Average Price per ADS Equivalent
	Number	Percent	Amount		Percent
Existing shareholders	1,130.3 million	96.3%	US$	1,606.8 million	86.5%	US$	1.42	US$	11.37
New investors	43.2 million	3.7%	US$	250.0 million	13.5%	US$	5.79	US$	46.30
Total	1,173.5 million	100.0%	US$	1,856.8 million	100.0%

        If the underwriters were to fully exercise their option to purchase additional shares of our Class A ordinary shares from us, the percentage of shares of our ordinary shares held by existing shareholders would be 95.8%, and the percentage of shares of our common stock held by new investors would be 4.2%.

        The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our ADSs and other terms of this offering determined at pricing.

        The discussion and tables above do not reflect (i) the potential conversion into Class A ordinary shares of our convertible bonds due 2025, (ii) the potential conversion into Class A ordinary shares of our convertible preferred shares of US$150 million held by an affiliate of Ping An Overseas Holdings, and (iii) any outstanding share options or granted but not yet vested restricted shares.

        Holders of our convertible bonds due 2025 may, at their option, convert their notes into our ADSs at an initial conversion rate of 19.3865 of our ADSs per US$1,000 principal amount of notes, or an aggregate of 46,527,600 Class A ordinary shares, assuming conversion of the entire US$300 million aggregate principal amount of notes at such initial conversion rate.

        The convertible preferred shares initially accrue a 5% per annum dividend, payable quarterly in arrears, in cash or in kind in the form of additional convertible preferred shares, at the option of our company. The preferred shares can be convertible into our Class A ordinary shares at the option of their holder at a conversion price of US$35.60 per ADS. We have the right to trigger a mandatory conversion at our election, beginning on March 15, 2022, provided certain conditions are met, including our Class A ordinary shares achieving a specified price threshold of 150% of the conversion price for a specified period. If the holder elects to convert, or we cause the holder to convert the entire convertible preferred shares (including any dividends accrued in the form of additional convertible preferred shares), at least 33,707,864 Class A ordinary shares will be issued.

        In addition, as of the date of this prospectus supplement, there are also (i) 14,629,096 outstanding share options underlying ordinary shares and exercisable at an exercise price of US$0.7792 per share; (ii) 33,394,152 granted but not yet vested restricted shares; and (iii) 3,893,060 ordinary shares reserved for future grant under our share incentive plans.

        The foregoing discussion and tables do not reflect potential purchases by STT GDC, one of our major shareholders which is affiliated with, and has the right to appoint, certain of our directors, that has indicated an interest in purchasing ADSs in this offering as described in "Underwriting."

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Unless otherwise stated, the discussion and analysis of our financial condition and results of operations in this section apply to our financial information as prepared in accordance with U.S. GAAP. You should read the following discussion and analysis of our financial condition and results of operations for the nine months ended September 30, 2019 in conjunction with the unaudited interim condensed consolidated financial statements for the same period included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on December 4, 2019, which are incorporated by reference in this prospectus supplement, and the section titled "Operating and Financial Review and Prospects" in our annual report on Form 20-F for the fiscal year ended December 31, 2018 and the audited consolidated financial statements and the notes thereto set forth in such annual report, which is incorporated by reference. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference.

Overview

        We are a leading developer and operator of high-performance data centers in China. Our facilities are strategically located in China's primary economic hubs where demand for high-performance data center services is concentrated. Our data centers have large net floor area, high power capacity, density and efficiency, and multiple redundancy across all critical systems. We are carrier and cloud-neutral, which enables our customers to connect to all major PRC telecommunications carriers, and to access a number of the largest PRC cloud service providers, whom we host in our facilities. We offer colocation and managed services, including a unique and innovative managed cloud value proposition. We have a 19-year track record of service delivery, successfully fulfilling the requirements of some of the largest and most demanding customers for outsourced data center services in China. As of September 30, 2019, we had an aggregate net floor area of 198,097 sqm in service, 91.7% of which was committed, and an aggregate net floor area of 84,765 sqm under construction, 71.6% of which was pre-committed.

        We have experienced significant growth in recent years. Our net revenue grew from RMB1,616.2 million in 2017 to RMB2,792.1 million (US$390.6 million) in 2018, representing an increase of 72.8%, and increased from RMB1,962.6 million in the nine months ended September 30, 2018 to RMB2,943.2 million (US$411.8 million) in the same period in 2019, representing an increase of 50.0%. Our net revenues from colocation services were RMB1,219.1 million, RMB2,104.3 million (US$294.4 million) and RMB2,366.2 million (US$331.0 million) in 2017, 2018 and the nine months ended September 30, 2019, representing 75.4%, 75.4% and 80.4% of total net revenue over the same periods, respectively. Our net revenues from managed services and other services were RMB372.8 million, RMB655.2 million (US$91.7 million) and RMB568.7 million (US$79.6 million) in 2017, 2018 and the nine months ended September 30, 2019, representing 23.1%, 23.4% and 19.3% of total net revenue over the same periods, respectively. Our net revenues from IT equipment sales were RMB24.3 million, RMB32.6 million (US$4.5 million) and RMB8.3 million (US$1.1 million) in 2017, 2018 and the nine months ended September 30, 2019, representing 1.5%, 1.2% and 0.3% of total net revenue, respectively. Our net loss increased from RMB326.9 million in 2017 to RMB430.3 million (US$60.2 million) in 2018, and increased from RMB307.4 million in the nine months ended September 30, 2018 to RMB338.4 million (US$47.3 million) in same period in 2019. Our adjusted EBITDA increased from RMB512.3 million in 2017 to RMB1,046.5 million (US$146.4 million) in 2018, and increased from RMB714.7 million in the nine months ended September 30, 2018 to RMB1,295.3 million (US$181.2 million) in the same period in 2019. As of December 31, 2017, 2018 and September 30, 2019, our accumulated deficit was RMB1,185.6 million, RMB1,615.1 million (US$226.0 million) and RMB1,953.5 million (US$273.3 million), respectively.

Key Factors Affecting Our Results of Operations

        Our business and results of operations are generally affected by the development of China's data center services market. We have benefited from rapid growth in this market during recent years and any adverse changes in the data center services market in China may harm our business and results of operations. In addition, we believe that our results of operations are directly affected by the following key factors.

Ability to Source and Develop Data Centers

        Our revenue growth depends on our ability to source and develop additional data centers. As it typically takes a minimum of twelve to eighteen months to develop a data center together with racks and equipment installed, we must commit to development in advance of realizing a benefit from our investment. We endeavor to ensure continuous availability of data center capacity to satisfy customer demand by maintaining a supply of high-performance data centers in various stages of development—from developing a pipeline of sites, to identifying appropriate sites, to data centers under construction to available net floor areas in existing data centers. We expand our sourcing of new data center area by (i) acquiring or leasing property which we develop for use as data center facilities, whether through constructing on greenfield and brownfield sites, re-development or converting existing industrial buildings, (ii) leasing existing data center capacity from third-party wholesale providers, and (iii) acquiring high-performance data centers from other companies. Our ability to maintain a growing supply of data center assets directly affects our revenue growth potential.

        If we are unable to obtain suitable land or buildings for new data centers or to do so at an acceptable cost to us or experience delays or increased costs during the data center design and construction development process which includes securing the power and relevant energy quota, our ability to grow our revenue and improve our results of operations would be negatively affected. Additionally, if demand slows unexpectedly or we source and develop data centers too rapidly, the resulting overcapacity would adversely affect our results of operations.

Ability to Secure Commitments for Data Center Services from Our Customers and Minimize Move-in Periods

        Due to the lengthy time period required to build data centers and the long-term nature of these investments, if we overestimate market demand for data center resources, our utilization rate, which is the ratio of area utilized to area in service would be reduced, which would adversely affect our results of operations. Our revenue growth depends on our ability to secure commitments for our data center services. We focus on obtaining these commitments during the construction phase by entering into pre-commitment agreements with customers and endeavor to maximize total area committed. While providing flexibility to customers, we also aim to minimize move-in period so as to provide billable services and to start generating revenue. Accordingly, our results of operations are highly influenced by our ability to maintain a high utilization rate. Our total area committed increased from 102,528 sqm as of December 31, 2017 to 183,743 sqm as of December 31, 2018, and further to 242,435 sqm as of September 30, 2019, while area utilized increased from 61,713 sqm as of December 31, 2017 to 108,326 sqm as of December 31, 2018, and further to 137,820 sqm as of September 30, 2019. Move-in periods, and minimum commitments over the move-in period, vary significantly from customer to customer. We strive to optimize our customer mix to achieve high commitment rates and utilization rates and a high proportion of long-term relationships.

Pricing Structure and Power Costs

        Our results of operations will be affected by our ability to operate our data centers efficiently in terms of power consumption. Our data centers require significant levels of power supply to support their operations. Depending on the contract, we agree with our customer to either charge them for actual power consumed or we factor it into a fixed price. The majority of our customers select pricing for a fixed amount over the contracts' service period. Accordingly, the customer's actual power usage during the life of the contract will affect its profitability to us. Optimal configuration of customers and power usage within each data center will affect our results of operations.

Utilization of Existing Capacity

        Our ability to maximize profitability depends on attaining high utilization of data center net floor area and power capacity. A substantial majority of our cost of revenue and operating expenses are fixed in nature. Such costs increase with each new data center and entail additional power commitment costs, depreciation from new property plant and equipment, rental costs on leased facilities, personnel costs and start-up costs. By adopting a modular development approach, we aim to optimize resource utilization and maximize capital efficiency to improve profitability.

Cost Structure Depending on Data Center Tenure and Location

        We hold our data centers through a mix of those that we own or lease. The leases typically range from three years for third-party data centers to twenty years for self-developed data centers, all with different renewal periods. The tenure of the leases and the periods during which the amount are fixed or capped under the leases will affect our cost structure in the future. In addition, if many of our data centers continue to be located close to central business districts, where rental costs are generally higher, our cost structure will also be affected.

Data Center Development and Financing Costs

        Our revenue growth depends on our ability to develop data centers at commercially acceptable terms. We have historically funded data center development through additional equity or debt financing. We expect to continue to fund future developments through debt financing or through the issuance of additional equity securities if necessary and when market conditions permit. Such additional financing may not be available, may not be on commercially acceptable terms or may result in an increase to our financing costs. In addition, we may encounter development delays, excess development costs, or challenges in attracting or retaining customers to use our data center services. We also may not be able to identify suitable land or facilities for new data centers or at a cost or terms acceptable to us.

Ability to Identify and Acquire Other Business

        We have grown our business through acquisitions in the past and intend to continue selectively pursuing strategic partnerships and acquisitions to expand our business. Our ability to sustain our growth and maintain our competitive position may be affected by our ability to identify, acquire and successfully integrate other businesses and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions.

Key Performance Indicators

        Our net revenue and results of operations are largely determined by the amount of data center area in service, the degree to which data center space is committed or pre-committed as well as its utilization. Accordingly, our management uses the following key performance indicators as measures to evaluate our performance:

        Area in service:    the net floor area of data centers in service for which one or more modules have been equipped and fitted out ready for utilization by customers.

        Area under construction:    the net floor area of data centers which are under construction and are not yet ready for service.

        Area committed:    the net floor area of data centers in service for which agreements from customers remain in effect.

        Area pre-committed:    the net floor area of data centers under construction for which agreements from customers remain in effect.

        Total area committed:    the sum of area committed and area pre-committed.

        Commitment rate:    the ratio of area committed to area in service.

        Pre-commitment rate:    the ratio of area pre-committed to area under construction.

        Area utilized:    the net floor area of data centers in service that is also revenue generating pursuant to customer agreements in effect.

        Utilization rate:    the ratio of area utilized to area in service.

        The following table sets forth our key performance indicators as of December 31, 2016, 2017 and 2018 and as of September 30, 2018 and 2019.

	As of December 31,						As of September 30,
(sqm, %)	2016		2017		2018		2018		2019
Area in service	60,982		101,258		160,356		147,342		198,097
Area under construction	25,055		24,505		65,201		43,718		84,765	(2)
Area committed	54,258	(1)	92,961	(1)	152,163	(1)	141,931	(1)	181,745	(1)
Area pre-committed	6,785	(1)	9,567	(1)	31,580	(1)	19,868	(1)	60,690	(1)(2)
Total area committed	61,043	(1)	102,528	(1)	183,743	(1)	161,799	(1)	242,435	(1)(2)
Commitment rate	89.0%		91.8%		94.9%		96.3%		91.7%
Pre-commitment rate	27.1%		39.0%		48.4%		45.4%		71.6%	(2)
Area utilized	37,082		61,713		108,326		100,679		137,820
Utilization rate	60.8%		60.9%		67.6%		68.3%		69.6%

(1)
Includes data center area for which we have entered into non-binding agreements or letters of intent with, or have received other confirmations from, certain customers

(2)
Excludes approxiamtely 8,000 sqm relating to the joint venture date centers which were under construction and 100% pre-committed, as of September 30, 2019.

Description of Selected Statement of Operations Items

        The following table sets forth our net revenue, cost of revenue and gross profit, both in an absolute amount and as a percentage of net revenue, for the periods indicated.

	Year Ended December 31,							Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	% of Net Revenue	RMB	% of Net Revenue	RMB	US$	% of Net Revenue	RMB	% of Net Revenue	RMB	US$	% of Net Revenue
	(in thousands, except for percentages)
Net revenue
Service revenue	1,003,015	95.0	1,591,860	98.5	2,759,490	386,067	98.8	1,930,440	98.4	2,934,961	410,616	99.7
IT equipment sales	52,945	5.0	24,306	1.5	32,587	4,559	1.2	32,116	1.6	8,257	1,155	0.3

Total	1,055,960	100.0	1,616,166	100.0	2,792,077	390,626	100.0	1,962,556	100.0	2,943,218	411,771	100.0
Cost of revenue	(790,286)	(74.8)	(1,207,694)	(74.7)	(2,169,636)	(303,543)	(77.7)	(1,530,253)	(78.0)	(2,195,215)	(307,122)	(74.6)

Gross profit	265,674	25.2	408,472	25.3	622,441	87,083	22.3	432,303	22.0	748,003	104,649	25.4

Net Revenue

        We derive net revenue primarily from colocation services and, to a lesser extent, managed services, including managed hosting and managed cloud services. In addition, from time to time, we also sell IT equipment on a stand-alone basis or bundled in a managed service contract arrangement to customers and provide consulting services. Substantially all of our service revenue is recognized on a recurring basis.

        Our colocation services primarily comprise the provision of space, power and cooling to our customers for housing servers and related IT equipment. Our customers have several choices for hosting their networking, server and storage equipment. They can place the equipment in a shared or private space that can be customized to their requirements. We offer power options customized to a customer's individual power requirement. Colocation services are provided to customers for a fixed amount over the contract service period. Revenue from colocation services is recognized ratably over the term of the contractual service period.

        Our managed services include managed hosting and managed cloud services. Our managed hosting services comprise a broad range of value-added services, covering each layer of the data center IT value chain. Our suite of managed hosting services includes technical services, network management services, data storage services, system security services, database services and server middleware services. The majority of our managed hosting services revenue is provided to customers for a fixed amount over the contract service period and billed on a monthly or quarterly basis. Revenue from managed hosting services is recognized ratably over the term of the contractual service period. Our suite of managed cloud services includes direct private connection to major cloud platforms, the provision of cloud infrastructure, including cloud resources, and the provision of solutions to assist our customers in managing their hybrid clouds.

        Certain contracts with our customers for provision of colocation services and managed hosting services charge variable considerations that are primarily based on customers' usage of such services. Revenues under such variable consideration contracts are recognized based on the agreed usage-based fees as the services are rendered during the contract term.

        We are subject to VAT at a rate of 6% on the IDC services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. During the periods presented, we were not subject to business tax on the services we provide.

        We consider our customers to be the end users of our data center services. We may enter into contracts directly with our end user customers or through intermediate contracting parties. We have in the past derived, and believe that we will continue to derive, a significant portion of our total net revenue from a limited number of customers. We had one end user customer that generated 25.2% of our total net revenue in 2017 and two end user customers that generated 27.0% and 17.4% of our total net revenue, respectively, in 2018. We have three end user customers that generate 28.0%, 18.9% and 11.3% of our net revenue in the nine months ended September 30, 2019. No other end user customer accounted for 10% or more of our total net revenue during those periods. We expect our net revenue will continue to be highly dependent on a limited number of end user customers who account for a large percentage of our total area committed. As of September 30, 2019, we had three end user customers who accounted for 29.5%, 22.5% and 11.4%, respectively, of our total area committed.

Cost of Revenue

        Our cost of revenue consists primarily of utility costs, depreciation of property and equipment, rental costs, labor costs and others. Utility costs refer primarily to the cost of power needed to carry out our data center services. Depreciation of property and equipment primarily relates to depreciation of data center property and equipment, such as assets acquired under finance leases, leasehold improvements to data centers and other long-lived assets. Rental costs relate to the data center space we lease and use in providing services to our customers. Labor costs refer to compensation and benefit expenses for our engineering and operations personnel. These costs are largely fixed costs other than utility costs, for which there is a portion that varies proportionally to each customer's power and utility consumption and a fixed portion consisting of a monthly power commitment fee. When a new data center comes into service, we mainly incur a level of fixed utility costs that are not directly correlated with net revenue.

        We expect that our cost of revenue will continue to increase as our business expands and we expect that utility costs, depreciation and amortization and rental costs will continue to comprise the largest portion of our cost of revenue. In addition, in any given period, the increase in our cost of revenue may also outpace the growth of our net revenue depending on the timing of the development of our data centers, our ability to secure customer contracts and the utilization rate of our data centers during the period. While we strive to both secure customer commitments to our data center services so that the most data center space will be utilized as possible and also to minimize the time as to when our data center area becomes operational and the customer occupies that area, these timing differences may result in fluctuation of our cost of revenue as a percentage of our net revenue between periods.

Operating Expenses

        Our operating expenses consist of selling and marketing expenses, general and administrative expenses, and research and development expenses. The following sets forth our selling and marketing expenses, general and administrative expenses and research and development expenses, both in an absolute amount and as a percentage of net revenue, for the periods indicated.

	Year Ended December 31,							Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	% of Net Revenue	RMB	% of Net Revenue	RMB	US$	% of Net Revenue	RMB	% of Net Revenue	RMB	US$	% of Net Revenue
	(in thousands, except for percentages)
Selling and marketing expenses	71,578	6.8	90,118	5.6	110,570	15,469	4.0	78,301	4.0	90,233	12,624	3.0
General and administrative expenses	227,370	21.5	228,864	14.2	329,601	46,113	11.8	238,940	12.2	290,527	40,646	9.9
Research and development expenses	9,100	0.9	7,261	0.4	13,915	1,947	0.5	9,191	0.4	15,032	2,103	0.5

Total operating expenses	308,048	29.2	326,243	20.2	454,086	63,529	16.3	326,432	16.6	395,792	55,373	13.4

Selling and Marketing Expenses

        Our selling and marketing expenses consist primarily of compensation, including share-based compensation, and benefit expenses for our selling and marketing personnel, business development and promotion expenses and office and traveling expenses. As our business grows, we intend to increase the headcount of our selling and marketing staff and to continue to pursue aggressive branding and marketing campaigns and, as a result, our sales and marketing expenses are expected to increase.

General and Administrative Expenses

        Our general and administrative expenses consist primarily of compensation, including share-based compensation, and benefit expenses for management and administrative personnel, start-up costs incurred prior to the operation of new data centers, depreciation and amortization, office and traveling expenses, professional fees and other fees. Depreciation relates primarily to our office equipment and facilities used by our management and staff in the administrative department. Start-up costs consist of costs incurred prior to commencement of operations of a new data center, including rental costs incurred pursuant to operating leases of buildings during the construction of leasehold improvements and other miscellaneous costs. Professional fees relate primarily to audit and legal expenses. We expect our general and administrative expenses to increase as we continue to increase our staff and office space as our business grows.

        In addition, as a public company, we have incurred increasing legal, accounting and other expenses, including costs associated with public company reporting requirements. We have also incurred costs in order to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations implemented by the SEC and Nasdaq. We expect that such compliance, together with the growth and expansion of our business, will cause our general and administrative expenses to increase.

Research and Development Expenses

        Research and development expenses consist primarily of compensation and benefit expenses for our research and development personnel.

Share-Based Compensation

        The table below shows the effect of the share-based compensation expenses on our cost of revenue and operating expense line items, both in an absolute amount and as a percentage of net revenues, for the periods indicated.

	Year Ended December 31,							Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	% of Net Revenue	RMB	% of Net Revenue	RMB	US$	% of Net Revenue	RMB	% of Net Revenue	RMB	US$	% of Net Revenue
	(in thousands, except for percentages)
Cost of revenue	2,114	0.2	9,941	0.6	18,008	2,519	0.6	10,499	0.5	28,818	4,032	1.0
Selling and marketing	6,590	0.6	18,390	1.1	25,213	3,527	0.9	16,441	0.8	24,963	3,492	0.8
General and administrative	55,409	5.2	30,866	1.9	61,707	8,633	2.2	43,505	2.2	59,452	8,318	2.0
Research and development	52	0.0	646	0.1	949	133	0.1	500	0.1	1,587	222	0.1

Total share-based compensation expenses	64,165	6.0	59,843	3.7	105,877	14,812	3.8	70,945	3.6	114,820	16,064	3.9

        We incurred higher share-based compensation expenses in the nine months ended September 30, 2019 as compared to the same period in 2018 due to grants of 12,941,952 restricted shares in August 2018 and 14,314,160 restricted shares in August 2019, respectively, to employees, officers and directors. We expect to continue to grant share options, restricted shares and other share-based awards under our share incentive plans and incur further share-based compensation expenses in future periods.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the fiscal years ended December 31, 2016, 2017, and 2018 and the nine months ended September 30, 2018 and 2019. This information should be read together with our audited consolidated financial statements as of and for the fiscal years ended December 31, 2016, 2017 and 2018 and our unaudited condensed consolidated financial statements as of September 30, 2019 and for the nine months ended September 30, 2018 and 2019 and related notes contained elsewhere in or incorporated by reference into this prospectus supplement. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,							Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Consolidated Statements of Operations Data
Net Revenue	1,055,960	100.0	1,616,166	100.0	2,792,077	390,626	100.0	1,962,556	100.0	2,943,218	411,771	100.0
Cost of revenue	(790,286)	(74.8)	(1,207,694)	(74.7)	(2,169,636)	(303,543)	(77.7)	(1,530,253)	(78.0)	(2,195,215)	(307,122)	(74.6)
Gross profit	265,674	25.2	408,472	25.3	622,441	87,083	22.3	432,303	22.0	748,003	104,649	25.4
Operating expenses
Selling and marketing expenses	(71,578)	(6.8)	(90,118)	(5.6)	(110,570)	(15,469)	(4.0)	(78,301)	(4.0)	(90,233)	(12,624)	(3.0)
General and administrative expenses	(227,370)	(21.5)	(228,864)	(14.2)	(329,601)	(46,113)	(11.8)	(238,940)	(12.2)	(290,527)	(40,646)	(9.9)
Research and development expenses	(9,100)	(0.9)	(7,261)	(0.4)	(13,915)	(1,947)	(0.5)	(9,191)	(0.4)	(15,032)	(2,103)	(0.5)
(Loss) Income from operations	(42,374)	(4.0)	82,229	5.1	168,355	23,554	6.0	105,871	5.4	352,211	49,276	12.0
Other income (expenses):
Net interest expense	(263,164)	(24.9)	(406,403)	(25.1)	(636,973)	(89,116)	(22.8)	(434,480)	(22.1)	(682,061)	(95,424)	(23.2)
Foreign currency exchange gain (loss), net	18,310	1.7	(12,299)	(0.8)	20,306	2,841	0.8	19,979	1.0	(5,554)	(777)	(0.2)
Others, net	2,501	0.2	3,497	0.2	8,653	1,211	0.3	5,709	0.3	9,122	1,276	0.3
Loss before income taxes	(284,727)	(27.0)	(332,976)	(20.6)	(439,659)	(61,510)	(15.7)	(302,921)	(15.4)	(326,282)	(45,649)	(11.1)
Income tax benefits (expenses)	8,315	0.8	6,076	0.4	9,391	1,314	0.3	(4,436)	(0.3)	(12,139)	(1,698)	(0.4)
Net loss	(276,412)	(26.2)	(326,900)	(20.2)	(430,268)	(60,196)	(15.4)	(307,357)	(15.7)	(338,421)	(47,347)	(11.5)

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Net Revenue

        Our net revenue increased by 50.0% to RMB2,943.2 million (US$411.8 million) in the nine months ended September 30, 2019 from RMB1,962.6 million in the same period in 2018. This increase was due to an increase in service revenue of RMB1,004.5 million, partially offset by a decrease in IT equipment sales of RMB23.9 million. The increase in service revenue consisted of an increase in revenue from colocation services of RMB894.8 million and an increase in revenue from managed services and other services of RMB109.7 million. These increases in service revenue were mainly due to (i) an increase in area utilized from 100,679 sqm as of September 30, 2018 to 137,820 sqm as of September 30, 2019 as customers with commitments moved into the data center area, (ii) the signing of new service contracts by customers who commenced utilizing services during the period, and (iii) the commencement of operations of four new data centers in Shanghai and Beijing since September 30, 2018.

Cost of Revenue

        Our cost of revenue increased by 43.5% to RMB2,195.2 million (US$307.1 million) in the nine months ended September 30, 2019 from RMB1,530.3 million in the same period in 2018. This increase was primarily due to an increase of 45.4% in utility costs to RMB675.1 million (US$94.5 million) in the nine months ended September 30, 2019 from RMB464.4 million in the same period in 2018, and an increase of 65.6% in depreciation and amortization costs to RMB771.3 million (US$107.9 million) in the nine months ended September 30, 2019 from RMB465.6 million in the same period in 2018. Increases in both utility costs and depreciation and amortization costs were largely a result of an increase in new data center facilities. In addition, the increase in cost of revenue was due to (i) an increase of RMB19.0 million in rental expense for operating lease and service fees for third party data centers, (ii) an increase in personnel costs of RMB33.7 million and share-based compensation of RMB18.3 million in connection with more data centers coming into service, (iii) an increase of RMB8.8 million for network cost, and (iv) an increase of RMB88.3 million for maintenance, outsourcing and other costs. The increase was partially offset by a decrease in cost of equipment sold of RMB19.6 million. Cost of revenue as percentage of net revenue slightly decreased to 74.6% in the nine months ended September 30, 2019 from 78.0% in the same period in 2018.

Operating Expenses

        Our total operating expenses increased by 21.2% to RMB395.8 million (US$55.4 million) in the nine months ended September 30, 2019 as compared to RMB326.4 million in the same period in 2018, primarily due to an increases in personnel costs of RMB12.1 million, in office and traveling expenses of RMB14.5 million and in share-based compensation expenses of RMB25.6 million. Our total operating expenses as a percentage of our net revenue decreased to 13.4% in the nine months ended September 30, 2019 from 16.6% in the same period in 2018.

        Selling and Marketing Expenses.    Our selling and marketing expenses increased by 15.2% to RMB90.2 million (US$12.6 million) in the nine months ended September 30, 2019 from RMB78.3 million in the same period in 2018. This increase was primarily attributable to (i) an increase in share-based compensation expenses of RMB8.5 million, and (ii) an increase in personnel costs of RMB6.0 million, related to bonuses and the hiring of sales personnel.

        General and Administrative Expenses.    Our general and administrative expenses increased by 21.6% to RMB290.5 million (US$40.6 million) in the nine months ended September 30, 2019 from RMB238.9 million in the same period in 2018. This increase was primarily a result of (i) an increase in share-based compensation expenses of RMB15.9 million, (ii) an increase in personnel costs of RMB4.3 million, (iii) an increase in office and traveling expenses of RMB14.5 million, (iv) an increase in directors' fees of RMB2.3 million, (v) an increase in other taxes of RMB10.1 million, and (vi) an increase in depreciation and amortization expenses of RMB5.6 million due to the expansion of our business.

        Research and Development Expenses.    Our research and development expenses increased by 63.6% to RMB15.0 million (US$2.1 million) in the nine months ended September 30, 2019 from RMB9.2 million in the same period in 2018, primarily due to an increase in research and development projects to enhance our existing operations.

Other Income (Expenses)

        Net Interest Expenses.    Our net interest expenses increased by 57.0% to RMB682.1 million (US$95.4 million) in the nine months ended September 30, 2019 from RMB434.5 million in the same period in 2018. This increase was primarily a result of an increase of indebtedness.

        Foreign Currency Exchange (Loss) Gain, net.    Changes in currency rates resulted in a loss of RMB5.6 million (US$0.8 million) in the nine months ended September 30, 2019 as compared to a gain of RMB20.0 million in the same period in 2018, primarily due to the depreciation of the Renminbi relative to U.S. dollar.

        Income Tax Expenses.    Income tax expenses increased to RMB12.1 million (US$1.7 million) in the nine months ended September 30, 2019 from RMB4.4 million in the same period in 2018. This increase was primarily due to an increase in the valuation allowance of deferred tax assets.

        Net Loss.    As a result of the foregoing, net loss increased to RMB338.4 million (US$47.3 million) in the nine months ended September 30, 2019 from RMB307.4 million in the same period in 2018.

Liquidity and Capital Resources

        Our primary sources of liquidity have been cash flow from short-term and long-term borrowings, including borrowings from related parties, and issuance of debt and equity securities, including in our initial public offering, follow-on public offerings, private placement, convertible bonds and convertible preferred shares, which have historically been sufficient to meet our working capital and substantially all of our capital expenditure requirements. Historically, we also have had finance lease and other financing obligations. As of September 30, 2019, we had cash of RMB5,752.8 million (US$804.8 million). In addition, as of September 30, 2019, total short-term debt was RMB1,034.7 million (US$144.7 million), comprised of short-term borrowings and the current portion of long-term borrowings of RMB916.6 million (US$128.2 million) and the current portion of finance lease and other financing obligations of RMB118.1 million (US$16.5 million). As of the same date, total long-term debt was RMB14,082.9 million (US$1,970.3 million), comprised of long-term borrowings (excluding current portion) of RMB7,442.0 million (US$1,041.2 million), the non-current portion of finance lease and other financing obligations of RMB4,565.9 million (US$638.8 million) and convertible bonds payable of RMB2,075.0 million (US$290.3 million).

        Based on our current level of operations and available cash, including the proceeds we received from our initial public offering, follow-on public offering and offering of convertible bonds and convertible preferred shares, we believe our available cash and cash flows from operations will provide sufficient liquidity to fund our current obligations, projected working capital requirements, debt service requirements and capital spending requirements at least for the next 12 months. However, we may require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to selectively pursue. If our existing cash resources are insufficient to meet our requirements, we may seek to sell equity or equity-linked securities, debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would result in additional dilution to our shareholders. The incurrence of indebtedness and issuance of debt securities would result in debt service obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we were unable to obtain additional equity or debt financing as required, our business, operations and prospects and our ability to maintain our desired level of revenue growth may suffer materially.

        The following table sets forth a summary of our cash flows for the periods indicated.

	For the Year Ended December 31,				For Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in) provided by operation activities	(128,980)	(167,816)	(12,910)	(1,806)	(124,277)	221,323	30,964
Net cash used in investing activities	(1,147,064)	(2,005,054)	(4,733,050)	(662,178)	(3,040,342)	(2,524,033)	(353,125)
Net cash provided by financing activities	2,128,614	2,355,728	4,876,806	682,290	4,613,206	5,656,923	791,431
Effect of exchange rate changes on cash and restricted cash	55,499	(74,250)	206,302	28,863	211,181	222,878	31,184
Net increase in cash and restricted cash	908,069	108,608	337,148	47,169	1,659,768	3,577,091	500,454
Cash and restricted cash at beginning of period	930,923	1,838,992	1,947,600	272,479	1,947,600	2,284,748	319,648
Cash and restricted cash at end of period	1,838,992	1,947,600	2,284,748	319,648	3,607,368	5,861,839	820,102

Operating Activities

        Cash provided by operating activities was RMB221.3 million (US$31.0 million) in the nine months ended September 30, 2019, primarily due to a net loss of RMB338.4 million (US$47.3 million), adjusted for (i) depreciation and amortization of RMB822.6 million (US$115.1 million), primarily relating to our data center property and equipment, (ii) share-based compensation expenses of RMB114.8 million (US$16.1 million), (iii) amortization of debt issuance cost and debt discount of RMB85.5 million (US$12.0 million), and (iv) changes in operating assets and liabilities. Adjustments for changes in operating assets and liabilities primarily consisted of (i) an increase in accounts receivable of RMB415.7 million (US$58.2 million) due to increased sales, and (ii) an increase in VAT recoverable of RMB222.9 million (US$31.2 million) as a result of the expansion of our business, partially offset by an increase in accounts payables of RMB73.6 million (US$10.3 million) and accrued expenses and other payables of RMB138.8 million (US$19.4 million).

Investing Activities

        Net cash used in investing activities was RMB2,524.0 million (US$353.1 million) in the nine months ended September 30, 2019, which was primarily due to payments for purchase of property and equipment and land use rights of RMB2,460.8 million (US$344.3 million) for the development of our data centers and payments related to acquisitions of RMB63.2 million (US$8.8 million).

Financing Activities

        Net cash provided by financing activities was RMB5,656.9 million (US$791.4 million) in the nine months ended September 30, 2019, which was primarily due to net proceeds from issuance of ordinary shares and redeemable preferred shares of RMB3,971.6 million (US$555.6 million), proceeds from short-term and long-term borrowings, net of issuance cost, of RMB4,318.4 million (US$604.2 million), partially offset by repayment of short-term and long-term borrowings of RMB2,550.0 million (US$356.8 million) and payment under finance lease and other financing obligations of RMB240.3 million (US$33.6 million).

Statutory Reserves

        Under applicable PRC laws and regulations, foreign-invested enterprises in China are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. Pursuant to such laws and regulations, we may pay dividends only out of our after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Further, we are required to allocate at least 10% of our after-tax profits to fund the general reserve until such reserve has reached 50% of our registered capital. In addition, we may also set aside, at our or our Board's discretion, a portion of our after-tax profits to fund the employee welfare and bonus fund. These reserves may only be used for specific purposes and are not distributable to us in the form of loans, advances, or cash dividends.

        As of December 31, 2017, 2018 and September 30, 2019, we had RMB0.2 million, RMB0.6 million (US$0.1 million) and RMB1.0 million (US$0.1 million), respectively, in our statutory reserves.

Capital Expenditures

        We had capital expenditures, including payments related to acquisitions, of RMB2,005.1 million, RMB4,733.1 million (US$662.2 million) and RMB2,524.0 million (US$353.1 million) in 2017, 2018 and the nine months ended September 30, 2019, respectively. Our capital expenditures were primarily for the purchase of equipment as well as land use rights and leasehold-improvement of data centers. Our capital expenditures have been primarily funded by net cash provided by financing activities.

Convertible Bonds and Convertible Notes

        On December 30, 2015 and January 29, 2016, we issued and sold convertible and redeemable bonds due in 2019 in an initial aggregate principal amount of US$150.0 million, which bonds were subscribed by Ping An Insurance and STT GDC, as to US$100.0 million and US$50.0 million, respectively.

        On November 17, 2017, the full principal amount of the outstanding US$150.0 million convertible bonds was voluntarily converted into ordinary shares by Ping An Insurance and STT GDC at a set conversion price of US$1.675262 per ordinary share, or US$13.40 per ADS. Upon conversion of the principal amount of and interest accrued on the convertible bonds, we issued approximately 97.9 million additional Class A ordinary shares, representing 10.4% of our enlarged issued share capital.

        On June 5, 2018, we issued and sold convertible senior notes due in 2025 in an aggregate principal amount of US$300 million, which bear interest at a rate of 2% per year, payable on June 1 and December 1 of each year, beginning on December 1, 2018. The convertible senior notes will mature on June 1, 2025, unless earlier redeemed, repurchased or converted in accordance with their terms. The convertible senior notes may be converted into our ADSs, at the option of the holders, at an initial conversion rate of 19.3865 of our ADSs per US$1,000 principal amount of notes, or approximately 5,815,950 ADSs, representing 46,527,600 Class A ordinary shares, assuming conversion of the entire US$300 million aggregate principal amount at the initial conversion rate.

Loans and borrowings

        As of December 31, 2018 and September 30, 2019, we had short-term borrowings of RMB684.8 million (US$95.8 million) with weighted average interest rate of 7.01%, and RMB296.2 million (US$41.4 million) with weighted average interest rate of 5.82% respectively, and long-term borrowings (including current portion) of RMB5,802.2 million (US$811.8 million) with weighted average interest rate of 7.42%, and RMB8,062.4 million (US$1,128.0 million) with weighted average interest rate of 7.05%, respectively.

        Our company, through one or more of our subsidiaries, entered into secured loan agreements with various financial institutions for project development and working capital purpose with terms ranging from 1 to 13 years.

        More specifically, the terms of these secured loan facility agreements generally include one or more of the following conditions. If any of the below conditions were to be triggered, we could be obligated to notify the lender or repay any loans outstanding immediately or on an accelerated repayment schedule. See "Risk Factors—Risk Factors Relating to Our Business and Industry—Our substantial level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness."

  •
  STT Communications Ltd. ceases to, directly or indirectly, own at least 50.1% of the equity interests of STT GDC;

  •
  STT GDC (a) is not or ceases to, directly or indirectly, be the beneficial owner of at least 25% of the issued share capital of our company, or (b) does not or ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, at least 25% of the votes that may be cast at a meeting of the board of directors (or similar governing body) of our company, or (c) is not or ceases to be the single largest shareholder of our company;

  •
  our company and GDS Investment Company are not or cease to be, directly or indirectly, the legal and beneficial owner of 100% of the equity interests of, and have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to control, GDS Investment Company (in the case of our company), GDS Beijing, GDS Suzhou and the relevant borrowing subsidiaries;

  •
  Mr. William Wei Huang ceases to, directly or indirectly, own at least 99.9% of the equity interests of and have the power to control GDS Beijing or GDS Suzhou. We have obtained all requisite consents from our lenders for the VIE Enhancement pursuant to the relevant facility agreements. Upon completion of the VIE Enhancement and fulfillment of certain other conditions to effect the amendments to those loan facility agreements, this condition will be replaced by "Management HoldCo ceases to, directly or indirectly, own at least 100% of the equity interests of and have the power to control GDS Beijing or GDS Suzhou";

  •
  GDS Beijing, GDS Suzhou and the relevant borrowing subsidiaries cease to, directly or indirectly, be the legal and beneficial owner of 100% of the equity interests of, and have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to control, their consolidated subsidiaries;

  •
  there are changes in the shareholding structure of a principal operating subsidiary of ours, as defined in the relevant loan facility agreement; and

  •
  the IDC license of GDS Beijing or the borrowing subsidiaries, or the authorization by GDS Beijing to one such subsidiary to operate the data center business and provide IDC services under the auspices of the IDC license held by GDS Beijing, is cancelled or fails to be renewed on or before the expiry date.

        There are certain other events in the loan facility agreements the occurrence of which could obligate us to notify the lender or repay any loans outstanding immediately or on an accelerated repayment schedule including, among others, if our borrowing subsidiary fails to use the loan in accordance with the use of proceeds as provided in the loan facility agreement, the borrowing subsidiary violates or fails to perform any of its commitments under the loan facility agreement, or if we are delisted before the maturity date under the relevant loan facility agreement. In addition, the terms of these loan agreements include financial covenants that limit certain financial ratios, such as the interest coverage ratio and gross leverage ratio, during the relevant period, as defined in the agreements. The terms of these loan agreements also include cross default provisions which could be triggered if our company (i) fails to repay any financial indebtedness in an aggregate amount exceeding US$4.5 million, or, in some cases, RMB50 million (US$7.0 million), when due or within any originally applicable grace period; (ii) fails to repay any financial indebtedness or perform any of its obligations under any agreement which could have a material adverse effect on its performance of the loan facility agreements; (iii) fails to repay any financial indebtedness raised with any financial institution; or (iv) fails to perform any loan facility agreement with any financial institution which could result in immediate or accelerated repayment of the financial indebtedness or downgrading of the borrowing subsidiary by any credit rating agency administered by the PBOC in accordance with the regulations promulgated by PBOC governing loan market rating standards. As of September 30, 2019, our company was in compliance with all of the abovementioned covenants.

        As of September 30, 2019, we had total working capital and project financing credit of RMB10,890.4 million (US$1,523.6 million) from various financial institutions, of which the unused amount was RMB2,318.7 million (US$324.4 million). As of September 30, 2019, we had drawn down RMB8,571.7 million (US$1,199.2 million) under these loan facilities, of which RMB296.2 million (US$41.4 million) was recorded in short-term loans and borrowings and RMB8,062.4 million (US$1,128.0 million), net of debt issuance costs of RMB213.1 million (US$29.8 million), was recorded in long-term loans and borrowings, respectively. Drawdowns from these credit facilities are subject to the approval of the relevant lending financial institution and are subject to the terms and conditions of each loan agreement.

        Below is a summary of the key material terms of the abovementioned secured borrowings:

Data Centers	Facility Type	Facility Amount as of September 30, 2019 (RMB (US$) Million)	Drawdown Amount as of September 30, 2019(b) (RMB (US$) Million)	Interest Rate	Date of Original Facility Agreement	Final Facility Maturity Date
KS1	Term Loan	106.9(15.0)	106.9(15.0)	PBOC over 5 years	July 2009	December 2022
	3rd Party Financing	180.0(25.2)	180.0(25.2)	Fixed at 9.7%	November 2017	January 2023
KS2-3	Term Loan	568.0(79.5)	96.3(13.5)	LPR(C) 1 year+0.59%	June 2019	July 2027
SH1-3	Term Loan	288.6(40.4)	288.6(40.4)	PBOC over 5 years	June 2019	June 2027
	Term Loan	540.0(75.5)	540.0(75.5)	PBOC over 5 years	June 2019	June 2027
SH5	Term Loan	100.0(14.0)	100.0(14.0)	PBOC over 5 years*120%	December 2017	December 2027
SH6-7	Term Loan	231.0(32.3)	231.0(32.3)	Fixed at 6.8%	September 2018	June 2023
	Term Loan	282.0(39.5)	76.0(10.6)	PBOC 1 to 5 years*143%	September 2018	June 2022
	Revolving Credit Facility(a)	80.0(11.2)	2.0(0.3)	PBOC 1 year*130%	September 2018	June 2023
SH8	Term Loan	220.0(30.8)	220.0(30.8)	PBOC over 5 years*110%	July 2018	August 2028
SH9-10	Term Loan	278.0(38.9)	278.0(38.9)	Fixed at 6.3%	January 2019	January 2024
	Revolving Credit Facility(a)	31.0(4.3)	2.8(0.4)	Fixed at 6.3%	January 2019	January 2024
SH11	Term Loan	191.8(26.8)	191.8(26.8)	PBOC 1 to 5 years*135%	August 2018	August 2023
	Revolving Credit Facility(a)	28.0(3.9)	3.6(0.5)	PBOC 1 year*135%	August 2018	August 2023
NT1	Term Loan	100.0(14.0)	46.2(6.5)	PBOC 1 year*140%	August 2019	August 2020
	Term Loan	10.0(1.4)	—	PBOC 1 year*140%	August 2019	August 2020
BJ1-3	Term Loan	545.3(76.3)	545.3(76.3)	PBOC over 5 years	September 2019	September 2027
	Term Loan	62.0(8.7)	62.0(8.7)	PBOC over 5 years	September 2019	September 2027
BJ5	Term Loan	484.0(67.7)	480.2(67.2)	Fixed at 6.3%	December 2018	December 2023
	Revolving Credit Facility(a)	60.0(8.4)	60.0(8.4)	Fixed at 6.3%	December 2018	December 2023
BJ6	Term Loan	318.0(44.5)	102.1(14.3)	PBOC 1 to 5 years*130%	August 2019	August 2024
	Revolving Credit Facility(a)	23.0(3.2)	2.4(0.3)	PBOC 1 year*130%	August 2019	August 2024
HB1-4	Term Loan	754.0(105.5)	707.4(99.0)	PBOC 1 to 5 years*130%	March 2019	March 2024
	Term Loan	246.0(34.4)	27.2(3.8)	PBOC 1 to 5 years*130%	March 2019	March 2024
	Revolving Credit Facility(a)	30.0(4.2)	7.1(1.0)	PBOC 1 year*130%	March 2019	March 2024
GZ1	Term Loan	157.5(22.0)	157.5(22.0)	PBOC over 5 years*132%	November 2018	November 2025
GZ2	Term Loan	128.0(17.9)	128.0(17.9)	PBOC 1 to 5 years*130%	November 2017	November 2022
	Revolving Credit Facility(a)	20.0(2.8)	—	PBOC 1 year*130%	November 2017	November 2022
GZ3	Term Loan	393.8(55.1)	393.8(55.1)	PBOC 1 to 5 years*130%	June 2018	June 2023
	Revolving Credit Facility(a)	41.0(5.7)	19.9(2.8)	PBOC 1 year*130%	June 2018	June 2023
SZ1-3	Term Loan	353.8(49.5)	353.8(49.5)	LPR(C) 1 year+2.07%	November 2017	December 2023
SZ5	Term Loan	601.3(84.1)	601.3(84.1)	Fixed at 6.3%	June 2017	December 2023
	Term Loan	305.8(42.8)	256.5(35.9)	Fixed at 6.3%	June 2017	December 2023
	Revolving Credit Facility(a)	60.0(8.4)	8.2(1.1)	Fixed at 6.3%	June 2017	December 2023
CD1-2	Term Loan	1,010.0(141.3)	845.0(118.2)	PBOC over 5 years+2.45%	December 2017	December 2024
Corporate	Term Loan	30.0(4.2)	30.0(4.2)	Fixed at 5.7%	March 2018	March 2020
	Term Loan	30.0(4.2)	30.0(4.2)	Fixed at 5.7%	May 2018	May 2020
	Term Loan	30.0(4.2)	30.0(4.2)	LPR(C) 1 year+0.95%	February 2019	December 2019
	Term Loan	20.0(2.8)	20.0(2.8)	Fixed at 5.7%	March 2019	March 2020
	Term Loan	14.0(2.0)	14.0(2.0)	LPR(C) 1 year+0.95%	April 2019	April 2020
	Term Loan	20.0(2.8)	20.0(2.8)	Fixed at 5.7%	May 2019	May 2020

Data Centers	Facility Type	Facility Amount as of September 30, 2019 (US$ Million)	Drawdown Amount as of September 30, 2019(b) (US$ Million)	Interest Rate	Date of Original Facility Agreement	Final Facility Maturity Date
GZ2	Term Loan	19.5	19.5	4.25%+Libor 3M	October 2017	April 2021
Corporate	Term Loan	100.0	100.0	4.85%+Libor 3M	April 2018	April 2021

Data Centers	Facility Type	Facility Amount as of September 30, 2019 (HKD (US$) Million)	Drawdown Amount as of September 30, 2019(b) (HKD (US$) Million)	Interest Rate	Date of Original Facility Agreement	Final Facility Maturity Date
HK1	Term Loan	308.0(38.9)	308.0(38.9)	1.875%+Hibor 3M	March 2019	March 2023
	Term Loan	439.3(55.4)	1.0(0.1)	1.875%+Hibor 3M	March 2019	March 2023
	Term Loan	296.4(37.4)	57.6(7.3)	1.875%+Hibor 3M	March 2019	March 2023

Notes:

(a)
Revolving Credit Facility allows our company to borrow, repay and reborrow over its term.

(b)
Drawdown amount does not deduct debt issuance costs of RMB213.1 million (US$29.8 million) in total.

(c)
LPR refers to Loan Prime Rate.

Research and Development, Patents and Licenses, etc.

Sourcing and Development

        See "Item 4. Information on the Company—B. Business Overview—Data Center Sourcing and Development" in our annual report on Form 20-F for the fiscal year ended December 31, 2018.

Intellectual Property

        See "Item 4. Information on the Company—B. Business Overview—Technology and Intellectual Property" in our annual report on Form 20-F for the fiscal year ended December 31, 2018.

Trend Information

        Please refer to "—Key Factors Affecting Our Results of Operations" for a discussion of the most recent trends in our services, sales and marketing since the end of 2018. In addition, please refer to such section for a discussion of known trends, uncertainties, demands, commitments or events that we believe are reasonably likely to have a material effect on our net sales and operating revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information to be not necessarily indicative of our future operating results or financial condition.

Tabular Disclosure of Contractual Obligations

        The following table sets forth our contractual obligations as of September 30, 2019:

	Payment due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Short-term borrowings and interests(1)	305,550	305,550	—	—	—
Long-term borrowings and interests(1)	9,929,921	1,177,698	3,843,396	4,125,111	783,716
Finance lease and other financing obligations(2)	8,120,471	417,599	944,147	888,680	5,870,045
Operating lease obligations(2)	644,048	88,903	95,631	82,506	377,008
Capital commitments(3)	1,410,707	1,186,636	148,663	60,126	15,282
Other liabilities(4)	1,036,496	97,448	128,267	90,916	719,865
Total	21,447,193	3,273,834	5,160,104	5,247,339	7,765,916

Notes:

(1)
The interests are calculated using the effective interest rate as of September 30, 2019 for each loan.

(2)
Represent minimum lease payments.

(3)
Capital commitments primarily represent purchases of equipment and maintenance services.

(4)
Other liabilities include consideration payables for the acquisition of SZ5, GZ3 and SH11, and the minimum lease payments for the leases not yet commenced.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

        Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 20 votes per share with respect to the following matters: (i) the election of a simple majority, or six, of our directors; and (ii) any change to our articles of association that would adversely affect the rights of Class B shareholders. As of the date of this prospectus supplement, we had 1,098,292,939 Class A ordinary shares (including 41,594,272 Class A ordinary shares held by JPMorgan Chase Bank, N.A., as depositary, which are reserved for future delivery upon exercise or vesting of share awards granted under our share incentive plans) and 67,590,336 Class B ordinary shares issued and outstanding.

        Unless otherwise indicated, the following table sets forth information concerning the beneficial ownership of our ordinary shares as of November 28, 2019, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own more than 5% of our ordinary shares.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days after November 28, 2019, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. The percentages before and after this offering are calculated excluding the 41,594,272 Class A ordinary shares that are held by JPMorgan Chase Bank, N.A., as depositary, and reserved for future delivery in respect of share awards granted under our share incentive plans. The percentages after this offering are calculated after giving effect to the sale by us of approximately 43,196,544 Class A ordinary shares in the form of ADSs pursuant to this prospectus supplement, at an assumed offering price of US$46.30 per ADS, which was the last reported closing price of our ADSs on December 3, 2019, assuming the underwriters do not exercise their option to purchase additional ADSs.

        The following table does not reflect any Class A ordinary shares in the form of ADSs that may be purchased in this offering by STT GDC, which has indicated an interest in purchasing up to approximately US$103.5 million of ADSs in this offering at the public offering price.

% of Aggregate Voting Power***
									with Class A and Class B Ordinary Shares Voting on a 1:20 Basis****	with Class A and Class B Ordinary Shares Voting on a 1:1 Basis
	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned After This Offering
	Class A		Class B		Class A		Class B
	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Directors and Executive Officers**:
William Wei Huang(1)	*	*	77,291,429	100.0%	*	*	77,291,429	100.0%	54.4%	5.6%
Daniel Newman	*	*	—	—	*	*	—	—	*	*
Jamie Gee Khoo	*	*	—	—	*	*	—	—	*	*
Sio Tat Hiang	*	*	—	—	*	*	—	—	*	*
Satoshi Okada	*	*	—	—	*	*	—	—	*	*
Bruno Lopez	*	*	—	—	*	*	—	—	*	*
Lee Choong Kwong	*	*	—	—	*	*	—	—	*	*
Lim Ah Doo	*	*	—	—	*	*	—	—	*	*
Bin Yu	*	*	—	—	*	*	—	—	*	*
Zulkifli Baharudin	*	*	—	—	*	*	—	—	*	*
Chang Sun	*	*	—	—	*	*	—	—	*	*
Gary J. Wojtaszek	*	*	—	—	*	*	—	—	*	*
Judy Qing Ye	*	*	—	—	*	*	—	—	*	*
Jonathan King	*	*	—	—	*	*	—	—	*	*
Xu Wei	*	*	—	—	*	*	—	—	*	*
Yilin Chen	*	*	—	—	*	*	—	—	*	*
Liang Chen	*	*	—	—	*	*	—	—	*	*
Yan Liang	*	*	—	—	*	*	—	—	*	*
Directors and Executive Officers as a Group(2)	20,205,983	1.9%	77,291,429	100%	20,205,983	1.8%	77,291,429	100%	54.8%	6.4%
Principal Shareholders:
STT GDC(3)	405,922,804	38.4%	—	—	405,922,804	36.9%	—	—	16.3%	33.8%
Ping An Insurance(4)	97,077,720	8.9%	—	—	97,077,720	8.6%	—	—	3.9%	8.1%
EDC Group Limited(5)	—	—	42,975,884	55.6%	—	—	42,975,884	55.6%	34.6%	3.6%

Notes:

*
Beneficially owns less than 1% of our outstanding shares.

**
The business address for our directors and executive officers is at 2/F, Tower 2, Youyou Century Place, 428 South Yanggao Road, Pudong, Shanghai 200127, People's Republic of China.

***
In the computation of the percentages of aggregate voting power, we have included our convertible preferred shares, the holders of which are entitled to (i) vote with the holders of the ordinary shares on all matters submitted for a vote of holders of ordinary shares and (ii) a number of votes per such convertible preferred share equal to the number of Class A ordinary share into which each such convertible preferred share is then convertible at the time of the related record date as if the holders of such convertible preferred shares were holders of Class A ordinary shares.

****
For each person or group included in this column, the percentage of total voting power represents voting power based on all ordinary shares beneficially owned by such person or group, with respect to (i) the election of a simple majority of our directors and (ii) any change to our amended articles of association that would adversely affect the rights of the holders of Class B ordinary shares, at general meetings of our shareholders, where each Class A ordinary share is entitled to one vote per share, and each Class B ordinary share is entitled to 20 votes per share. With respect to any other matters at general meetings of our shareholders, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to one vote, voting together as a combined class, and accordingly, percentages of total voting power on such matters correspond to the percentages in the adjacent column, "% of Aggregate Voting Power with Class A and Class B Ordinary Shares Voting on a 1:1 Basis". Class B ordinary shares are convertible into Class A ordinary shares.

(1)
Consists of (i) 3,286,144 Class B ordinary shares held by Solution Leisure Investment Limited, a limited liability company established in the British Virgin Islands, (ii) 42,975,884 Class B ordinary shares held by EDC Group Limited, a limited liability company established in the British Virgin Islands, (iii) 21,328,308 Class B ordinary shares held by GDS Enterprises Limited, a limited liability company established in the British Virgin Islands, (iv) 9,701,093 of Class B ordinary shares underlying share options exercisable within 60 days after the date of this prospectus supplement held by Treasure Luck Investment Corporation, a limited liability company established in the British Virgin Islands, and (v) 1,610,408 Class A ordinary shares in the form of 201,301 ADSs underlying restricted share units exercisable within 60 days after the date of this prospectus supplement held by Mr. William Wei Huang. Solution Leisure Investment Limited is indirectly wholly owned by a trust of which Mr. Huang's family is the beneficiary. Each of EDC Group Limited and Treasure Luck Investment Corporation is wholly owned by Solution Leisure Investment Limited. GDS Enterprises Limited is indirectly wholly owned by a trust of which Mr. Huang's family is a beneficiary. The registered address of Solution Leisure Investment Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands. EDC Group Limited is further described in footnote 8 below. Mr. William Wei Huang partially exercised his share options and sold 200,000 ADSs (representing 1,600,000 Class A ordinary shares) in June 2019.

(2)
Represents ordinary shares beneficially held by all of our directors and executive officers as a group and ordinary shares issuable upon exercise of options and vesting of restricted share units within 60 days after the date of this prospectus supplement held by all of our directors and executive officers as a group.

(3)
Represents 405,922,804 Class A ordinary shares (directly or in the form of ADSs) owned by STT GDC. STT GDC is wholly-owned by STT Communications Ltd ("STTC"). STTC is wholly-owned by Singapore Technologies Telemedia Pte Ltd ("ST Telemedia"). Each of STT GDC, STTC and ST Telemedia is a company organized under the laws of the Republic of Singapore. The address of the principal business office of STT GDC is 3 Temasek Avenue, #28-01, Centennial Tower, Singapore 039190. The address of the principal business office of each of ST Telemedia and STTC is 1 Temasek Avenue, #33-01, Millenia Tower, Singapore 039192. On November 14, 2017, STT GDC exercised its option to convert, and converted, the convertible bonds in a principal amount of US$50.0 million due December 30, 2019 (the "Convertible Bonds") then held by it, together with interest accrued thereon of US$4,513,889.00, into 32,540,515 Class A ordinary shares, at a conversion price of US$1.675262 per Class A ordinary share pursuant to and in accordance with the terms and conditions of the Convertible Bonds. On January 30, 2018, we completed our public offering of 12,650,000 ADSs, comprising 8,225,000 ADSs offered by us and 4,425,000 ADSs offered by certain selling shareholders, at a public offering price of US$26.00 per ADS (the "January 2018 Offering"). STT GDC purchased an aggregate of 3,009,857 ADSs in the January 2018 Offering at the public offering price. On March 19, 2019, we completed our public offering of 11,940,299 ADSs offered by us, at a public offering price of US$33.50 per ADS (the "March 2019 Offering"). STT GDC purchased an aggregate of 6,373,134 ADSs in the March 2019 Offering at the public offering price. STT GDC has indicated an interest in purchasing up to approximately US$103.5 million of ADSs in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no ADSs to STT GDC, and STT GDC could determine to purchase more, less or no ADSs in this offering. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by STT GDC as they will on any other ADSs sold to the public in this offering. If STT GDC purchases any of these ADSs, the number of Class A ordinary shares beneficially owned by it after this offering, and the percentage of our Class A ordinary shares beneficially owned by it after this offering, will differ from that set forth in the table above. Assuming the purchase of all of these Class A ordinary shares by STT GDC and based on an assumed public offering price of US$46.30 per ADS, the number of Class A ordinary shares beneficially owned by STT GDC after this offering would increase from 405,922,804 to 423,806,172, and the percentage of Class A ordinary shares beneficially owned by STT GDC after this offering would increase to approximately 38.5%.

(4)
Represents (i) 63,369,856 Class A ordinary shares held by Falcon Vision Global Limited ("Falcon"), a company incorporated under the laws of the British Virgin Islands (according to a Schedule 13G jointly filed by Ping An Insurance (Group) Company of China, Ltd., Ping An Life Insurance Company of China, Ltd. and Falcon on March 27, 2019) and (ii) 33,707,864 of Class A ordinary shares with respect to 150,000 convertible preferred shares that are deemed to be beneficially owned by PA Goldilocks Limited ("Goldilocks"), which is indirectly wholly-owned by Ping An Insurance. Falcon is wholly-owned by Ping An Life Insurance Company of China, Ltd. ("Ping An Life") directly. Ping An Life is directly owned and controlled by Ping An Insurance (Group) Company of China, Ltd. ("Ping An Insurance"), a company listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange. Ping An Insurance is a company incorporated under the laws of the People's Republic of China. The address of the principal business office of Falcon is Vistra Corporation Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The address of the principal business office of Ping An Insurance is 15, 16, 17, 18 Floors, Galaxy Development Center, Fu Hua No. 3 Road, Futian District, Shenzhen, Guang Dong Province, People's Republic of China. In March 2019, Goldilocks subscribed for, and we issued to Goldilocks, US$150 million in aggregate principal amount of series A convertible preferred shares which are convertible into Class A ordinary shares of us at the option of Goldilocks, at a conversion rate corresponding to a conversion price of US$35.60 per ADS for an aggregate of approximately 4,213,483 ADSs, representing 33,707,864 Class A ordinary shares, assuming conversion of all of such series A convertible preferred shares at such conversion rate.

(5)
EDC Group Limited is a limited liability company established in the British Virgin Islands wholly owned by Solution Leisure Investment Limited, a limited liability company established in the British Virgin Islands which is indirectly wholly owned by a trust of which the family of Mr. William Wei Huang, our chairman and chief executive officer, is the beneficiary. The registered address of EDC Group Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

        On June 5, 2018, we issued and sold convertible senior notes due in 2025 in an aggregate principal amount of US$300 million, which notes bear interest at a rate of 2% per year, payable on June 1 and December 1 of each year, beginning on December 1, 2018. The convertible senior notes will mature on June 1, 2025, unless earlier redeemed, repurchased or converted in accordance with their terms. The convertible senior notes may be converted into our ADSs, at the option of the holders, at an initial conversion rate of 19.3865 of our ADSs per US$1,000 principal amount of notes, or approximately 5,815,950 ADSs, representing 46,527,600 Class A ordinary shares, assuming conversion of the entire US$300 million aggregate principal amount at the initial conversion rate.

        On March 19, 2019, an affiliate of Ping An Overseas Holdings made a US$150 million equity strategic investment in our company in the form of convertible preferred shares, in reliance upon the exemption from registration provided by Regulation S under the Securities Act. We issued US$150 million in aggregate principal amount of series A convertible preferred shares to it. During the first eight years from their issuance date, the convertible preferred shares accrue a minimum 5.0% per annum dividend, payable quarterly in arrears, in cash or in kind in the form of additional convertible preferred shares, at our option. As of the eighth anniversary of the issuance date, the convertible preferred shares accrue a 7.0% per annum minimum dividend, payable quarterly in arrears, in cash only, which dividend rate will further increase by 50 basis points per quarter thereafter for so long as any convertible preferred shares remain outstanding. The convertible preferred shares are convertible into our Class A ordinary shares at the option of their holder, at a conversion rate corresponding to a conversion price of US$35.60 per ADSs, representing a premium of 13.3% to the volume weighted average price of our ADSs for the 30 trading days immediately preceding the date of signing the definitive agreement, subject to customary anti-dilution adjustments. We have the right to trigger a mandatory conversion at our election, beginning on March 15, 2022, provided certain conditions are met, including our Class A ordinary shares achieving a specified price threshold of 150% of the conversion price for a specified period. Holders will not have any redemption right or put option over the convertible preferred shares, except upon (i) the occurrence of a change of control, or (ii) our ADSs ceasing to be listed for trading on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market. After eight years, we will have certain rights in connection with the redemption of the convertible preference shares at 100% of their face value, plus accrued and unpaid dividends. In addition, for so long as it maintains its shareholding at or above a specified percentage threshold, Ping An Overseas Holdings will have the right to designate one non-voting observer to attend any meetings of our board of directors. The holders of such convertible preferred shares are entitled to (i) vote with the holders of the ordinary shares on all matters submitted for a vote of holders of ordinary shares and (ii) a number of votes per such convertible preferred share equal to the number of Class A ordinary share into which each such convertible preferred share is then convertible at the time of the related record date as if the holders of such convertible preferred shares were holders of Class A ordinary shares. We have also agreed to grant customary registration rights to Ping An Overseas Holdings with respect to the convertible preferred shares and the Class A ordinary shares into which they may be converted.

        Except as stated in the footnotes to the table above, we are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

        Except as otherwise disclosed in this prospectus supplement, none of our existing shareholders has voting rights that differ from the voting rights of other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 DIVIDEND POLICY

        Since our inception, except for the US$50.8 million preference dividend paid to our preferred shareholders upon completion of our initial public offering, of which US$11.4 million was paid in cash and US$39.4 million was paid in the form of 31,490,164 Class A ordinary shares based on the initial public offering price of US$10.00 per ADS and the dividends on our preferred share issued on March 19, 2019, we have not declared or paid any other dividends on our shares. We do not have any present plan to pay any dividends on our Class A ordinary shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        The holder of our convertible preferred shares, i.e., an affiliate of Ping An Overseas Holdings, is entitled to receive cumulative preferred dividends which began to accrue and accumulate from the date the convertible preferred shares were issued, regardless of whether any funds of our company are legally available for the payment of such dividends. The cumulative preferred dividends generally accrue (i) during the first eight years from the issuance date, at a minimum rate of 5% per annum of a specified value for each convertible preferred share, payable quarterly in arrears, in cash or in kind in the form of additional convertible preferred shares, at our option, and (ii) as of the eighth anniversary of the issuance date, at a minimum rate of 7% per annum of a specified value for each convertible share, payable quarterly in arrears, in cash only, which rate shall be further increased by 50 basis points per quarter thereafter for so long as any convertible preferred shares remain outstanding.

        Any other future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

        We are an exempted company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we may rely on dividends distributed by our PRC subsidiaries. Certain payments from our PRC subsidiaries to us may be subject to PRC withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon the closing of this offering, we will have 95,604,762 outstanding ADSs, representing approximately 63.3% of our ordinary shares (or 96,414,697 outstanding ADSs, representing approximately 63.5% of our ordinary shares if the underwriters exercise their option in full to purchase additional ADSs from us)) based on an assumed public offering price of US$46.30 per ADS, the closing price of our ADSs on the Nasdaq Global Market on December 3, 2019. In addition, there are 14,629,096 outstanding share options underlying Class A ordinary shares as of the date of this prospectus supplement. All of these options are vested. As of the date of this prospectus supplement, we also have 33,394,152 restricted shares that have been granted but which are not yet vested or will vest within 60 days after the closing of this offering. Moreover, the holder of our convertible preferred shares, i.e., an affiliate of Ping An Overseas Holdings may, at its option, convert its convertible preferred shares into our Class A ordinary shares at a conversion rate corresponding to a conversion price of US$35.60 per ADS, for an aggregate of approximately 4,213,483 ADSs, representing 33,707,864 Class A ordinary shares, assuming conversion of the entire US$150 million aggregate principal amount of convertible preferred shares at such conversion rate.

        All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable without restriction or further registration under the Securities Act, except for (i) any ADSs held by our "affiliates", and (ii) any ADSs purchased by STT GDC to the extent it is allocated all or a portion of the aggregate of up to US$103.5 million of ADSs that it has indicated an interest in purchasing in this offering, which will be subject to a 90-day lock-up agreement described below. Sales of substantial amounts of our ADSs in the public market could materially and adversely affect prevailing market prices of our ADSs.

Lock-Up and Market Stand-Off Agreements

        We, our directors, executive officers and certain of our other significant shareholders, namely STT GDC and EDC Group Limited, have entered into lock-up agreements prior to the commencement of this offering pursuant to which we and they have agreed, subject to certain exceptions, not to, without the prior written consent of J.P. Morgan Securities LLC, BofA Securities, Inc., RBC Capital Markets, LLC and Haitong International Securities Company Limited, offer, pledge, issue, sell, contract to sell, sell any option or contract to option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 90 days after the date this prospectus supplement becomes effective. After the expiration of the 90-day period, as applicable, the ordinary shares or ADSs held by our directors, executive officers or existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

        As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, ADSs are or will be available for sale in the public market as follows:

  •
  on the date of this prospectus supplement, 88,170,057 of our ADSs (including 5,399,568 ADSs sold in this offering but excluding up to US$103.5 million of ADSs that may be purchased in this offering by STT GDC, which, if purchased, would be subject to the volume and other restrictions of Rule 144 and the lock-up agreement described in the second bullet point) are available for sale in the public market based on an assumed public offering price of $46.30 per ADS, which is the last reported closing price of our ADSs on December 3, 2019; and

  •
  the remaining ordinary shares and ADSs (other than certain ADSs, held by JPMorgan Chase Bank, N.A., as depositary, in respect of share awards granted under of share incentive plans) will become eligible for sale on March 4, 2020 in the public market upon expiration of the lock-up agreements entered into with the underwriters for this offering and from time to time thereafter subject to vesting and, in some cases, to the volume and other restrictions of Rule 144, as described below.

Rule 144

        All of our ordinary shares issued prior to our initial public offering are "restricted shares" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 12,090,798 ordinary shares immediately after this offering; and

  •
  the average weekly trading volume of our ADSs on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in "brokers' transactions" as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of US$50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.

        Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

        Upon closing of this offering, the holders of 297,435,168 of our Class A ordinary shares and 150,000 convertible preferred shares or their respective transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above.

UNDERWRITING

        We are offering the ADSs described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, RBC Capital Markets, LLC, BofA Securities, Inc. and Haitong International Securities Company Limited are acting as joint book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the representatives, on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:

Name	Number of ADSs
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
BofA Securities, Inc.
Haitong International Securities Company Limited

Total

        The underwriters are committed to purchase all the ADSs offered by us if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        STT GDC, one of our major shareholders which is affiliated with, and has the right to appoint, certain of our directors, has indicated an interest in purchasing up to approximately US$103.5 million of ADSs in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to STT GDC and STT GDC could determine to purchase more, less or no ADSs in this offering. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by STT GDC as they will on any other ADSs sold to the public in this offering.

        The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of US$            per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to US$            per ADS from the public offering price. After the initial offering of the ADSs to the public, the offering price and other selling terms may be changed by the underwriters. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

Option to Purchase Additional ADSs

        The underwriters have an option to buy up to an additional US$37.5 million of ADSs from us, to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

Commissions and Expenses

        The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us. The underwriting fee is US$            per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

	Without exercise of option to purchase additional ADSs	With full exercise of option to purchase additional ADSs
Per ADS	US$	US$
Total	US$	US$

        We have also agreed to reimburse the underwriters for certain expenses in connection with this offering in an aggregate amount not exceeding US$35,000. Such reimbursements are deemed underwriting compensation by the Financial Industry Regulatory Authority, Inc.

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$1.5 million.

Electronic Distribution

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Lock-Up Agreements

        We have agreed that, with limited exceptions, we will not (i) offer, pledge, issue, sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our ordinary shares or the ADSs, or securities convertible into or exchangeable or exercisable for any of our ordinary shares or the ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap, hedge or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our ordinary shares, the ADSs or any such other securities, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in our ordinary shares or the ADSs or any such other securities, or publicly disclose the intention to make any such agreement or transaction, whether any of these transactions are to be settled by the delivery of ordinary shares, ADSs or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC, BofA Securities, Inc., RBC Capital Markets, LLC and Haitong International Securities Company Limited for a period of 90 days after the date of this prospectus supplement.

        Our directors, executive officers and certain of our other significant shareholders , namely, STT GDC and EDC Group Limited, shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, BofA Securities, Inc., RBC Capital Markets, LLC and Haitong International Securities Company Limited, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or the ADSs, or any securities convertible into or exercisable or exchangeable for our ordinary shares or the ADSs (including, with limited exceptions, ordinary shares, ADSs or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) or (2) enter into any swap, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or the ADSs, or such other securities, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in our ordinary shares or the ADSs or any such other securities, or publicly disclose the intention to make any such agreement or transaction, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our ordinary shares or the ADSs, or any security convertible into or exercisable or exchangeable for our ordinary shares or the ADSs.

Relationships

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Nasdaq Global Market Listing

        Our ADSs are listed on the Nasdaq Global Market under the symbol "GDS".

Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional ADSs referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over the counter market or otherwise.

        In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Selling Restrictions

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        Canada.    The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        European Economic Area.    In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of ADSs may be made to the public in that Relevant Member State other than:

          A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          B.    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

          C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Relevant Member State of ADSs which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Hong Kong.    The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures (Professional Investor) Rules (Cap. 571D) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

        People's Republic of China.    This prospectus does not constitute a public offer of the ADSs, whether by sale or subscription, in the PRC. The ADSs are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

        Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

            (a)   to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

            (b)   where no consideration is or will be given for the transfer;

            (c)   where the transfer is by operation of law;

            (d)   as specified in Section 276(7) of the SFA; or

            (e)   as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        United Kingdom.    This document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of King & Wood Mallesons.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

        (i) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and (ii) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

        The undertaking for us is for a period of twenty years from June 8, 2004.

People's Republic of China Taxation

        In March 2007, the National People's Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and was most recently amended on December 29, 2018. The Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules of the Enterprise Income Tax Law further defines the term "de facto management body" as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ADSs. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

Material United States Federal Income Tax Considerations

        The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of our ADSs and ordinary shares as of the date hereof. This summary is only applicable to ADSs and ordinary shares held as capital assets by a United States Holder (as defined below).

        As used herein, the term "United States Holder" means a beneficial owner of our ADSs or ordinary shares that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding our ADSs or ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who owns or is deemed to own 10% or more of our stock (by vote or value);

  •
  a partnership or other pass-through entity for United States federal income tax purposes;

  •
  a person required to accelerate the recognition of any item of gross income with respect to our ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

  •
  a person whose "functional currency" is not the United States dollar.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our ADSs or ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or ordinary shares, you should consult your tax advisors.

        This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ADSs or ordinary shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

        If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of any distributions on the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate United States Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on ordinary shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. Our ADSs are listed on the Nasdaq. United States Treasury Department guidance indicates that our ADSs are readily tradable on an established securities market in the United States. Thus, subject to the discussion under "—Passive Foreign Investment Company" below, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market, we do not believe that dividends that we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for these reduced tax rates. There also can be no assurance that our ADSs will continue to be readily tradable on an established securities market in later years. Consequently, there can be no assurance that our ADSs will continue to be afforded the reduced tax rates. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law (see "—People's Republic of China Taxation" above), we may be eligible for the benefits of the income tax treaty between the United States and the PRC, or the Treaty. In that case, dividends we pay on our ordinary shares would be eligible for the reduced rates of taxation whether or not the shares are readily tradable on an established securities market in the United States, and whether or not the shares are represented by ADSs. Non-corporate United States Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

        Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company, or PFIC, in the taxable year in which such dividends are paid or in the preceding taxable year (see "—Passive Foreign Investment Company" below).

        In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. See "—People's Republic of China Taxation." In that case, subject to certain conditions and limitations (including a minimum holding period requirement), PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as foreign-source income and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, as determined under United States federal income tax principles, the distribution ordinarily would be treated, first, as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or ordinary shares), and, second, the balance in excess of adjusted basis ordinarily would be taxed as capital gain recognized on a sale or exchange. However, we do not expect to determine our earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that distributions will generally be reported to the Internal Revenue Service, or IRS, and taxed to you as dividends (as discussed above), even if they might ordinarily be treated as a tax-free return of capital or as capital gain.

Passive Foreign Investment Company

        Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our taxable year ended December 31, 2018 and we do not expect to be a PFIC for our taxable year ending December 31, 2019 or in future taxable years, although there can be no assurance in this regard, since the determination of our PFIC status cannot be made until the end of a taxable year and depends significantly on the composition of our assets and income throughout the year.

        In general, we will be a PFIC for any taxable year in which:

  •
  at least 75% of our gross income is passive income, or

  •
  at least 50% of the value (based on an average of quarterly values) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), as well as gains from the sale of assets (such as stock) that produce passive income, foreign currency gains, and certain other categories of income. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of determining whether we are a PFIC, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. However, it is not entirely clear how the contractual arrangements between us and our consolidated VIEs will be treated for purposes of the PFIC rules. For United States federal income tax purposes, we consider ourselves to own the stock of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the stock of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), that would alter the composition of our income and assets for purposes of testing our PFIC status, and may cause us to be treated as a PFIC.

        The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. The composition of our income and our assets will also be affected by how, and how quickly, we spend the cash raised in our initial public offering. If the cash is not deployed for active purposes, our risk of becoming a PFIC may increase.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and you do not make a timely mark-to-market election, as described below, you will be subject to special—and generally very unfavorable—tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our ADSs or ordinary shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ADSs or ordinary shares (even if we do not qualify as a PFIC in any subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ADSs or ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.

        In certain circumstances, in lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ADSs or ordinary shares provided such ADSs or ordinary shares are treated as "marketable stock." The ADSs or ordinary shares generally will be treated as marketable stock if the ADSs or ordinary shares are "regularly traded" on a "qualified exchange or other market" (within the meaning of the applicable Treasury regulations). Under current law, the mark-to-market election may be available to holders of ADSs as the ADSs are listed on the Nasdaq, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be "regularly traded" for purposes of the mark-to-market election. It should also be noted that only the ADSs and not the ordinary shares are listed on the Nasdaq. Consequently, if you are a holder of ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election.

        If you make an effective mark-to-market election, for each taxable year that we are a PFIC, you will include as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs in a year that we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Your adjusted basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

        A different election, known as the "qualified electing fund" or "QEF" election is generally available to holders of PFIC stock, but requires that the corporation provide the holders with a "PFIC Annual Information Statement" containing certain information necessary for the election, including the holder's pro rata share of the corporation's earnings and profits and net capital gains for each taxable year, computed according to United States federal income tax principles. We do not intend, however, to determine our earnings and profits or net capital gain under United States federal income tax principles, nor do we intend to provide United States Holders with a PFIC Annual Information Statement. Therefore, you should not expect to be eligible to make this election.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        You will generally be required to file IRS Form 8621 if you hold our ADSs or ordinary shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

        For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your adjusted basis in the ADSs or ordinary shares. Subject to the discussion under "—Passive Foreign Investment Company" above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ADSs or ordinary shares for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC source gain. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). You are urged to consult your tax advisors regarding the tax consequences if any PRC tax is imposed on gain on a disposition of our ordinary shares or ADSs, including the availability of the foreign tax credit and the election to treat any gain as PRC source, under your particular circumstances.

Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or other disposition of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS in a timely manner.

        Certain United States Holders are required to report information relating to our ADSs or ordinary shares by attaching a complete Form 8938, Statement of Specified Foreign Financial Assets, with their tax returns for each year in which they hold ADSs or ordinary shares. Significant penalties can apply if you are required to file this form and you fail to do so. You are urged to consult your own tax advisor regarding this and other information reporting requirements relating to your ownership of the ADSs or ordinary shares.

LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities and New York state law. Certain legal matters of United States federal securities and New York state law in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons and for the underwriters by Fangda Partners. Simpson Thacher & Bartlett LLP and Conyers Dill & Pearman may rely upon King & Wood Mallesons with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Fangda Partners with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of GDS Holdings Limited as of December 31, 2017 and 2018, and for each of the years in the three-year period ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2018 consolidated financial statements refers to a change to the Company's method of accounting for revenue recognition in 2018 due to the adoption of ASU No.2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

        The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the internet at the SEC's website at www.sec.gov.

        This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

        Our principal executive offices are located at 2/F Tower 2, Youyou Century Place, 428 South Yanggao Road, Pudong, Shanghai 200127, People's Republic of China. Our telephone number at this address is +86-21-2033-0303. Our registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our telephone number at this address is +1 (345) 949 1040. We also have four regional offices in Suzhou, Beijing, Chengdu and Shenzhen. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

        Our main website is www.gds-services.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 801 2nd Avenue, Suite 403, New York, NY 10017.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2018, originally filed with the SEC on March 13, 2019;

  •
  our current report on Form 6-K, originally furnished to the SEC on December 4, 2019, including exhibits thereto;

  •
  the description of the securities contained in our registration statement on Form 8-A filed on October 20, 2016 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

  •
  any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus; and

  •
  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus supplement.

        Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

GDS Holdings Limited
2/F, Tower 2, Youyou Century Place
428 South Yanggao Road
Pudong, Shanghai 200127
People's Republic of China
+86-21-2033-0303

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

GDS Holdings Limited

CLASS A ORDINARY SHARES

        We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.

        In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class A ordinary shares or ADSs held by them. The selling shareholders may sell shares of our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholders.

        We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled "Plan of Distribution" beginning on page 35 of this prospectus.

        Our ADSs are listed on the Nasdaq Global Market under the symbol "GDS." On January 22, 2018, the last reported sale price of the ADSs on the Nasdaq Global Market was US$26.97 per ADS.

        Our outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. The rights of the holders of our Class A ordinary shares and our Class B ordinary shares are virtually identical other than with respect to voting, conversion and director nomination rights. Each of our Class A and Class B ordinary shares is entitled to one vote per share except that each Class B ordinary share is entitled to 20 votes with respect to (i) the election of a simple majority of our directors and (ii) any change to our articles of association that would adversely affect the rights of the holders of Class B ordinary shares at general meetings of our shareholders. Each Class B ordinary share is convertible at any time into one Class A ordinary share. For so long as there are Class B ordinary shares outstanding, the holders of Class B ordinary shares will also have the right to nominate one less than a simple majority, or five, of the directors to our board of directors, which directors shall be subject to the voting arrangements described above. See "Description of Share Capital."

        Investing in these securities involves a high degree of risk. You should carefully consider the risks and uncertainties discussed under the heading "Risk Factors" included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2018.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or the prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should carefully read this document and the applicable prospectus supplement. You should also read the documents we have referred you to under "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC's website or at the SEC as described under "Where You Can Find More Information About Us." In this prospectus, unless otherwise indicated or unless the context otherwise requires:

  •
  "ADSs" are to our American depositary shares, each of which represents eight Class A ordinary shares, and "ADRs" are to the American depositary receipts that evidence our ADSs;

  •
  "area committed" are to the net floor area of data centers in service for which agreements from customers remain in effect;

  •
  "area held for future development" are to the estimated data center net floor area that we expect to be able to develop on land, at buildings and pursuant to development or lease agreements which we have secured, but which are not under construction;

  •
  "area in service" are to the net floor area of data centers in service for which one or more modules have been equipped and fitted out ready for utilization by customers;

  •
  "area pre-committed" are to the net floor area of data centers under construction for which agreements from customers remain in effect;

  •
  "area utilized" are to the net floor area of data centers in service that is also revenue generating pursuant to customer agreements in effect;

  •
  "area under construction" are to the net floor area of data centers which are under construction and are not yet ready for service;

  •
  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

  •
  "commitment rate" are to the ratio of area committed to area in service;

  •
  "ordinary shares" refers to, collectively, our Class A ordinary shares and Class B ordinary shares, par value US$0.00005 per share;

  •
  "pre-commitment rate" are to the ratio of area pre-committed to area under construction;

  •
  "RMB" or "Renminbi" are to the legal currency of China;

  •
  "self-developed data centers" are to data centers that we have either purpose-built, acquired while under construction and completed, or converted from existing buildings to fit our standards;

  •
  "sqm" are to square meters;

  •
  "third party data centers" are to data center net floor area that we lease on a wholesale basis from other data center providers and use to provide data center services to our customers;

  •
  "US$," "U.S. dollars," or "dollars" are to the legal currency of the United States;

  •
  "utilization rate" are to the ratio of area utilized to area in service; and

  •
  "we," "us," "our company" and "our" are to GDS Holdings Limited and its subsidiaries and consolidated affiliated entities, as the context requires.

        Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares exclude Class A ordinary shares issuable upon the exercise of outstanding options with respect to our ordinary shares under our share incentive plans.

        We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. We have based these forward-looking statements on our current expectations and projections about future events. The forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" included in documents we file from time to time with the SEC, including our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (incorporated by reference herein). In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included or incorporated by reference in this prospectus relate to, among others:

  •
  our goals and strategies;

  •
  our expansion plans;

  •
  our future business development, financial condition and results of operations;

  •
  the expected growth of the data center and cloud services market;

  •
  our expectations regarding demand for, and market acceptance of, our services;

  •
  our expectations regarding keeping and strengthening our relationships with customers; and

  •
  general economic and business conditions in the regions where we operate.

        In addition, any projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the heading "Risk Factors" included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events or information as of the date on which the statements are made in this prospectus or the date of the incorporated document, as applicable. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

 OUR COMPANY

        We are a leading developer and operator of high-performance data centers in China. Our facilities are strategically located in China's primary economic hubs where demand for high-performance data center services is concentrated. Our data centers have large net floor area, high power capacity, density and efficiency, and multiple redundancy across all critical systems. We are carrier and cloud neutral, which enables our customers to connect to all major PRC telecommunications carriers, and to access a number of the largest PRC cloud service providers, whom we host in our facilities. We offer colocation and managed services, including direct private connection to major cloud platforms. We have a 17-year track record of service delivery, successfully fulfilling the requirements of some of the largest and most demanding customers for outsourced data center services in China. Our base of approximately 500 customers consists predominantly of hyper-scale Cloud service providers, large Internet companies, financial institutions, telecommunications and IT service providers, and large domestic private sector and multinational corporations. As of September 30, 2017, we had an aggregate net floor area of 77,832 sqm in service, 89.8% of which was committed, and an aggregate net floor area of 37,478 sqm under construction, 34.6% of which was pre-committed.

        We believe the market for high-performance data center services in China is experiencing strong growth. Demand is driven by the confluence of several secular economic and industry trends, including: rapid growth of the Internet, e-commerce, e-payments and big data; rising adoption of Cloud computing and server virtualization, which requires data centers with higher power capacity, density and efficiency; increasing criticality of information technology and data in the enterprise environment which requires data centers with higher reliability; and growing reliance by enterprises on outsourcing as a solution to the increasing complexity and cost of managing mission-critical IT infrastructure. We believe that, as a result of this strong demand and the challenges of sourcing, developing and operating new facilities that meet the required standard, there is a relative scarcity of high-performance data center capacity in China. In addition to our core markets, we have recently commenced construction of build-to-suit data centers for one of our largest customers, Alibaba, at a low-cost location in North China.

        Our portfolio of data centers and secured expansion capacity are strategically located to address this growing demand. We operate our data centers to service our customers predominantly in Shanghai, Beijing, Shenzhen, Guangzhou, Chengdu and Hong Kong, the primary financial, commercial, industrial and communications hubs in each region of China. Our data centers are located in close proximity to the corporate headquarters and key operation centers of many large enterprises, providing convenient access for our customers. Furthermore, the extensive multi-carrier telecommunications networks in these markets enable our customers to enhance the performance and lower the cost of connectivity to our facilities.

        Our data centers are large-scale, highly reliable and highly efficient facilities that provide a flexible, modular and secure operating environment in which our customers can house, power and cool the computer systems and networking equipment that support their mission-critical IT infrastructure. We install large power capacity and optimize power usage efficiency, which enables our customers to deploy their IT infrastructure more efficiently and reduce their operating and capital costs. As a result of our advanced data center design, high technical specifications and robust operating procedures, we are able to make service level commitments related to service availability and other key metrics that meet our customers' required standards.

        We currently serve approximately 500 customers, including large Internet companies, a diverse community of approximately 250 financial institutions, telecommunications and IT service providers and large domestic private sector and multinational corporations, many of which are leaders in their respective industries. Within our customer base, we host a number of major cloud platforms, including Ali Cloud and Tencent Cloud, which are each present in several of our data centers. Contracts with our large Internet and hyper-scale cloud customers have terms of three to ten years, while contracts with our enterprise customers typically have terms of one to five years.

 CORPORATE INFORMATION

        Our principal executive offices are located at 2/F Tower 2, Youyou Century Place, 428 South Yanggao Road, Pudong, Shanghai 200127, People's Republic of China. Our telephone number at this address is +86-21-2033-0303. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our telephone number at this address is +1 (345) 949 1040. We also have six regional offices in Suzhou, Beijing, Chengdu, Shenzhen, Guangzhou and Hong Kong. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

        Our main website is www.gds-services.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 801 2nd Avenue, Suite 403, New York, NY 10017.

        As a foreign private issuer, we are exempt under the Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

        As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) December 31, 2021; (c) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

 RISK FACTORS

        Any investment in our securities involves a high degree of risk. You should carefully consider the risk factors discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks and uncertainties discussed under the heading "Risk Factors" in our annual report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision), as amended, of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

        As of the date of this prospectus, our authorized share capital was US$100,100 divided into 2,002,000,000 ordinary shares, comprising 1,800,000,000 Class A ordinary shares, 200,000,000 Class B ordinary shares and 2,000,000 preferred shares, with a par value of US$0.00005 each. As of the date of this prospectus, there are 873,679,337 Class A ordinary shares and 67,590,336 Class B ordinary shares issued, fully-paid and outstanding. All of our ordinary shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

        The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. The following summary is not complete, and you should read our memorandum and articles of association, which were filed with the SEC as Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-213951), originally filed on October 4, 2016, as amended.

Registered Office, Entry Number and Objects

        Our registered office in the Cayman Islands is located at the Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. We were incorporated as an exempted company under the laws of the Cayman Islands in 2006 and our incorporation number is 178332. The memorandum of association provides, inter alia, that the liability of each of the members of our company is limited to the amount from time to time unpaid on such member's shares. The objects for which our company is established are unrestricted, and we shall have full power and authority to carry out any object not prohibited or limited by the Companies Law.

Board of Directors

        See "Item 6. Directors, Senior Management and Employees—C. Board Practices—Duties of Directors" and "Item 6. Directors, Senior Management and Employees—C. Board Practices—Appointment, Nomination and Terms of Directors" in our annual report on Form 20-F for the fiscal year ended December 31, 2016, which item is incorporated by reference in this prospectus.

Ordinary Shares

        General.    All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and to the articles of association.

  Voting Rights.

        Our share capital is currently divided into two classes of shares, namely, ordinary shares and preferred shares. Our outstanding share capital consists of Class A ordinary shares, Class B ordinary shares and preferred shares. Class A ordinary shares and Class B ordinary shares carry equal rights, generally rank pari passu with one another and are entitled to one vote per share at general meetings of shareholders, except for only the following matters at general meetings of shareholders, with respect to which Class B ordinary shares are entitled to 20 votes per share: (i) the election of a simple majority, or six, of our directors; and (ii) any change to our articles of association that would adversely affect the rights of Class B shareholders. With respect to any other matters at general meetings of our shareholders, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to one vote. Class B ordinary shares are convertible into Class A ordinary shares, and will automatically convert into Class A ordinary shares under certain circumstances. Any Class A ordinary shares which Class B shareholders acquire will be converted into Class B ordinary shares. See "Description of Share Capital—Ordinary Shares—Conversion" of our Registration Statement on Form F-1 originally filed with the SEC on October 4, 2016, as amended (File No. 333-213951).

        Voting at any meeting of shareholders is by way of a poll, unless the chairman allows a vote by show of hands on a resolution which relates purely to a procedural or administrative matter. Procedural and administrative matters are those that are not on the agenda of the general meeting and relate to the chairman's duties to maintain the orderly conduct of the meeting or allow the business of the meeting to be properly and effectively dealt with, while affording all shareholders a reasonable opportunity to express their views.

        Pursuant to our amended articles of association the following matters will be subject to ordinary resolution of the shareholders, with Class A ordinary shares and Class B ordinary shares each being entitled to one vote per share: (i) the election of two independent directors nominated by our nominating and corporate governance committee; (ii) any allotment or issuance of any of our shares or securities (in any 12-month period, whether in a single transaction or a series of transactions) equal to 10% or more of our share capital, or 10% or more of our voting power, prior to such allotment or issuance (without regard to any exemption from shareholder approval available under the Nasdaq Stock Market Rules); and (iii) any disposition of all, or 10% or more, of our undertakings or assets, as defined in our amended articles of association.

        Subject to the abovementioned matters at general meetings of shareholders with respect to which Class B ordinary shares are entitled to 20 votes per share, an ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than 75% of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

        Conversion.    Class B ordinary shares are convertible into Class A ordinary shares. All Class B ordinary shares are subject to automatic conversion into Class A ordinary shares on the same business day as the first to occur of the following: (i) Mr. William Wei Huang, our founder, chairman and chief executive officer, collectively ceasing to have beneficial ownership (as such term is interpreted pursuant to applicable U.S. securities laws and rules, regulations and forms promulgated thereunder by the SEC), in aggregate, of not less than five per cent (5%) of our issued and outstanding share capital on an as-converted basis; (ii) the Foreign Investment Law in the form implemented does not require that our VIE entities as it relates to VIE entities be owned or controlled by PRC nationals or entities; (iii) the PRC law no longer requires the conduct of the businesses carried out, or contemplated to be carried out, by us in the PRC, be owned or controlled by PRC nationals or entities; (iv) the promulgation of the Foreign Investment Law as it relates to VIE entities is abandoned by the relevant authorities in the PRC; or (v) the relevant authorities in the PRC approve our VIE structure without the need for our VIE entities to be controlled by PRC nationals or entities; provided, however, that the Class B ordinary shares shall not be automatically converted upon ceasing to constitute five per cent (5%) of our issued and outstanding share capital on an as-converted basis if 75% of the board of directors resolve that such automatic conversion shall, in their opinion, result in our failing to comply with any applicable foreign ownership restrictions under PRC law. Class B shareholders may elect to convert any or all of their Class B ordinary shares into Class A ordinary shares. Each Class B ordinary share is generally convertible into one Class A ordinary share, or at a conversion rate of 1:1. However, if and when the nominal amount of one Class A ordinary share changes by reason of consolidation or sub-division, the applicable conversion rate of Class B ordinary shares into Class A ordinary shares shall equal the quotient of the revised nominal amount, divided by the former nominal amount, of one Class A ordinary share.

  Transfer of Ordinary Shares.

        Subject to the restrictions contained in our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Class B ordinary shares may not be assigned or transferred in whole or in part by a holder or such holder's affiliate. Class B ordinary shares must be converted into Class A ordinary shares prior to any such assignment or transfer.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  the ordinary shares transferred are fully paid and free of any lien in favor of us; and

  •
  any fee related to the transfer has been paid to us; and

  •
  the transfer is not to more than four joint holders.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

        Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption of Ordinary Shares.    Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

        If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares

General Meetings of Shareholders

        Shareholders' meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten clear days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our memorandum and articles of association allows our Class A shareholders (excluding STT GDC and its controlled affiliates) holding shares representing in aggregate not less than one-third of the issued and outstanding Class A ordinary shares of our company (calculated excluding Class A ordinary shares beneficially owned by STT GDC or its controlled affiliates), to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. When STT GDC no longer has any director appointment right as described herein, STT GDC will be eligible for the same right to requisition a shareholder meeting described above on the same terms as other Class A ordinary shareholders, where the one-third of the Class A ordinary shares will then be calculated based upon all Class A ordinary shares issued and outstanding. STT GDC and the Class B shareholders also have the right to requisition a general meeting insofar as is necessary to exercise and protect their respective nomination and appointment rights.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our articles provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See "Where You Can Find More Information About Us."

Changes in Capital

        We may from time to time by ordinary resolution:

  •
  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  sub-divide our existing shares, or any of them into shares of a smaller amount; or

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  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Certain Enumerated Rights under Our Amended Articles of Association

  Appointment Rights

        Our amended articles of association provide that for so long as STT GDC beneficially owns: not less than 25% of our issued and outstanding share capital, they may appoint three directors to our board of directors, including our vice-chairman; less than 25%, but not less than 15%, of our issued and outstanding share capital, they may appoint two directors to our board of directors, including our vice-chairman; and less than 15%, but not less than 8%, of our issued and outstanding share capital, they may appoint one director to our board of directors, including our vice-chairman, none of which appointments will be subject to a vote by our shareholders. Our amended articles of association also provide that for so long as STT GDC has the right to appoint one or more directors to our board of directors, any change in the total number of directors on our board shall require the approval of the director or directors appointed by STT GDC. The above rights of STT GDC may not be amended without the approval of STT GDC.

        Our amended articles of association further provide that for so long as there are Class B ordinary shares outstanding, if any of the directors nominated by or subject to election by Class B shareholders at 20 votes per share (i) is not elected or (ii) ceases to be a director, then the Class B shareholders may appoint an interim replacement for each such director. As of and after such time as there cease to be any Class B ordinary shares outstanding, and for so long as Mr. William Wei Huang beneficially owns not less than 2% of our then issued share capital, Mr. William Wei Huang may appoint one director (which is intended to be Mr. William Wei Huang) to our board of directors. Such appointments will not be subject to a vote by our shareholders. Any person so appointed shall hold office until the next general meeting of our shareholders and be subject to re-nomination and re-election at such meeting.

  Nomination Rights

        Our amended articles of association also provide that for so long as there are Class B ordinary shares outstanding, the Class B shareholders shall have the right to nominate one less than a simple majority, or five, of our directors, all of whom will be subject to a vote at general meetings of our shareholders and with respect to whom Class B ordinary shares will be entitled to 20 votes per share. If any of the directors nominated by or subject to election by the Class B shareholders at 20 votes per share (i) is not elected or (ii) ceases to be a director, then Mr. Huang may appoint another person to serve in the stead of such director. Any person so appointed shall hold office until the next general meeting of our shareholders and be subject to re-nomination and re-election at such meeting.

Exempted Company

        We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

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  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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  an exempted company's register of members is not open to inspection;

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  an exempted company does not have to hold an annual general meeting;

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  an exempted company may issue no par value, negotiable or bearer shares;

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  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  an exempted company may register as a limited duration company; and

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  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently comply with the Nasdaq Stock Market Rules in lieu of following home country practice. The Nasdaq Stock Market Rules require that every company listed on the Nasdaq hold an annual general meeting of shareholders. In addition, our articles of association allow directors to call special meeting of shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

        The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

  Mergers and Similar Arrangements.

        A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  Shareholders' Suits.

        In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

  Indemnification of Directors and Executive Officers and Limitation of Liability.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Anti-Takeover Provisions in the Memorandum and Articles of Association.

        Some provisions of our amended articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

  Directors' Fiduciary Duties.

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

  Shareholder Action by Written Consent

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law provides that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held. However, our articles of association provides that corporate matters may not be resolved or voted upon without a meeting being held.

  Shareholder Proposals.

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Neither Cayman Islands law nor our articles of association allow our shareholders to requisition a shareholders' meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. However, our articles of association require us to call such meetings every year.

  Cumulative Voting.

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

  Removal of Directors.

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed only in accordance with the enumerated appointment and nomination rights provided to certain of our shareholders.

  Transactions with Interested Shareholders.

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

  Dissolution; Winding Up.

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands and our articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

  Variation of Rights of Shares.

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Amendment of Governing Documents.

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

  Rights of Non-Resident or Foreign Shareholders.

        There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

  Directors' Power to Issue Shares.

        Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

        JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest a designated number of Class A ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as a holder of American depository receipts, or ADRs. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

        The depositary's office is located at 4 New York Plaza, Floor 12, New York, NY, 10004.

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the Class A ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the Class A ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

        The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the Class A ordinary shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

        Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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  Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such Class A ordinary shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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  Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

            (i)  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

           (ii)  if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

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  Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

        If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

        Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

        The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

        There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

        The depositary will issue ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such Class A ordinary shares.

        Class A ordinary shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

        The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the Class A ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Class A ordinary shares. The deposited Class A ordinary shares and any such additional items are referred to as "deposited securities".

        Upon each deposit of Class A ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying Class A ordinary shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of Class A ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

        The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

  •
  to receive any distribution on or in respect of shares,

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  to give instructions for the exercise of voting rights at a meeting of holders of shares,

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  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

  •
  to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Class A ordinary shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the Class A ordinary shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying Class A ordinary shares or other deposited securities, to vote or to have its agents vote the Class A ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

        The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

        Additionally, if we make any written communications generally available to holders of our Class A ordinary shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

        The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of Class A ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

        The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing Class A ordinary shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

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  a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

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  a fee of up to U.S.$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

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  an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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  a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Class A ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

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  stock transfer or other taxes and other governmental charges;

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  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of Class A ordinary shares, ADRs or deposited securities;

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  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

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  in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

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  fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

        JPMorgan Chase Bank, N.A. and/or its agent may act as principal for such conversion of foreign currency. For further details see https://www.adr.com.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

        The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

        If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

        By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

  (1)
  amend the form of ADR;

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  distribute additional or amended ADRs;

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  distribute cash, securities or other property it has received in connection with such actions;

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  sell any securities or property received and distribute the proceeds as cash; or

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  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

        The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all Class A ordinary shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such Class A ordinary shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder's name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Class A ordinary shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The issuance of ADRs, the acceptance of deposits of Class A ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Class A ordinary shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw Class A ordinary shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of Class A ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

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  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China (including the Hong Kong Special Administrative Region, the People's Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary's or our respective agents' direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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  it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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  it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

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  it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

        The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People's Republic of China law, rules or regulations or any changes therein or thereto.

        Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

        Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the Class A ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

        The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

        The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

        In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of Class A ordinary shares and (ii) deliver Class A ordinary shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a "pre-release"). The depositary may receive ADSs in lieu of Class A ordinary shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive Class A ordinary shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the "applicant") to whom ADSs or Class A ordinary shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the Class A ordinary shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such Class A ordinary shares or ADSs in its records and to hold such Class A ordinary shares or ADSs in trust for the depositary until such Class A ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such Class A ordinary shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and Class A ordinary shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and Class A ordinary shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the ADR holders (other than the applicant).

Appointment

        In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

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  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

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  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

        The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People's Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

        By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors.

        We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Conyers Dill & Pearman, our counsel as to Cayman Islands law, and King & Wood Mallesons, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

        In addition, Conyers Dill & Pearman has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        King & Wood Mallesons has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. King & Wood Mallesons has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there exists no treaty or other form of reciprocal arrangement between China and the United States governing the recognition and enforcement of judgments as of the date of this registration statement, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty on whether and on what basis a PRC court will recognize or enforce a judgment ruled by a United States court.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

 SELLING SHAREHOLDERS

        Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our Class A ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell shares of our Class A ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our Class A ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

        We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of shares of our ordinary shares beneficially owned by such selling shareholder and the number of our Class A ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We and the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the securities;

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  the net proceeds from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  any offering price to the public;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

Sale through underwriters or dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

        We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

        If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

        Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

        We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

        We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities and New York state law. Certain legal matters of United States federal securities and New York state law in connection with this offering will be passed upon for the underwriters by a law firm or firms named in the applicable prospectus supplement. The validity of the securities offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons and for the underwriters by a law firm or firms named in the applicable prospectus supplement. Simpson Thacher & Bartlett LLP and Conyers Dill & Pearman may rely upon King & Wood Mallesons with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of GDS Holdings Limited as of December 31, 2015 and 2016, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People's Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the Internet at the SEC's website at www.sec.gov.

        Our main website is www.gds-services.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 801 2nd Avenue, Suite 403, New York, NY 10017.

        This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

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  our annual report on Form 20-F for the fiscal year ended December 31, 2016, originally filed with the SEC on April 19, 2017;

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  our current report on Form 6-K furnished to the SEC on January 23, 2018, including exhibits thereto;

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  the description of the securities contained in our registration statement on Form 8-A filed on October 20, 2016 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

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  any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

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  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

GDS Holdings Limited
2/F, Tower 2, Youyou Century Place
428 South Yanggao Road
Pudong, Shanghai 200127
People's Republic of China
+86-21-2033-0303

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.